SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/ /  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section240.14a-11(c) or Section240.14a-12

                                TUMBLEWEED, INC.
 -------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

 -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    (4) Proposed maximum aggregate value of transaction:
    (5) Total fee paid:
/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange  Act
    Rule 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1) Amount Previously Paid:
         (2) Form, Schedule or Registration Statement No.:
         (3) Filing Party:
         (4) Date Filed:

                                TUMBLEWEED, INC.
                                 2301 River Road
                           Louisville, Kentucky 40206

                                October 31, 2003

To the Stockholders of Tumbleweed, Inc.:

You are cordially invited to attend the annual meeting of stockholders of Tumbleweed, Inc. to be held on Friday, November 21, 2003, at 10:00 a.m. at the Ramada Inn, 1041 Zorn Avenue, Louisville, Kentucky.

At this important meeting, you will be asked to vote on a proposed transaction that, if approved, is expected to result in termination of the registration of Tumbleweed's common stock under the federal securities laws and thereby eliminate the significant expense required to comply with the reporting and related requirements under those laws. Commonly referred to as a "going private" transaction, the proposed transaction will reduce the number of stockholders of record to fewer than 300, permitting the Company to file for deregistration of our common stock under federal securities laws. The reduction in the number of stockholders will be accomplished by amending our certificate of incorporation to provide for a reverse 1-for-5,000 stock split followed immediately by a forward 5,000-for-1 stock split of our common stock. The proposed amendments are attached as Annex A to this proxy statement. You will also be asked to elect two Class I directors.

If approved at the annual meeting, the transaction will affect Tumbleweed stockholders as follows:


Stockholder before the transaction             Net effect after the transaction
----------------------------------             --------------------------------
Stockholder holding 5,000 or more shares:      None

Stockholder holding fewer than 5,000 shares:   The stockholder will receive from
                                               Tumbleweed $1.10 in cash, without
                                               interest, per share.

Because Tumbleweed has a large number of stockholders who own less than 5,000 shares, we expect that the number of stockholders of record will be reduced from approximately 900 to approximately 100, while the number of outstanding shares will decrease by only 10% -- a reduction of approximately 600,000 shares from the current 5,916,153 outstanding shares. If the transaction is completed, it is expected that prior to the end of 2003 the remaining stockholders of Tumbleweed will be asked to approve a conversion of Tumbleweed from a Delaware corporation to a Delaware limited liability company through the transfer of Tumbleweed's assets and liabilities to a newly-formed Delaware limited liability company and liquidation of the existing Delaware corporation, Tumbleweed, Inc.

After careful consideration, the board of directors has concluded that the costs associated with being a "public" company are not justified by the benefits in view of our stock's limited trading activity. A special committee of the board has reviewed the proposed transaction and considered its fairness to unaffiliated stockholders who hold fewer than 5,000 shares as well as those holding 5,000 or more shares, received a fairness opinion from its financial advisor with regard to the per share cash amount to be paid to the unaffiliated stockholders in the transaction and recommended that the board approve the transaction. ACCORDINGLY, AFTER CONSIDERING THE RECOMMENDATION OF THE SPECIAL COMMITTEE AND CONDUCTING ITS OWN DELIBERATION WITH RESPECT TO ISSUES IT DEEMED PERTINENT, INCLUDING ALTERNATIVES TO THE TRANSACTION, THE COSTS AND BENEFITS OF REMAINING A PUBLIC COMPANY AND THE FAIRNESS OF THE TRANSACTION TO STOCKHOLDERS, YOUR BOARD OF DIRECTORS BELIEVES THIS TRANSACTION IS IN THE BEST INTERESTS OF TUMBLEWEED AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL. The enclosed proxy statement includes a discussion of the alternatives and factors considered by the board in connection with the board's approval of the transaction. See "Special Factors -- Background of the Transaction" and "Special Factors -- Recommendation of the Board of Directors; Fairness of the Proposed Transaction."

Consummation of the transaction is subject to certain conditions, including the affirmative vote of at least a majority of the shares of Tumbleweed common stock entitled to vote at the annual meeting. It is anticipated that the transaction will become effective at 11:59 p.m. on November 24, 2003 or as soon as reasonably practicable thereafter. Details of the proposed transaction are set forth in the accompanying proxy statement, which we urge you to read carefully in its entirety.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD. IF YOU DO NOT VOTE, IT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE TRANSACTION.

We deeply appreciate your continuing loyalty and support, and we look forward to seeing you at the annual meeting.

                                 Sincerely yours,

                                 /s/ Terrance A. Smith
                                 ---------------------
                                 Terrance A. Smith
                                 President, Chief Executive Officer and Director

                                TUMBLEWEED, INC.
                    Notice of Annual Meeting of Stockholders
                          To be Held November 21, 2003

TO THE STOCKHOLDERS OF TUMBLEWEED, INC.:

Tumbleweed, Inc., a Delaware corporation, will hold its annual meeting of stockholders on November 21, 2003 at 10:00 a.m., Eastern time, at the Ramada Inn, 1041 Zorn Avenue, Louisville, Kentucky, for the following purposes:

  o To consider and vote upon a proposal to amend the certificate of incorporation of Tumbleweed to effect a reverse 1-for-5,000 stock split followed immediately by a forward 5,000-for-1 stock split of Tumbleweed's common stock (the "transaction"). As a result of the transaction, (a) each stockholder owning fewer than 5,000 shares immediately before the effective time of the transaction will receive from Tumbleweed $1.10 in cash, without interest, for each of such stockholder's shares of Tumbleweed common stock; and (b) each share of common stock held by a stockholder owning 5,000 or more shares will continue to represent one share of Tumbleweed common stock after completion of the transaction. The proposed amendments to the certificate of incorporation are attached as Annex A to the accompanying proxy statement;

  o  To elect two Class I directors for a term of three years; and

  o To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

We have fixed the close of business on September 25, 2003 as the record date for determining those stockholders entitled to notice of and to vote at the annual meeting. If your shares are held in the name of a broker, trust or other nominee, you will need a proxy or letter from the broker, trustee or nominee in order to vote personally at the meeting.

The board of directors unanimously recommends that you vote FOR the election of the nominees for directors named in this proxy statement. In addition, the board of directors of Tumbleweed has carefully considered the terms of the proposed transaction and believes that it is fair to, and in the best interests of, Tumbleweed and its stockholders. The board of directors has unanimously approved the transaction and unanimously recommends that you vote FOR the approval of the transaction.

                               By Order of The Board of Directors,

                               /s/   Terrance A. Smith
                               --------------------------------------------
                               Terrance A. Smith
                               President, Chief Executive Officer and Director
Louisville, Kentucky
October 31, 2003

                                 PROXY STATEMENT
                            FOR THE ANNUAL MEETING OF
                                 STOCKHOLDERS OF
                                TUMBLEWEED, INC.


The board of directors of Tumbleweed, Inc. ("Tumbleweed") provides this proxy statement to you to solicit your vote: (1) FOR the approval of the proposed amendments to our certificate of incorporation that will provide for a reverse 1-for-5,000 stock split followed immediately by a forward 5,000-for-1 stock split of Tumbleweed's common stock; and (2) FOR the election of the nominees for director named in this proxy statement.

As permitted under Delaware law, stockholders whose shares are converted into less than one share in the reverse split (meaning they held fewer than 5,000 shares at the effective time of the reverse split) will receive a cash payment from Tumbleweed for their fractional share interests equal to $1.10 cash, without interest, for each share of common stock they held immediately before the reverse split.

Stockholders who own 5,000 or more shares at the effective time of the transaction will not be entitled to receive any cash for their fractional share interests resulting from the reverse split. The forward split that will immediately follow the reverse split will reconvert their whole shares and fractional share interests back into the same number of shares of common stock they held immediately before the effective time of the transaction. As a result, the total number of shares held by such a stockholder will not change after completion of the transaction. We refer to the reverse and forward stock splits, together with the related cash payments to stockholders holding fewer than 5,000 shares, as "the transaction." If Tumbleweed's stockholders approve the transaction:

  o each stockholder holding fewer than 5,000 shares of Tumbleweed common stock at the time of the transaction will receive $1.10 cash, without interest, per share from Tumbleweed; and

  o each stockholder holding 5,000 or more shares at the time of the transaction will continue to hold the same number of shares after completion of the transaction and will not receive any cash payment from Tumbleweed.


After the transaction, Tumbleweed anticipates it will have approximately 100 stockholders of record. In the event that there are fewer than 300 stockholders following the transaction, Tumbleweed intends to file a Form 15 with the Securities and Exchange Commission to deregister its common stock under federal securities laws. As a result, Tumbleweed would no longer be subject to the annual and periodic reporting and related requirements under the federal securities laws that are applicable to public companies. In addition,
Tumbleweed's common stock would cease to be traded on the Nasdaq Small Cap Market and any trading in our common stock after the transaction and deregistration of the common stock would only occur in the "pink sheets" or in privately negotiated sales.

The transaction cannot occur unless the holders of more than a majority of the issued and outstanding shares of Tumbleweed common stock approve the proposed amendments to our certificate of incorporation, attached as Annex A to this proxy statement.

Election of each of the director nominees requires the approval of a plurality of the votes cast in the election. The board of directors has scheduled the annual meeting of stockholders to vote on the transaction and elect two Class I directors as follows:

November 21, 2003 at 10:00 a.m.
Ramada Inn
1041 Zorn Avenue
Louisville, Kentucky

This document provides you with detailed information about the proposed transaction and the director nominees. Please see "Where You Can Find More Information" for additional information about Tumbleweed on file with the Securities and Exchange Commission.

This proxy statement and proxy card are being mailed to stockholders of Tumbleweed beginning on or about October 31, 2003.

                           --------------------------


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS PROPOSED TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Tumbleweed's annual report for the 2002 fiscal year (which is not part of the proxy soliciting material) is being mailed to stockholders with the proxy statement.

Tumbleweed will, upon the written request of any stockholder, furnish without charge a copy of its Annual Report on Form 10-K for the year ended December 29, 2002, and a list of all its exhibits, and its Quarterly Reports for the quarterly periods ended March 23, 2003, June 15, 2003, and September 7, 2003, filed with the Securities and Exchange Commission. Requests for copies should be directed to Investor Relations, Tumbleweed, Inc., 2301 River Road, Suite 200, Louisville, Kentucky 40206.

Whether or not you plan to attend the annual meeting, please complete, date, sign, and return the enclosed proxy card in the enclosed envelope. If you attend the annual meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

                                TABLE OF CONTENTS


SUMMARY TERM SHEET...........................................................-1-
     The Transaction.........................................................-1-
     The Parties.............................................................-2-
     Election of Directors...................................................-3-
     Vote Required; Record Date..............................................-3-
     Reasons for the Transaction.............................................-4-
     Recommendation of the Board of Directors and the Special Committee......-4-
     Position of the Transaction Participants................................-5-
     Background of the Transaction...........................................-5-
     Recent Market Price of Tumbleweed Common Stock and Market Price
         Following Announcement of Proposed Transaction......................-5-
     Effects of the Transaction..............................................-5-
     Fairness Opinion of Financial Advisor...................................-7-
     Conditions to the Completion of the Transaction.........................-7-
     Reservation of Rights...................................................-7-
     Exchange of Certificates................................................-8-
     U.S. Federal Income Tax Consequences....................................-8-
     No Dissenters' Rights...................................................-9-
     Sources of Funds; Financing of the Transaction..........................-9-
     Potential Conflicts of Interest of Executive Officers and Directors.....-9-

QUESTIONS AND ANSWERS ABOUT THE MEETING AND TRANSACTION.....................-10-
     About the Annual Meeting and Voting Procedures.........................-10-
     About the Transaction..................................................-13-

SUMMARY FINANCIAL INFORMATION...............................................-14-
     Summary Historical Financial Information...............................-14-
     Summary Unaudited Pro Forma Financial Information......................-16-

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS.....................-17-

FORWARD LOOKING STATEMENTS..................................................-17-

THE MEETING.................................................................-18-
     General................................................................-18-
     Who Can Vote at the Meeting............................................-18-
     Attending the Meeting..................................................-18-
     Annual Report and Quarterly Reports....................................-18-
     Vote Required..........................................................-18-
     Voting and Revocation of Proxies.......................................-19-
     Solicitation of Proxies................................................-20-
     Recommendation of the Board of Directors...............................-20-

SPECIAL FACTORS.............................................................-20-
     Background of the Transaction..........................................-20-
     Overview...............................................................-27-
     Purpose and Reasons for the Transaction................................-30-
     Recommendation of the Special Committee................................-32-
     Recommendation of the Board of Directors; Fairness of the
         Transaction Proposal...............................................-37-
     Position of Transaction Participants...................................-43-
     Opinion of the Financial Advisor.......................................-44-
     Certain Effects of the Transaction.....................................-47-
     Effect of the Transaction on Stockholders..............................-49-
     Remaining Affiliated Stockholders......................................-50-
     Effects On Unaffiliated Stockholders...................................-51-
     Examples...............................................................-52-
     Interests of Officers and Directors in the Transaction.................-53-
     Conduct of Tumbleweed's Business After the Transaction.................-54-
     Fees and Expenses......................................................-54-
     Anticipated Accounting Treatment.......................................-55-
     U.S. Federal Income Tax Consequences...................................-55-
     The Transaction........................................................-55-
     Regulatory Approvals...................................................-58-
     Dissenters' Rights.....................................................-58-

ANTICIPATED CONVERSION TO LIMITED LIABILITY COMPANY.........................-58-
     General................................................................-58-
     Rights and Obligations of a Stockholder Compared to a Member of the
         Limited Liability Company..........................................-59-
     Form of Interest.......................................................-59-
     Voting.................................................................-59-
     Preemptive Rights......................................................-59-
     Certain Corporate Governance Matters...................................-60-
     Dividends and Distributions............................................-60-
     Liquidation, Dissolution or Winding Up.................................-60-
     Transfer of Shares or Units; Rights of First Refusal and Other Rights..-61-
     Tax Consequences of Conversion to a Limited Liability Company..........-62-

THE PARTIES.................................................................-62-
     The Company............................................................-62-
     The Transaction Participants...........................................-62-

THE PROPOSED AMENDMENT......................................................-63-
     Structure of the Transaction...........................................-63-
     Conversion of Shares in the Transaction................................-64-
     Exchange of Certificates...............................................-66-
     Timing of Closing......................................................-66-

     Conditions to the Completion of the Transaction........................-67-
     Reservation of Rights..................................................-67-

ELECTION OF DIRECTORS.......................................................-67-

DIRECTOR AND DIRECTOR NOMINEE INFORMATION...................................-68-

EXECUTIVE OFFICERS..........................................................-70-

EXECUTIVE COMPENSATION......................................................-70-
     Summary Compensation Table.............................................-71-
     Option Grants in Fiscal 2002...........................................-71-
     Aggregated Option Exercises in Fiscal 2002 and Fiscal Year End Values..-72-

AUDIT COMMITTEE REPORT......................................................-73-
     Audit Fees.............................................................-73-
     All Other Fees.........................................................-73-

COMPENSATION COMMITTEE REPORT...............................................-74-
     Overall Compensation Philosophy........................................-74-
     Base Salaries..........................................................-74-
     Executive Employment Agreements........................................-74-
     Incentive Compensation.................................................-75-
     Stock Options..........................................................-76-
     Deductibility of Executive Compensation................................-76-

COMPLIANCE WITH SECTION 16(a)
     OF THE SECURITIES EXCHANGE ACT OF 1934.................................-77-

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.................-77-

SECURITY OWNERSHIP OF CERTAIN
     BENEFICIAL OWNERS AND MANAGEMENT.......................................-77-

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................-79-
     Leases with Related Parties............................................-80-
     Related Party Transactions.............................................-80-

STOCK PURCHASES BY TUMBLEWEED AND ITS AFFILIATES............................-83-

COMMITTEES OF THE BOARD.....................................................-83-
     Audit Committee........................................................-83-
     Compensation Committee.................................................-83-

DIRECTORS' COMPENSATION AND ATTENDANCE......................................-84-

OTHER MATTERS...............................................................-86-

WHERE YOU CAN FIND MORE INFORMATION.........................................-86-

STOCKHOLDER PROPOSALS.......................................................-86-

INDEPENDENT AUDITORS........................................................-87-

DOCUMENTS INCORPORATED BY REFERENCE.........................................-87-



ANNEXES:

     Proposed Amendments to the Certificate of Incorporation...................A
     Opinion of FTN Financial Securities Corp..................................B
     Projections...............................................................C

                               SUMMARY TERM SHEET

THIS SUMMARY TERM SHEET, TOGETHER WITH THE "QUESTIONS AND ANSWERS ABOUT THE MEETING AND TRANSACTION" SECTION THAT FOLLOWS, HIGHLIGHT SELECTED INFORMATION FROM THE PROXY STATEMENT. THIS SUMMARY TERM SHEET, TOGETHER WITH THE "QUESTIONS AND ANSWERS ABOUT THE MEETING AND TRANSACTION" ADDRESS THE MATERIAL TERMS OF THE PROPOSED TRANSACTION AND OTHER TRANSACTIONS CONTEMPLATED IN CONNECTION WITH THE PROPOSED TRANSACTION. FOR A MORE COMPLETE DESCRIPTION, YOU SHOULD CAREFULLY READ THIS PROXY STATEMENT AND ALL OF ITS ANNEXES BEFORE YOU VOTE. FOR YOUR CONVENIENCE, WE HAVE CROSS-REFERENCED TO THE LOCATION IN THIS PROXY STATEMENT WHERE YOU CAN FIND A MORE COMPLETE DISCUSSION OF EACH ITEM LISTED BELOW.

AS USED IN THIS PROXY STATEMENT, "TUMBLEWEED," THE "COMPANY," "WE," "OUR," "OURS" AND "US" REFER TO TUMBLEWEED, INC., A DELAWARE CORPORATION, AND THE "TRANSACTION" REFERS TO THE REVERSE AND FORWARD STOCK SPLITS, TOGETHER WITH THE RELATED CASH PAYMENTS TO STOCKHOLDERS HOLDING FEWER THAN 5,000 SHARES AT THE EFFECTIVE TIME OF THE TRANSACTION.

THE TRANSACTION

If the transaction is approved and completed:

  o Tumbleweed stockholders holding fewer than 5,000 shares of Tumbleweed common stock at the effective time of the transaction will receive a cash payment from Tumbleweed of $1.10 per share, without interest, for each share of common stock held immediately before the transaction.

  o Tumbleweed stockholders holding 5,000 or more shares at the effective time of the transaction will continue to hold the same number of shares of Tumbleweed common stock after completion of the transaction and will not receive any cash payment.

  o The officers of Tumbleweed at the effective time of the transaction will continue to serve as the officers of Tumbleweed immediately after the transaction. Upon consummation of the transaction and the filing of a Form 15 to deregister Tumbleweed common stock under federal securities laws, Mr. Gerald J. Mansbach, Tumbleweed's largest stockholder, has agreed to become a director and Messrs. David Lloyd, Lewis Bass and James Koch have indicated that they intend to resign as directors.

  o If the transaction is completed, it is expected that prior to the end of 2003, the remaining stockholders will be asked to approve the conversion of Tumbleweed from a Delaware corporation to a Delaware limited liability company through the transfer of Tumbleweed's assets and liabilities to a newly-formed Delaware limited liability company and the liquidation of Tumbleweed (the "conversion"); the officers and directors of Tumbleweed following the transaction and deregistration of Tumbleweed's common stock would continue to serve as the officers and directors of Tumbleweed following the conversion.

   o Outstanding options held by our employees, including officers and directors, to acquire Tumbleweed common stock will remain outstanding following the transaction. If the conversion is approved and effected, it is anticipated that such options would be replaced with incentive arrangements appropriate to a limited liability company. Options held by

     Messrs. Lloyd, Bass and Koch, who intend to resign as directors following the transaction and the filing of a Form 15 to deregister Tumbleweed common stock under federal securities laws, will terminate 90 days from the date of their resignation as directors.

For a more detailed discussion of the transaction, see "Proposed Amendment -- Structure of the Transaction." For a description of the provisions regarding the treatment of shares held in street name, please see "The Proposed Amendment -- Conversion of Shares in the Transaction" of this proxy statement.

THE PARTIES

  o Tumbleweed is a Delaware corporation.

  o The principal executive offices of Tumbleweed are located at 2301 River Road, Suite 200, Louisville, Kentucky 40206.

  o The telephone number for Tumbleweed is (502) 893-0323.

  o The following persons may also be deemed to be "engaged in the transaction" and are referred to throughout this proxy statement as "transaction participants" based on their relationship to Tumbleweed:

Individual                 Relationship with Tumbleweed
----------                 ----------------------------
Gerald J. Mansbach         Currently holds 40.5% of outstanding shares; will become a director following the transaction

Terrance A. Smith          Director, President and CEO of the Company; will serve in same capacities following the transaction; beneficially owns 8.3% of outstanding shares

George R. Keller           Director; will serve as a director following the transaction; beneficially owns 10.7% of outstanding shares

David M. Roth              Director; will serve as a director following the transaction; beneficially owns 3.3% of outstanding shares

Minx Auerbach              Director, will serve as a director following the transaction; beneficially owns 2.9% of outstanding shares

Lewis Bass                 Director; will not continue to serve following the transaction; beneficially owns 2.7%
                           of outstanding shares

James F. Koch              Director  and member of  special  committee; will not continue to serve following the transaction; beneficially owns less than 1% of outstanding shares

David G. Lloyd             Director and chairman of special  committee; will not continue to serve following the transaction; beneficially owns less than 1% of outstanding shares

Gary T. Snyder             Vice President of Company Operations;  will continue to serve in that capacity following the transaction; beneficially owns less than  1%  of outstanding shares

Glennon F.  Mattingly      Vice President and Chief Financial Officer;  will continue to serve in that capacity following  the  transaction;  beneficially  owns less than 1% of outstanding shares

Lynda J.  Wilbourn         Vice President and Controller;  will continue to serve in that capacity following the transaction; beneficially owns less than 1% of outstanding shares

For further information, see "The Parties."

ELECTION OF DIRECTORS

  o Tumbleweed's certificate of incorporation and bylaws provide that the board of directors shall consist of no fewer than five nor more than eleven directors and authorize the exact number to be fixed from time to time by the board of directors. The board of directors has fixed the number of members at eight. There is currently one vacancy on the board.

  o Tumbleweed's bylaws provide that the board of directors has the right to divide the board into three classes of directors with staggered, three-year terms of office. The board has divided its membership into three classes. Upon expiration of the term of each class, the nominees for that class will thereafter be elected for a term of three years.

  o The board has nominated Mr. Roth and Mr. Lloyd to serve in Class I of the board of directors for a term of three years, until the election and qualification of their successors or until their earlier resignation, death or removal from office.

  o Upon consummation of the transaction and deregistration of Tumbleweed common stock, Messrs. Lloyd, Bass and Koch have indicated that they intend to resign as directors and the remaining current directors are expected to continue to serve as directors. Mr. Mansbach will become a director following the transaction and deregistration of Tumbleweed common stock.

For  information   concerning  the  nominees  for  director,  see  "Election  of
Directors."

VOTE REQUIRED; RECORD DATE

  o Approval of the transaction requires the approval of the holders of at least a majority of the outstanding shares of Tumbleweed common stock entitled to vote on the proposed transaction at the annual meeting. As of the close of business on September 25, 2003, there were 5,916,153 shares of our common stock entitled to notice of and to vote at the annual meeting.

  o Election of each of the director nominees requires the approval of a plurality of the votes cast in the election.

  o The current directors and executive officers of Tumbleweed hold 1,175,909 shares (19.9%) and Mr. Mansbach, Tumbleweed's largest stockholder, holds 2,398,002 shares (40.5%) of Tumbleweed's outstanding common stock. Mr. Mansbach and the current directors and executive officers of Tumbleweed have indicated that they intend to vote "FOR" the approval of the transaction. Accordingly, Tumbleweed believes that the requisite stockholder approval of the transaction will be obtained at the annual meeting. See "The Meeting -- Vote Required."

REASONS FOR THE TRANSACTION

The board of directors of Tumbleweed has determined that, for the reasons discussed in detail in this proxy statement, the transaction is in the best interests of Tumbleweed and its stockholders. Tumbleweed believes the transaction would:

  o relieve Tumbleweed of the administrative burden and cost associated with filing reports and otherwise complying with the requirements of registration under the Securities Exchange Act of 1934 (the "Exchange Act") and complying with the Sarbanes-Oxley Act of 2002, by allowing Tumbleweed to deregister its common stock under the Exchange Act;

  o eliminate the expense and burden of dealing with a number of stockholders holding small positions in Tumbleweed's stock;

  o afford stockholders who own fewer than 5,000 shares of Tumbleweed immediately before the transaction the opportunity to receive cash for their shares at a price that represents a premium of 19%, and 13% over the average 30 and 60 day closing prices, respectively, before the public announcement of the proposed transaction, which was made following the close of business on May 19, 2003, and without having to pay brokerage commissions (which the Company believes are typically higher as a percentage of sales price in the case of stocks having a low sales price); and

  o increase management's flexibility to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce quarterly earnings per share growth.

For more information, see "Special Factors -- Purpose and Reasons for the Transaction."

RECOMMENDATION OF THE BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE

At a meeting held on June 13, 2003, the special committee unanimously determined that the transaction and the $1.10 cash consideration to be paid to stockholders who hold less than one share following the reverse stock split ("cash consideration") are advisable, fair to and in the best interests of the Company and its stockholders, including all unaffiliated stockholders of the Company (both those receiving the cash consideration and those remaining as stockholders after the transaction), and the special committee recommended that the board approve the transaction.

See "Special Factors -- Recommendation of the Special Committee."

The board of directors of Tumbleweed believes that the transaction is fair to and in the best interests of Tumbleweed and its stockholders, including both affiliated and unaffiliated stockholders, and unanimously recommends that stockholders of Tumbleweed vote "FOR" the approval of the transaction. See "Special Factors -- Recommendation of the Board of Directors; Fairness of the Transaction." As used in this proxy statement, the term "affiliated stockholder" means any stockholder who is a director or executive officer of Tumbleweed and Mr. Gerald J. Mansbach, the Company's largest stockholder, and the term "unaffiliated stockholder" means any stockholder other than an affiliated stockholder. Tumbleweed's directors and executive officers and Mr. Mansbach have indicated that they will vote all of their shares of Tumbleweed stock in favor of the transaction. As of October 15, 2003, the directors and executive officers of Tumbleweed and Mr. Mansbach held a total of 3,573,911 shares of Tumbleweed stock, or approximately 60% of the total shares entitled to vote at the meeting. Accordingly, Tumbleweed believes that the requisite approval of stockholders for the transaction will be obtained at the annual meeting. See "Security Ownership of Certain Beneficial Owners and Management." No other stockholders have disclosed to Tumbleweed how they intend to vote on this matter.

The board of directors recommends that you vote "FOR" the election of the nominees for director. See "Election of Directors."

POSITION OF THE TRANSACTION PARTICIPANTS

The transaction participants believe that the transaction is substantively and procedurally fair to Tumbleweed's unaffiliated stockholders, including stockholders who will receive cash as well as those who retain their shares of common stock after the transaction. The transaction participants agree with and adopt the analysis and conclusions of the special committee and the board with respect to the purposes for, alternatives considered to, reasons for, and effects of, the transaction.
See "Special Factors -- Position of Transaction Participants."

BACKGROUND OF THE TRANSACTION

Please see "Special Factors -- Background of the Transaction" for a discussion of the events leading up to the public announcement of this proposal and certain events that subsequently occurred.

RECENT MARKET PRICE OF TUMBLEWEED COMMON STOCK AND MARKET PRICE FOLLOWING ANNOUNCEMENT OF PROPOSED TRANSACTION

The closing price of Tumbleweed common stock on October 17, 2003 was $1.20 per share. The closing price of Tumbleweed common stock on May 19, 2003, the last trading day before the public announcement of the proposed transaction, was $0.95 per share. The public announcement of the proposed transaction was made following the close of business on May 19, 2003.

EFFECTS OF THE TRANSACTION

As a result of the transaction, we anticipate that:

  o the registration of Tumbleweed common stock under the Exchange Act will be terminated, and Tumbleweed will no longer be a public company subject to the reporting and other requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002;

  o Tumbleweed common stock will no longer be traded on the Nasdaq Small Cap Market, and any trading in our common stock after the transaction will only occur in the "pink sheets" or in privately negotiated sales;

  o If the transaction is completed, Tumbleweed does not expect to continue to engage independent accountants to audit Tumbleweed's financial statements. Tumbleweed expects to provide quarterly unaudited financial statements and annual reviewed financial statements;

  o stockholders who own fewer than 5,000 shares at the effective time of the transaction will no longer have an interest in or be a stockholder of Tumbleweed and will not be able to participate in Tumbleweed's future earnings and growth, if any, unless they subsequently acquire shares of our common stock;

  o the number of our stockholders of record will be reduced from approximately 900 to approximately 100, and the number of outstanding shares of Tumbleweed common stock will decrease by approximately 10% from 5,916,153 to an estimated 5,316,153;

  o the percentage of ownership of Tumbleweed common stock beneficially owned by the current executive officers and directors of Tumbleweed as a group will increase from approximately 30% to approximately 33% and the percentage owned by Mr. Mansbach will increase from approximately 40.5% to approximately 45%;

  o aggregate stockholders' equity of Tumbleweed as of December 29, 2002, will be reduced from approximately $13,634,000 on a historical basis to approximately $12,634,000 on a pro forma basis; and

  o the book value per share of common stock as of December 29, 2002, will increase from $2.30 per share on a historical basis to $2.38 per share on a pro forma basis.

  o Outstanding options held by our employees, including officers and directors, to acquire Tumbleweed common stock will remain outstanding following the transaction. If the conversion is approved and effected, it is anticipated that such options would be replaced with incentive arrangements appropriate to a limited liability company. Options held by Messrs. Lloyd, Bass and Koch, who intend to resign as directors following the transaction and the filing of a Form 15 to deregister Tumbleweed common stock under federal securities laws, will terminate 90 days from the date of their resignation as directors.

In addition, if the transaction is consummated prior to the end of 2003, it is anticipated that the remaining stockholders of Tumbleweed will be asked prior to the end of 2003 to approve the conversion of Tumbleweed from a Delaware corporation to a Delaware limited liability company through the transfer of Tumbleweed's assets and liabilities to a newly-formed Delaware limited liability company and the liquidation of Tumbleweed, Inc.

See "Special Factors -- Certain Effects of the Transaction," " -- Effect of the Transaction on Stockholders," and " -- Effects on Unaffiliated Stockholders."

The current directors and executive officers of Tumbleweed hold 1,175,909 shares (approximately 20%) and Mr. Mansbach, Tumbleweed's largest stockholder, holds 2,398,002 shares (approximately 40.5%) of Tumbleweed's outstanding common stock. Mr. Mansbach and the current directors and executive officers of Tumbleweed have indicated that they intend to vote "FOR" the approval of the transaction and the conversion. Accordingly, Tumbleweed believes that the requisite stockholder approval of the transaction will be obtained at the annual meeting and the requisite approval of the conversion by the stockholders remaining after the transaction will be obtained. For more information concerning the anticipated conversion, see "Anticipated Conversion to Limited Liability Company."

FAIRNESS OPINION OF FINANCIAL ADVISOR

FTN Financial Securities Corp ("FTN Financial Securities"), formerly known as First Tennessee Securities Corporation, financial advisor to the special committee of the board of directors of Tumbleweed, has delivered to the special committee its written opinion to the effect that, as of the date of such opinion and based upon and subject to certain matters stated in the opinion, the cash consideration to be paid in the transaction is fair, from a financial point of view, to our unaffiliated stockholders who will receive cash in the transaction. The full text of the written opinion of FTN Financial Securities, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this proxy statement. See "Special Factors -- Opinion of the Financial Advisor."

The opinion of FTN Financial Securities is directed to the special committee of the Tumbleweed board of directors, addresses only the fairness from a financial point of view of the cash consideration to be paid to unaffiliated stockholders in the transaction, and does not constitute a recommendation to any stockholder as to how such stockholder, affiliated or unaffiliated, should vote at the annual meeting.

For a more detailed discussion of the opinion, see "Special Factors -- Opinion of the Financial Advisor."

CONDITIONS TO THE COMPLETION OF THE TRANSACTION

The  completion  of the  transaction  depends  upon the approval of the proposed
amendments  to  our  certificate  of  incorporation   that  will  implement  the
transaction by the holders of at least a majority of our outstanding shares.

RESERVATION OF RIGHTS

We reserve the right to abandon the transaction without further action by our stockholders at any time before the filing of the necessary amendments to Tumbleweed's certificate of incorporation with the Delaware Secretary of State, even if the transaction has been authorized by our stockholders at the annual meeting. By voting in favor of the transaction you are also expressly authorizing us to determine not to proceed with the transaction if we should so decide. We also reserve the right to delay the transaction if there is litigation pending regarding the transaction. See "The Proposed Amendment - Conditions to Completion of the Transaction."

EXCHANGE OF CERTIFICATES

Promptly after the transaction, Tumbleweed will send a letter of transmittal and instructions to effect the surrender of certificates for Tumbleweed common stock to all stockholders who, based on information available to Tumbleweed, appear to be holders of fewer than 5,000 shares of Tumbleweed common stock. Upon surrender of a certificate for cancellation to Tumbleweed, together with such letter of transmittal, duly completed and executed and containing a certification that the stockholder holds fewer than 5,000 shares, the holder of the certificate will receive the cash payment of $1.10 per share, without interest, from Tumbleweed. See "The Proposed Amendment -- Exchange of Certificates."

U.S. FEDERAL INCOME TAX CONSEQUENCES

The principal U.S. Federal income tax consequences to stockholders who are not cashed out in the transaction are as follows:

     o No gain or loss will be recognized.

     o Your holding period for the Tumbleweed common stock will be the same as it was prior to the transaction.

     o Your basis for the Tumbleweed common stock will be the same as it was prior to the transaction.

The principal U.S. Federal income tax consequences to stockholders who are cashed out in the transaction and who after the transaction own no shares of Tumbleweed common stock in another capacity and do not have shares attributed to them under certain attribution rules, are as follows:

     o Gain or loss will be recognized in an amount equal to the difference between the cash received and your basis for your shares of Tumbleweed common stock.

     o If you held your Tumbleweed stock as a capital asset, the gain or loss will be a capital gain or loss, long-term or short-term depending on whether you held your Tumbleweed common stock for more or less than one year.

If you are cashed out in the transaction, but own Tumbleweed common stock in another capacity, or have shares of Tumbleweed common stock attributed to you under certain attribution rules, then the U.S. Federal income tax consequences will depend upon your particular fact situation. In some circumstances, the full amount of cash received could be treated as a dividend.

Tax matters are very complicated, and the tax consequences to you of the transaction will depend on your own situation. To review the material tax consequences in greater detail, please read the discussion under "Special Factors -- U.S. Federal Income Tax Consequences."

NO DISSENTERS' RIGHTS

Under Delaware law, you are not entitled to dissent from the transaction and receive the "fair value" of your shares.

SOURCES OF FUNDS; FINANCING OF THE TRANSACTION

We estimate that the total funds required to pay the consideration to stockholders entitled to receive cash for their Tumbleweed shares and to pay fees and expenses relating to the transaction will be approximately $1,000,000. The consideration to stockholders and the fees and expenses incurred in connection with the transaction will be paid from the cash on hand.

POTENTIAL CONFLICTS OF INTEREST OF EXECUTIVE OFFICERS AND DIRECTORS

The executive officers and directors of Tumbleweed and Tumbleweed's largest stockholder, Mr. Mansbach, may have interests in the transaction that are different from your interests as a stockholder, or relationships that may present conflicts of interest, including the following:

  o Mr. Mansbach, one executive officer, Mr. Smith, and each member of the board of directors, except Mr. Lloyd, hold of record 5,000 or more shares of Tumbleweed common stock and will retain their shares after the transaction; and

  o As a result of the transaction, the stockholders who own of record at the effective time of the transaction 5,000 or more shares, such as Mr. Mansbach, Mr. Smith, and our other directors, except for Mr. Lloyd, will increase their percentage ownership interest in Tumbleweed as a result of the transaction. For example, assuming the transaction is approved, the ownership percentage of the current directors and executive officers of Tumbleweed and Mr. Mansbach, Tumbleweed's largest stockholder who will become a director following the transaction, will increase from approximately 60% to approximately 67% as a result of the reduction of the number of shares of common stock outstanding by an estimated 600,000 shares.

The executive officers and directors of Tumbleweed and Mr. Mansbach are considered to be transaction participants. See "The Parties" and "Special Factors -- Interests of Officers and Directors in the Transaction."

             QUESTIONS AND ANSWERS ABOUT THE MEETING AND TRANSACTION

ABOUT THE ANNUAL MEETING AND VOTING PROCEDURES

Q:   WHY DID YOU SEND ME THIS PROXY STATEMENT?

A: We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your votes for use at our annual meeting of stockholders.

     This proxy statement provides information that you need to know in order to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

     We began sending this proxy statement, notice of annual meeting and the enclosed proxy card on or about October 31, 2003 to all stockholders entitled to notice of and to vote at the annual meeting. The record date for stockholders entitled to vote is September 25, 2003. On that date, there were 5,916,153 shares of our common stock outstanding. Stockholders are entitled to one vote for each share of common stock held as of the record date.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the transaction is completed, we will send instructions on how to receive any cash payments you may be entitled to receive.

Q:   WHAT IS THE TIME AND PLACE OF THE ANNUAL MEETING?

A: The annual meeting will be held at the Ramada Inn, 1041 Zorn Avenue, Louisville, Kentucky at 10:00 a.m., Eastern time, on November 21, 2003.

Q:   WHAT AM I BEING ASKED TO VOTE ON?

A: You are being asked to vote on the approval of the proposed amendments to our certificate of incorporation that will provide for a reverse 1-for-5,000 stock split followed immediately by a forward 5,000-for-1 stock split. Stockholders whose shares are converted into less than one share in the reverse split (meaning they held fewer than 5,000 shares at the effective time of the transaction) will receive a cash payment from Tumbleweed for their fractional share interests equal to $1.10 cash, without interest, for each share of common stock they held immediately before the transaction. Stockholders who own 5,000 or more shares at the effective time of the transaction will continue to own the same number of shares after the transaction. Assuming Tumbleweed has fewer than 300 stockholders after the transaction, Tumbleweed will file a Form 15 with the Securities and Exchange Commission to deregister Tumbleweed common stock under federal securities laws. Thereafter, Tumbleweed would no longer be subject to the reporting and related requirements of the Exchange Act, and our common stock would cease to be traded on the Nasdaq Small Cap Market. Any trading in our common stock after the transaction will only occur in the "pink sheets" or in privately negotiated sales.

     You are also being asked to elect two Class I directors.

Q:   WHO MAY BE PRESENT AT THE ANNUAL MEETING AND WHO MAY VOTE?

A: All holders of our common stock may attend the annual meeting in person. However, only holders of our common stock of record as of September 25, 2003 may cast their votes in person or by proxy at the annual meeting.

Q:  WHAT IS THE VOTE REQUIRED TO APPROVE THE TRANSACTION AND TO ELECT DIRECTORS?

A: The proposal to approve the transaction must receive the affirmative vote of the holders of at least a majority of the shares of Tumbleweed common stock issued and outstanding as of the record date. If you do not vote your shares, either in person or by proxy, or if you abstain from voting on this matter, it has the same effect as if you voted against the transaction. In addition, if you do not instruct your broker on how to vote on the transaction, your broker will not be able to vote for you. This will have the same effect as a vote against the transaction.

     The current directors and executive officers of Tumbleweed, who hold approximately 19.9%, and Mr. Mansbach, Tumbleweed's largest stockholder, who holds approximately 40.5%, of Tumbleweed's outstanding common stock, have indicated that they will vote "FOR" the approval of the transaction. Accordingly, Tumbleweed believes that the transaction will be approved by stockholders at the annual meeting.

     Election of each of the director nominees requires the approval of a plurality of the votes cast in the election. For purposes of determining whether a director nominee has been elected, shares as to which authority is withheld will have no effect on the outcome of the voting.

Q:   WHO IS SOLICITING MY PROXY?

A:   The board of directors of Tumbleweed.

Q: WHAT IS THE RECOMMENDATION OF OUR BOARD OF DIRECTORS REGARDING THE PROPOSAL AND THE ELECTION OF DIRECTORS?

A: Our board of directors has determined that the transaction is advisable and in the best interests of Tumbleweed and its stockholders. Our board of directors has therefore unanimously approved the transaction and recommends that you vote "FOR" approval of this matter at the annual meeting.

     The board also recommends that you vote "FOR" the election of each director nominee named in this proxy statement.

Q:   WHAT DO I NEED TO DO NOW?

A: Please sign, date and complete your proxy card and promptly return it in the enclosed, self addressed, prepaid envelope so that your shares can be represented at the annual meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares with respect to the transaction for you ONLY if you instruct your broker how to vote for you. Your broker should mail information to you that will explain how to give these instructions.

Q:   CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. Just send by mail a written revocation or a later-dated, completed and signed proxy card before the annual meeting or simply attend the annual meeting and vote in person. You may not change your vote by facsimile or telephone.

Q: WHAT IF I DON'T SEND BACK A PROXY CARD OR VOTE MY SHARES IN PERSON AT THE ANNUAL MEETING?

A: If you do not return your proxy card or vote your shares in person at the annual meeting, each of those shares will be treated as a non-vote with respect to the transaction, and will have the effect described above under "What is the vote required to approve the transaction and to elect directors?"

Q:   WHAT HAPPENS IF I SELL MY TUMBLEWEED SHARES BEFORE THE ANNUAL MEETING?

A: The record date for the annual meeting is earlier than the targeted effective time of the transaction. If you own shares of Tumbleweed common stock on the record date but transfer your shares after the record date, but before the transaction, you will retain your right to vote at the annual meeting based on the number of shares you owned on the record date. If you sell a sufficient number of shares so that you own fewer than 5,000 shares at the effective time of the transaction, you will receive $1.10 cash for each share you own immediately before the effective time of the transaction.

Q:   WHAT HAPPENS IF THE ANNUAL MEETING IS POSTPONED OR ADJOURNED?

A: Your proxy will be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

ABOUT THE TRANSACTION

Q:   WHAT WILL I RECEIVE IN THE TRANSACTION?

A: If you own fewer than 5,000 shares of Tumbleweed common stock immediately before the effective time of the transaction, you will receive $1.10 in cash, without interest, from Tumbleweed for each share you own. If you own 5,000 or more shares of Tumbleweed common stock at the effective time of the transaction, you will not receive any cash payment for your shares in connection with the transaction and will continue to hold the same number of shares of Tumbleweed common stock as you did before the transaction. Please read the discussion under "Special Factors" for a description of the treatment of shares held in street name.

Q:   WHAT IF I HOLD SHARES IN STREET NAME?

A: Tumbleweed intends to treat stockholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. However, nominees may have different procedures and stockholders holding common stock in street name should contact their nominees. Please read the discussion under "Special Factors" for a description of the treatment of shares held in street name.

Q:   HOW WILL TUMBLEWEED BE OPERATED AFTER THE TRANSACTION?

A: Assuming that Tumbleweed has fewer than 300 stockholders after the transaction, Tumbleweed will file a Form 15 to deregister Tumbleweed common stock under federal securities laws. Upon such filing, Tumbleweed would no longer be subject to the reporting and related requirements under the federal securities laws that are applicable to public companies. Tumbleweed expects its business and operations to continue as they are currently being conducted and, except as disclosed in this proxy statement, the transaction is not anticipated to have any effect upon the conduct of such business. As a result of the transaction, stockholders of Tumbleweed who receive cash for their shares in the transaction will no longer have a continuing interest as stockholders of Tumbleweed and will not share in any future earnings and growth of Tumbleweed. Also, Tumbleweed expects that after the transaction, its common stock will be delisted from the Nasdaq Small Cap Market, which will adversely affect the liquidity of the common stock. Any trading in our common stock will only occur in the "pink sheets" or in privately negotiated sales.

     If the transaction is effected, it is anticipated that prior to the end of 2003, the remaining stockholders will be asked to approve a conversion from a Delaware corporation to a Delaware limited liability company. The conversion would be accomplished through a transfer of Tumbleweed's assets and liabilities to a newly-formed Delaware limited liability company and liquidation of Tumbleweed, Inc., a Delaware corporation. Your rights and interests in the limited liability company would differ from your rights as a stockholder of a corporation. See "Anticipated Conversion to Limited Liability Company" for a discussion of certain differences.

Q:   WHEN DO YOU EXPECT THE TRANSACTION TO BE COMPLETED?

A: We are working toward completing the transaction as quickly as possible, and we expect the transaction to be completed at 11:59 p.m. on November 24, 2003, or as soon as reasonably practicable thereafter.

Q:   WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION TO ME?

A: The receipt of cash in the transaction will be taxable for Federal income tax purposes. Stockholders who do not receive cash in the transaction should not be subject to taxation as a result of the transaction. To review the material tax consequences in greater detail, please read the discussion under "Special Factors -- U.S. Federal Income Tax Consequences."

Q:   MAY I BUY ADDITIONAL SHARES IN ORDER TO REMAIN A STOCKHOLDER OF TUMBLEWEED?

A: Yes. The key date is the effective time of the transaction. So long as you are able to acquire a sufficient number of shares so that you own 5,000 or more shares at the effective time of the transaction, which we expect to occur at 11:59 p.m. on November 24, 2003, or as soon as reasonably practicable thereafter, your shares of Tumbleweed common stock will not be cashed out in the transaction.

Q:   WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions concerning the transaction, the election of directors or the annual meeting, or if you would like additional copies of this proxy statement or proxy card, please contact: Glennon "Buddy" Mattingly. The telephone number is 502-893-0323, Ext. 385.


                          SUMMARY FINANCIAL INFORMATION

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following summary of historical consolidated financial data was derived from Tumbleweed's audited consolidated financial statements as of and for each of the fiscal years ended December 29, 2002, December 31, 2001 and December 31, 2000 and from Tumbleweed's unaudited interim consolidated financial statements as of and for the thirty-six weeks ended September 7, 2003, and September 8, 2002. The income statement data for the thirty-six weeks ended September 7, 2003, is not necessarily indicative of results for a full year. This financial information is only a summary and should be read in conjunction with the consolidated financial statements of Tumbleweed and other financial information, including the notes thereto, contained in Tumbleweed's Annual Report on Form 10-K for the year ended December 29, 2002 and Quarterly Report on Form 10-Q for the thirty-six weeks ended September 7, 2003, which information is incorporated by reference in this proxy statement. See "Where You Can Find More Information" and "Documents Incorporated by Reference."

CONDENSED STATEMENTS OF OPERATIONS DATA


                                          Fiscal Years Ended                               Thirty-Six Weeks Ended
                     ------------------------------------------------------------    ----------------------------
                        December 29,        December 31,         December 31,        September 7,        September 8,
                        2002                2001                 2000                2003                2002
Total revenues               $57,626,269         $59,453,182          $55,745,902         $41,604,299          $41,303,345
Total operating               55,703,228          62,808,219           54,154,413          39,712,700           39,779,709
expenses (1) (2)
Income (loss)                  1,923,041         (3,355,037)            1,591,489           1,891,599            1,523,636
from operations
Interest                     (1,007,126)         (1,276,903)          (1,458,650)           (933,450)            (699,960)
expense, net
Net income                     (964,663)         (3,372,478)              563,361             536,563          (1,157,828)
(loss) (3) (4) (5)
Basic and
diluted earnings
(loss) per share
Net income                        (0.16)              (0.58)                 0.10                0.09               (0.19)
(loss) (3) (4) (5)



(1)  The  Company  recorded  special  charges in 2002 and 2001 of  $103,773  and
     $4,294,539 respectively. The special charge in 2002 represents the write-off of various costs associated with a proposed going private transaction which was originally announced in June 2002. The special charge in 2001 includes a $3,683,353 charge to earnings which reflects the write-down of assets associated with six restaurants, four of which closed in the first quarter of 2002. Of the $3,683,353 charge to earnings in 2001, approximately $823,000 (22%) related to properties purchased from related parties. The 2001 special charge also includes $611,186 for lease obligations and other costs related to the decision to close these restaurants.

(2) The Company recorded a loss on guarantees of indebtedness in 2001 and 2000 of $565,000 and $725,000 relating to certain guarantees of indebtedness of TW-Tennessee, LLC, a former franchisee of the Company.

(3) In 2002, the Company recorded a gain of $333,482 on the sale of property closed in the first quarter of 2002.

(4) In 2002 and in 2000, the Company recorded gains of $91,693 and $554,864 respectively, from insurance proceeds received due to fire losses at restaurants.

(5) During the first quarter of 2002, the Company determined that all goodwill as of January 1, 2002, related to two reporting units was impaired. As a result of the transitional impairment test, an impairment loss in the amount of $1,503,770, net of tax, was recorded as a cumulative effect of change in accounting principle.

CONDENSED BALANCE SHEET DATA


                                              December 29, 2002            December 31, 2001      September 7, 2003

Total current assets                                   $4,664,830                   $3,533,931               $7,627,014

Total long-term assets                                 29,312,312                   31,363,419               30,579,348

Total current liabilities                               5,589,018                    6,413,852                5,854,758

Total long-term liabilities                            14,753,766                   13,984,475               18,180,683

Total stockholders' equity                             13,634,358                   14,499,023               14,170,921

Book value per share                                        $2.30                        $2.48                    $2.40

SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following pro forma balance sheet is based on historical data, adjusted to give effect to the cash payment for fractional shares resulting from the transaction. The pro forma balance sheet is based on the assumption that an aggregate of 600,000 shares will result in fractional shares and will be purchased by Tumbleweed for $660,000, with $340,000 in costs incurred. We have not included pro forma income statement data since, on a pro forma basis, there will be no material change to the statement of operations as a result of the transaction.

The following summary unaudited consolidated balance sheet data of Tumbleweed at December 29, 2002, and September 7, 2003 gives effect to the transaction as if it had occurred on December 29, 2002. The pro forma information set forth below is not necessarily indicative of what Tumbleweed's actual financial position would have been had the transaction been consummated as of the above referenced date or of the financial position that may be reported by Tumbleweed in the future.

                                   December 29, 2002         September 7, 2003

Total current assets                   $ 3,664,830               $ 6,627,014

Total long-term assets                  29,312,312                30,579,348

Total current liabilities                5,589,018                 5,854,758

Total long-term liabilities             14,753,766                18,180,683

Total stockholders' equity              12,634,358                13,170,921

Book value per share                         $2.38                     $2.48

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

As of September 25, 2003, there were 5,916,153 shares of common stock issued and outstanding. There were approximately 900 record stockholders as of such date.

Tumbleweed's common stock trades on the Nasdaq Small Cap Market under the symbol "TWED." The following table shows the quarterly high and low closing prices for the common stock during 2002 and 2001 for the periods indicated, and to date in 2003, as reported by the Nasdaq Small Cap Market.


                                   2003                   2002                   2001
                                   ----                   ----                   ----

                            High         Low        High        Low        High         Low
                            -----        ---        ----        ---        ----         ---
First  Quarter              $1.25       $0.57       $1.65      $1.10       $3.10       $1.81
Second Quarter               1.23        0.75        1.75       0.81        2.99        2.17
Third Quarter                1.32        1.00        1.60       1.22        2.30        1.30
Fourth Quarter (through      1.27        1.13        1.38       0.50        1.50        0.92
October 17, 2003)

On May 19, 2003, the last trading day prior to the announcement of the board's preliminary approval of the transaction, the closing price of Tumbleweed common stock was $.95 per share. Tumbleweed announced the board's preliminary approval of the transaction following the close of business on May 19, 2003. Tumbleweed has never paid a dividend on its common stock and does not expect to pay a cash dividend in the foreseeable future. Tumbleweed currently intends to retain any future earnings to finance the development of additional restaurants and the growth of the business generally. However, if the conversion to a limited liability company is effected, Tumbleweed intends to make distributions sufficient to enable members to pay their income taxes on their distributive share of the limited liability company's income. See "Anticipated Conversion to Limited Liability Company -- Dividends and Distributions."


                           FORWARD LOOKING STATEMENTS

Forward looking statements are those statements that describe management's beliefs and expectations about the future. We have identified forward looking statements by using words such as "anticipate," "believe," "could," "estimate," "may," "expect," and "intend." Although we believe these expectations are reasonable, our operations involve a number of risks and uncertainties, including those described in this proxy statement and other documents filed by us with the Securities and Exchange Commission. Therefore, these types of statements may prove to be incorrect.

                                   THE MEETING

GENERAL

We are providing this proxy statement to Tumbleweed stockholders of record as of September 25, 2003, along with a form of proxy that the Tumbleweed board of directors is soliciting for use at the annual meeting of stockholders of Tumbleweed to be held on November 21, 2003 at 10:00 a.m., Eastern time, at the Ramada Inn, 1041 Zorn Avenue, Louisville, Kentucky. At the meeting, the stockholders  of  Tumbleweed  will  vote  upon (1) a  proposal  to  approve  the amendments to our certificate of incorporation that will implement the transaction; and (2) the election of two Class I directors to serve a three-year term. The proposed amendments are attached as Annex A.

WHO CAN VOTE AT THE MEETING

You are entitled to vote your Tumbleweed common stock if our records show that you held your shares as of the record date, which is September 25, 2003. On the record date, there were 5,916,153 shares of Tumbleweed common stock outstanding, held by approximately 900 holders of record. Each such share of Tumbleweed common stock is entitled to one vote on each matter submitted at the meeting.

ATTENDING THE MEETING

If you are a beneficial owner of Tumbleweed common stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Tumbleweed common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

ANNUAL REPORT AND QUARTERLY REPORTS

Tumbleweed's Annual Report on Form 10-K for the year ended December 29, 2002, and its Quarterly Reports on Form 10-Q, as amended, for the quarterly periods ended March 23, 2003, June 15, 2003, and September 7, 2003, are incorporated by reference in this proxy statement and are available upon request from Tumbleweed. See "Where You Can Find More Information" and "Documents Incorporated by Reference."

VOTE REQUIRED

Approval of the transaction requires the affirmative vote of the holders of at least a majority of the outstanding shares of Tumbleweed common stock entitled to vote. If you do not vote your shares, it will have the same effect as a vote "against" the transaction.

Election of each of the director nominees requires the approval of a plurality of the votes cast in the election. For purposes of determining whether a director nominee has been elected, shares as to which authority is withheld will have no effect on the outcome of the voting.

The proposals to approve the transaction are "non-discretionary" items, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, shares held in street name that have been designated by brokers on proxy cards as not voted with respect to that proposal ("broker non-vote shares") will not be counted as votes cast. Shares with respect to which proxies have been marked as abstentions also will not be counted as votes cast on that proposal.

Action on other matters, if any, that are properly presented at the meeting for consideration of the stockholders will be approved if a quorum is present and the votes cast favoring the action exceed the votes cast opposing the action. A quorum will be present if a majority of the outstanding shares of Tumbleweed common stock entitled to vote is represented at the meeting in person or by proxy. Shares with respect to which proxies have been marked as abstentions and broker non-vote shares will be treated as shares present for purposes of determining whether a quorum is present. The board of directors is not aware of any other business to be presented at the meeting other than matters incidental to the conduct of the meeting.

BECAUSE APPROVAL OF THE TRANSACTION REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF TUMBLEWEED COMMON STOCK ENTITLED TO VOTE, ABSTENTIONS AND BROKER NON-VOTE SHARES WILL HAVE THE SAME EFFECT AS VOTES AGAINST THE TRANSACTION. ACCORDINGLY, THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

As of the record date, Mr. Mansbach held approximately 40.5% and the directors and executive officers of Tumbleweed held a total of approximately 19.9% of the outstanding shares of Tumbleweed common stock entitled to vote at the annual meeting. Mr. Mansbach and the directors and executive officers of Tumbleweed have indicated that they will vote "FOR" the approval of the transaction. Accordingly, Tumbleweed believes that the transaction will be approved by stockholders at the annual meeting.

VOTING AND REVOCATION OF PROXIES

The shares of Tumbleweed stock represented by properly completed proxies received at or before the time for the meeting (or any adjournment) will be voted as directed by the respective stockholders unless the proxies are revoked as described below. If no instructions are given, executed proxies will be voted, (1) "FOR" approval of the transaction; and (2) "FOR" the election of the nominees for directors named in this proxy statement. Tumbleweed will not have or attempt to use any discretionary voting authority to postpone or adjourn the meeting to solicit additional proxies. The proxies will be voted in the discretion of the proxy holders on other matters, if any, that are properly presented at the meeting and voted upon.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either: notify the Corporate Secretary of Tumbleweed in writing at Tumbleweed's principal executive offices; submit a later dated proxy to the Corporate Secretary of Tumbleweed; or attend the meeting and vote your shares in person. Your attendance at the meeting will not automatically revoke your proxy. If you hold your shares in street name, please see the voting form provided by your broker for additional information regarding the voting of your shares.

Your broker may allow you to deliver your voting instructions via the telephone or the internet. Please see the voting instruction form from your broker. If your shares are not registered in your name, you will need additional documentation from your record holder to vote the shares in person.

SOLICITATION OF PROXIES

Directors, officers and other employees of Tumbleweed or its subsidiaries may solicit proxies personally, by telephone, facsimile or otherwise. None of these people will receive any compensation for solicitation activities. Tumbleweed will arrange with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such brokerage firms and other custodians, nominees and fiduciaries, and Tumbleweed will reimburse these record holders for their reasonable out-of-pocket expenses.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The board of directors of Tumbleweed has approved the transaction and believes that it is fair to and in the best interests of, Tumbleweed and its stockholders. The board of directors unanimously recommends that Tumbleweed's stockholders vote "FOR" approval of the transaction.

The board of directors of Tumbleweed recommends that you vote "FOR" election of the director nominees named in the proxy statement.


                                 SPECIAL FACTORS

BACKGROUND OF THE TRANSACTION

Tumbleweed completed its initial public offering at $10 per share, in the form of a direct public offering, in January of 1999 and began trading on the Nasdaq National Market System. Following the initial public offering, the stock began a steady decline to under $2 per share in early January 2001 and traded as low as $.50 per share in December 2002. Tumbleweed has also experienced losses and inconsistent earnings. Due to these factors, the ability to raise capital to support expansion was limited.

By mid-2000, the market value of the Company's shares had decreased to approximately $4 per share and earnings for 2000 had declined from earnings for the comparable period in 1999. In response to these trends, the board of directors determined that strategic alternatives should be explored. At the August 2, 2000 board meeting, the board of directors interviewed three investment banking firms to advise Tumbleweed with regard to strategic alternatives. The board of directors approved the selection of FTN Financial Securities, then known as First Tennessee Securities Corporation, at the August 11, 2000 board meeting. FTN Financial Securities' engagement with Tumbleweed continued until August 8, 2001. While FTN Financial Securities was serving as financial advisor to Tumbleweed, FTN Financial Securities contacted a number of possible strategic and financial purchasers. In February 2001, a potential strategic partner indicated an interest in purchasing 100% of Tumbleweed's stock, subject to significant contingencies. In March 2001, Tumbleweed's board of directors informed the potential strategic partner that in order to address their interest, the strategic partner would need to present a firm offer. Also, in February 2001, another potential strategic partner delivered an indication of interest to FTN Financial Securities concerning a possible purchase of substantially all of Tumbleweed's assets through a combination of cash and assumption of debt. Tumbleweed and FTN Financial Securities supplied information to, and held discussions with, each of these potential strategic partners, but no firm offer was ever received by Tumbleweed from either party.

Mr. Mansbach had made a loan to TW Funding, LLC in the principal amount of $4.0 million in 1998. TW Funding, LLC used the proceeds of the loan to purchase 400,000 shares of Tumbleweed common stock in the initial public offering. Members of TW Funding, LLC guaranteed repayment of the related promissory note. The guarantors included James M. Mulrooney (executive vice president, chief financial officer and director of Tumbleweed at that time), John A. Butorac, Jr. (president and director of Tumbleweed at that time), David M. Roth (director of Tumbleweed) and Gary T. Snyder (vice president, operations of Tumbleweed). TW Funding, LLC and the guarantors pledged 400,000 shares and 1,900,000 shares of Tumbleweed common stock, respectively, as collateral for the note, all of which would be transferred to Mr. Mansbach in the event of default and foreclosure. The loan was due on December 31, 2000. In early December 2000, FTN Securities and the Company were engaged in discussions with potential strategic partners, and the guarantors requested a 90 day extension on the loan due date because they believed FTN Securities and the Company might be able to locate a strategic partner prior to an extended due date of the loan. Mr. Mansbach advised Mr. Smith, President of Tumbleweed, of the guarantors' request and his intent to grant the requested extension. Later, in December 2000, Mr. Smith advised Mr. Mansbach that he had consulted with the board of directors and that a majority of the board approved of Mr. Mansbach's acquisition through transfer to him of such shares in the event of a default and foreclosure on the loan. Mr. Mansbach indicated to Mr. Smith that if he acquired the additional shares, he would consider a sale of the shares. Absent such board approval, the Company would have been prohibited under Section 203 of the Delaware General Corporation Law from engaging in a business combination with Mr. Mansbach for a period of three years from the time he acquired beneficial ownership of 15% or more of the Company's outstanding stock. In light of the fact that no offers from strategic or financial partners had been received, the board desired to provide Mr. Mansbach the opportunity to engage in such a transaction, in the event he foreclosed on the loan but was unable to, or determined not to, sell the shares. However, there were no understandings, plans or arrangements between the Company and Mr. Mansbach with regard to any such transaction.

Mr. Mansbach agreed to forbear from demanding repayment of the note, which was originally due on December 31, 2000, until March 31, 2001. The loan was not repaid on March 31, 2001. On May 1, 2001, Mr. Mansbach made written demand for payment of the loan. Payment was not made within five days of the demand and Mr. Mansbach declared the loan to be in default.

On May 14, 2001, Mr. Mansbach filed suit in Circuit Court in Jefferson County, Kentucky, to enforce his rights under the note, guarantees and related documents. On December 5, 2001, in connection with a settlement agreement, pursuant to an agreed order dismissing the claims of all parties and releasing the guarantors from any further liability on the note, the Court approved the transfer of the pledged shares to Mr. Mansbach. Prior to the acquisition of the 2,300,000 shares upon default and foreclosure on the loan, Mr. Mansbach owned 98,002 shares of the Company's' stock. Upon default under the loan, Mr. Mansbach also had the right to vote an additional 725,000 shares which were owned by the guarantors but were not pledged to secure the loan. Under the terms of the settlement agreement, Mr. Mansbach no longer has the power to vote the 725,000 shares.

In addition, during early 2001, management investigated, and explored with legal and accounting advisors, the formation of an ESOP to purchase Mr. Mansbach's interest in Tumbleweed. This alternative was not pursued, primarily due to the lack of available financing to fund the ESOP purchase.

Also, in July 2001, Mr. Mansbach engaged J.J.B. Hilliard, W.L. Lyons to assist him with the sale of his Tumbleweed stock. No offers were received by Mr. Mansbach for his interest in Tumbleweed.

In February 2002, management again investigated, and explored with legal and accounting advisors, the formation of an ESOP. At this time, the proposal included a possible purchase of a portion of Mr. Mansbach's stock as well as a portion of the publicly held shares. This alternative was not pursued, again primarily due to the lack of available financing to fund the ESOP purchase.

In early May 2002, Mr. Smith had discussions with Mr. Mansbach in which he indicated his concern over the fact that neither the Company nor Mr. Mansbach had been able to find a buyer for Mr. Mansbach's shares or any firm offer to buy the Company. Moreover, neither the Company nor an ESOP would be financially able to purchase Mr. Mansbach's shares due to financing issues. In light of this situation, Mr. Smith asked Mr. Mansbach to consider becoming part of a group to take the Company private. Mr. Mansbach indicated that he would consider becoming part of the group. Mr. Smith also noted that Mr. Roth had indicated to him an interest in taking the Company private. Mr. Smith contacted Mr. Roth who indicated that he would be interested in joining with Messrs. Smith and Mansbach in a going private transaction. After further discussions with Messrs. Smith and Roth during the last two weeks in May, Mr. Mansbach indicated that he would join the group as the lead investor due to the fact that he was the largest stockholder.

On May 31, 2002, Messrs. Mansbach, Smith and Roth delivered to the Company's board of directors a proposal to acquire all of the outstanding shares of the Company not owned by them. The transaction was to have been structured as a tender offer by an entity created for that purpose at a price of $1.75 per share. Promptly after consummation of the tender, the remaining shares not owned by the group were to have been acquired through a merger at the tender offer price. The proposed tender offer was subject to a number of conditions, including: (1) entering into a definitive agreement with the Company in form and substance customary for transactions of this sort, (2) approval of the transaction by a special committee of the board of directors, (3) receipt of satisfactory financing for the transaction, and (4) receipt of a fairness opinion from the financial advisor to a special committee of the board that the proposed transaction was fair, from a financial point of view, to the unaffiliated stockholders. The group reserved the right to amend or withdraw the proposed offer at any time. The structure of the proposed transaction was determined by Messrs. Mansbach, Smith and Roth based on their desire to obtain additional Company stock in an expeditious manner.

Nicholas Glancy served as counsel to the Company at the time of the proposed tender offer in 2002. With the consent of the Company, Greenebaum Doll & McDonald PLLC acted as securities and tax counsel to the persons proposing to make the tender offer in 2002.

Over the weekend from May 31 through June 2, Messrs. Mansbach, Smith and Roth had various telephone conversations with three other directors: George Keller, Minx M. Auerbach and Lewis Bass. They all agreed to join the group to take the Company private (the "investor group").

On June 5, 2002, the board of directors appointed a special committee of independent directors consisting of Mr. Lloyd and Mr. Koch to evaluate the proposed going private offer, to negotiate with the investor group and to explore strategic alternatives for the Company. Mr. Lloyd is Chief Financial Officer of Taco Bueno Restaurants, Inc., a privately-held Mexican restaurant chain, and was formerly Chief Financial Officer of Taco Cabana, Inc., then a publicly held Mexican restaurant chain acquired by the Carrols Corporation in December 2000. Mr. Koch is a partner in the Louisville-based public accounting firm of Carpenter, Mountjoy & Bressler, P.S.C. From March 1994 to June 1996, Mr. Koch was the Chief Financial Officer of Seed Restaurant Group, Inc. The special committee met that day and elected Mr. Lloyd as its chairman. The special committee retained Akin, Gump, Strauss, Hauer & Feld, L.L.P. on June 12, 2002, to act as its legal advisor in connection with its review of the proposed going private offer.

On June 19, 2002, the special committee met for the primary purpose of retaining a financial advisor. An attorney from Akin Gump was present at this meeting, where the special committee interviewed three investment banking firms.

After interviewing such investment banking firms, the special committee retained the investment banking firm of FTN Financial Securities Corp, then known as First Tennessee Securities Corporation, to act as its financial advisor. The special committee selected FTN Financial Securities on the strength of its experience with similar going private transactions and the restaurant industry. FTN Financial Securities had been engaged by the Company in August 2000 to advise it with respect to strategic alternatives for the Company, and that engagement ended in August 2001.

The Company publicly announced the retention of FTN Financial Securities and Akin Gump on July 1, 2002. Beginning immediately thereafter, FTN Financial Securities and Akin Gump commenced a due diligence review with respect to material operations and material agreements of the Company.

During July 2002, FTN Financial Securities commenced a limited market test by contacting 18 potential buyers. Of the 18 parties contacted, four expressed an interest in reviewing additional information and were provided a summary information package about Tumbleweed. None of the parties contacted by FTN Financial Securities expressed an interest in submitting an offer and at no time after the publicly announced appointment of the special committee and of FTN Financial Securities to serve as financial advisor did either the special committee or FTN Financial Securities receive any unsolicited communication from a third party presenting an offer to acquire the Company or engage in any other strategic alternative. None of the four parties receiving summary materials indicated any interest in conducting additional due diligence or negotiations and none of them tendered any proposal to acquire the Company or its stock or otherwise engage in an alternative strategic transaction.

During the summer of 2002, the investor group explored financing alternatives for the tender offer, and Tumbleweed was attempting to refinance its indebtedness. The investor group and the Company encountered a tightening of available financing terms, due in part to the after-effects of the events of September 11, 2001, the restaurant industry's performance in general, as well as Tumbleweed's performance in particular, all of which adversely affected the availability of financing.

On October 25, 2002, Mr. Mansbach notified the Company by letter that he had decided, for personal reasons, to withdraw the going private proposal and would explore options for disposition of his existing shares. Mr. Mansbach concluded in the letter that the proposed transaction no longer met his investment objectives with respect to his holdings in the Company. He cited "softness in the economy and the restaurant industry, the tightening of available financing terms and the resulting likelihood of an extended time frame before seeing a return on my investment."

On October 25, 2002, the investor group reported that the proposed going private offer had been withdrawn and the members of the investor group no longer considered themselves to be a group.

The Company issued a press release on October 28, 2002 reporting that the proposed going private offer had been withdrawn. The Company also announced that it intended to continue to explore strategic alternatives that might include a sale of the Company, significant investments by new third party investors or a potential going private transaction led by other members of the initial group.

During November and December of 2002, Mr. Roth investigated other possible financial partners to purchase Tumbleweed shares in a going private transaction. Mr. Roth did not locate a financial partner. During this period of time, a representative of an unrelated investor group contacted Mr. Smith and indicated an interest in purchasing all the outstanding Tumbleweed stock at a price of $0.80 per share. Mr. Smith conveyed this offer to Mr. Mansbach who indicated that he was not willing to sell his stock at that price. The investor representative indicated to Mr. Smith the possibility of paying up to a maximum of an additional $0.20 per share over a two to three year period following the purchase if the Company met earnings targets to be specified. Mr. Smith again contacted Mr. Mansbach, who indicated that he did not believe that this proposal constituted a firm offer and that he would not be interested in dealing with the investors on those terms. Mr. Smith informed the investor representative of Mr. Mansbach's position and discussions ended without an offer.

On January 27, 2003, Mr. Smith met with Mr. Mansbach and Mr. Roth to discuss the impact of the passage of the Sarbanes-Oxley Act of 2002 and the market performance of Tumbleweed's stock. Mr. Smith pointed out that the Sarbanes-Oxley Act included a number of provisions that were effective, or would become effective in a relatively short time period, and would substantially increase the cost of being a public company and require the Company to add additional independent directors. Such provisions included the required management's internal control report and related procedures, attestation from external auditors with respect to management's internal control report, accelerated and additional periodic filing requirements, electronic filing and Website posting of Section 16(a) reports, code of ethics requirements and monitoring, independent directors and financial expert requirements and monitoring, additional board committee requirements and "whistle blowing" procedures for confidential, anonymous submission of concerns regarding accounting or auditing matters. Mr. Smith held informal discussions with the board of directors on February 12, 2003 concerning the impact of the Sarbanes-Oxley Act and the market performance of Tumbleweed's stock. It was the consensus of the board of directors that Mr. Smith should explore with financial and legal advisors the option of becoming a private company.

Following the discussions with board members, Mr. Smith contacted Nicholas Glancy, counsel to Tumbleweed, and representatives of Greenebaum Doll & McDonald PLLC, Tumbleweed's securities and tax counsel, to seek advice concerning the structure, cost, advantages, consequences and timing of a going private transaction. On March 19, 2003, legal counsel discussed a possible going private transaction in a meeting with Mr. Smith and Mr. Mattingly, Chief Financial Officer of Tumbleweed. Tumbleweed began to explore whether the going private proposal could be structured as a reverse/forward split. Securities counsel advised Tumbleweed concerning the potential cost savings of a reverse/forward split structure as compared to a reverse stock split. Between March 19 and May 19, 2003, Tumbleweed's legal advisors conferred with Mr. Smith with respect to a viable structure for a going private transaction. During this period, Messrs. Smith, Mattingly and Glancy also conferred with the representatives of General Electric Franchise Finance Corporation, Tumbleweed's primary lender, concerning approval of the Company's going private transaction. General Electric Franchise Finance Corporation representatives indicated that they had no objection to the transaction, subject to review of the transaction documentation. General Electric Franchise Finance Corporation did not have any influence on the determination of the cash price to be paid for the Company's shares in the transaction.

At a board meeting held on May 19, 2003, the board preliminarily approved the proposed 1-for-5,000 reverse stock split followed immediately by a 5,000-for-1 forward stock split, with a per share cash price of $1.10 to be paid to stockholders who would otherwise receive less than one share in the reverse stock split. The approval was subject to: (1) the recommendation of the special committee which had remained in place since their appointment in connection with the prior going private tender offer proposal, (2) the receipt of a fairness opinion from the financial advisor to the special committee to the effect that the cash consideration of $1.10 per share was fair from a financial point of view to unaffiliated stockholders receiving cash in the transaction; (3) final board approval; and (4) the approval of stockholders.

In considering the price for the cash out of fractional shares, the board reviewed a number of factors affecting fair value including multiples of earnings before interest, taxes, depreciation and amortization ("EBITDA") as compared with other restaurant companies, including small cap casual dining restaurant companies, and the market price of the Company's stock and restaurants stocks generally. It was noted that the stock closed at $.95 on May 19, 2003. Mr. Smith indicated that he thought the fair value of the shares based primarily on a multiple of EBITDA, which he viewed as the most important factor, was $1.04 per share. Mr. Smith believed that EBITDA was the most meaningful factor, because factors such as book value and liquidation value were not fair indicators of the value of the Company in view of the Company's historical prices in recent periods and the lack of interest shown by any prospective third party acquirers at prices related to the book value or liquidation value of the Company. The board also considered going concern value and historical and projected financial results. See "Special Factors -- Recommendation of the Board of Directors; Fairness of the Transaction Proposal." After a lengthy discussion of the valuation, there was a consensus of the directors to propose that the value be set at $1.10 per share. The board believed the $1.10 price also represented a more meaningful premium over recent trading prices of the Company's common stock. The board determined the reverse stock split ratio of one share for every 5,000 shares based on an estimation of the ratio that would result in a reduction in the number of stockholders to fewer than 300 stockholders.

Following the close of business on May 19, Tumbleweed announced that the board had preliminarily approved the proposed transaction.

On May 20, 2003, Mr. Lloyd, the chairman of the special committee, contacted representatives of FTN Financial Securities and advised them of the proposed transaction and the assignment to the special committee of the responsibility of reviewing the fairness of such transaction with its financial and legal advisers, obtaining a fairness opinion with respect to the cash consideration, and making a recommendation to the full board of directors with respect to the transaction. Mr. Lloyd then authorized FTN Financial Securities to commence its necessary review and analysis of the transaction with a view to providing such a fairness opinion.

Between May 20, 2003, and June 10, 2003, FTN Financial Securities conducted due diligence with respect to the Company, including the review and discussion with senior management of management's financial projections for the Company, and other appropriate analyses necessary to support a fairness opinion.

On June 10, 2003, the special committee, with all its members participating, met via teleconference with its legal and financial advisors. During this meeting, FTN Financial Securities presented to the special committee certain preliminary analyses of the transaction and related current market conditions in the restaurant industry and with respect to similar going private transactions, and the special committee discussed such issues among themselves and their advisors and directed its financial advisor to continue its analyses with respect to a potential fairness opinion concerning the proposed transaction.

On June 13, 2003, the special committee, with all of its members participating, met via teleconference with representatives of Akin Gump and FTN Financial Securities. FTN Financial Securities made a presentation and delivered an oral opinion to the special committee to the effect that, as of the date of the opinion and subject to the various assumptions and limitations set forth in its written opinion delivered to the special committee, the cash consideration of $1.10 was fair, from a financial point of view, to those stockholders receiving the cash consideration, other than the affiliated stockholders. The full text of the opinion is attached as Annex B to this proxy statement.

The special committee and its advisors engaged in extended discussion of the analyses supporting the opinion and of its terms and other pertinent financial factors and related discussions concerning the fairness of the transaction to unaffiliated stockholders of 5,000 shares or more who would not be receiving the cash consideration. Akin Gump reviewed for the special committee the material terms of the transaction and of the contemplated conversion of the Company to a Delaware limited liability company and discussed the directors' fiduciary duties in connection with these proposed transactions, including, but not limited to, the special committee's duty to consider the fairness of these transactions to the unaffiliated stockholders who will remain as stockholders after the transaction. Upon conclusion of its deliberations, the special committee unanimously determined to recommend that the board (i) determine that each of the cash consideration and the transaction is advisable, fair to and in the best interests of the Company and its stockholders, including all unaffiliated stockholders (both those receiving the cash consideration and those remaining as stockholders after the transaction), and (ii) approve the cash consideration and the transaction.

On June 16, 2003, the board of directors approved the transaction following the receipt of the fairness opinion rendered to the special committee by FTN Financial Services and recommendation of the special committee. The board directed that the transaction be submitted to stockholders for a vote at the upcoming annual meeting of stockholders. The board recommended that stockholders approve the transaction.

The board's decision to approve the transaction and recommend approval to stockholders was based on the recommendation of the special committee, the fairness opinion rendered by FTN Financial Securities to the special committee and numerous factors as described in the remainder of this section entitled "Special Factors."

OVERVIEW

Of Tumbleweed's approximately 900 stockholders of record on September 25, 2003, approximately 830 hold fewer than 5,000 shares (not including beneficial owners whose shares may be registered in "street name"). Collectively, these approximately 830 record holders own an aggregate of approximately 168,000 shares, or 3% of our outstanding shares.

We do not know the exact number of shares of our common stock owned beneficially (but not of record) by persons who own fewer than 5,000 shares of our common stock and who hold the shares in street name. However, based on the number of sets of proxy materials that we are requested to provide to brokers, dealers, etc., we estimate there are at least 590 such holders owning beneficially approximately 432,000 shares or 7% of Tumbleweeds' outstanding shares.

Accordingly, we estimate there are approximately 600,000 shares of our common stock, representing 10% of our outstanding shares, held by stockholders holding fewer than 5,000 shares. In making the computations presented elsewhere in this proxy statement (including the preparation of the pro forma financial information included herein), we have assumed that a substantial portion of the beneficial owners of shares held in nominee name hold fewer than 5,000 shares and will, therefore, be cashed out in the transaction.

As a public company, Tumbleweed is required to prepare and file with the Securities and Exchange Commission, among other items, the following:

  o  Quarterly Reports on Form 10-Q;

  o  Annual Reports on Form 10-K;

  o Proxy statements and annual stockholder reports as required by Regulation 14A under the Exchange Act; and

  o Current Reports on Form 8-K.

The costs associated with these reports and other filing obligations comprise a significant overhead expense. These costs include professional fees for our auditors and corporate counsel, printing and mailing costs, internal compliance costs, and transfer agent costs. These SEC registration-related costs have been increasing over the years, and we believe that they will continue to increase substantially, particularly as a result of the additional reporting and disclosure obligations imposed on public companies by the recently enacted Sarbanes-Oxley Act of 2002 and Nasdaq's proposed revised listing requirements. The proposed Nasdaq listing requirement also requires the Company's board of directors to be composed of a majority of independent directors by its 2004 annual meeting. The Company does not now meet the independent directors requirements and due to its small size believes it will be difficult to attract and retain a majority of independent directors.

Mr. Smith advised the transaction participants (other than the directors) of the board's and special committee's analysis and conclusions regarding the purposes for, alternatives to, reasons for, and effects of, the proposed transaction. The transaction participants agreed with the board's and special committee's purposes for, alternatives to, reasons for, and effects of, the transaction and concluded that they represent their own individual purposes for, alternatives to, and reasons for, the transaction. The effect of the transaction on all the transaction participants, except for Mr. Lloyd, is that they will retain beneficial ownership of Tumbleweed shares, but Tumbleweed will be a private company. See "Special Factors -- Certain Effects of the Transaction," and "-- Effects of the Transaction on Stockholders."

Accordingly, the transaction participants, including the board of directors, determined that the recurring expense and burden of maintaining so many small stockholder accounts, coupled with the costs associated with maintaining registration of Tumbleweed's common stock under the Exchange Act, is not cost efficient for Tumbleweed. Additionally, the the transaction participants, including the board of directors, determined, even as a publicly-traded stock, that there is a very limited trading market for our shares of common stock, especially for sales of larger blocks of our shares, and that our stockholders derive little benefit from Tumbleweed's status as a publicly-held corporation. See "Special Factors -- Purposes and Reasons for the Transaction." The board of directors and the other transaction participants also concluded that, as a private company, management would have increased flexibility to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce quarterly earnings per share growth. As a result, our management began to explore the possibility of reducing our number of stockholders of record to below 300 in order to terminate the registration of our common stock with the SEC.

The going private proposal is being made at this time because the sooner the proposal can be implemented, the sooner Tumbleweed will cease to incur the expenses and burdens (which are only expected to increase in the near future) and the sooner stockholders who are to receive cash in the transaction will receive and be able to reinvest or otherwise make use of such cash payments.

Alternatives Considered. In making this determination, the board of directors and the other transaction participants considered other means of achieving the same result, but rejected these alternatives because they believe that the reverse/forward stock split structure would be simpler and less costly. The transaction participants determined that the lower transaction costs of the reverse/forward stock split were also in their best interests as individuals, and as stockholders. These alternatives were:

  o TENDER OFFER AT A SIMILAR PRICE PER SHARE. The board of directors was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record stockholders so as to accomplish the going private objective and reduce recurring costs. The board of directors was uncertain whether a tender offer structure could be designed that would induce a sufficient number of stockholders to tender in order to accomplish the objective of reducing the number of stockholders below 300 in order to permit Tumbleweed to terminate its registration with the SEC.

  o PURCHASE OF SHARES IN THE OPEN MARKET. The board of directors rejected this alternative because it concluded it was unlikely that Tumbleweed could acquire shares from a sufficient number of holders to accomplish the board's objectives.

  o REVERSE STOCK SPLIT WITHOUT A SUBSEQUENT FORWARD SPLIT. This alternative would accomplish the objective of reducing the number of record stockholders below the 300 threshold, assuming approval of the reverse stock split by Tumbleweed's stockholders. In a reverse stock split, Tumbleweed would acquire the interests of the cashed out stockholders pursuant to an amendment to Tumbleweed's certificate of incorporation to reduce the number of issued and outstanding shares of common stock such that the cashed out stockholders would own less than one full share of Tumbleweed common stock. Tumbleweed would then distribute cash for the resulting fractional share interests held by each stockholder (as compared to the proposed transaction in which only those stockholders whose shares are converted to less than one share in the reverse split -- meaning they held fewer than 5,000 shares immediately before the effective time of the transaction -- are entitled to receive any cash payment). The board rejected this alternative due to the higher cost involved.

  o SALE OF THE COMPANY. From time to time over the past three years, Tumbleweed has explored the possibility of a sale of substantially all of the assets or stock of Tumbleweed. While those efforts led to discussions and preliminary proposals, no firm offers were received. See "Special Factors -- Background of the Transaction." Consequently, a sale of the Company was not considered as a viable alternative.

With respect to Mr. Mansbach, he engaged J.J.B. Hilliard, W.L. Lyons to assist him with the sale of his Tumbleweed stock in 2001. No offers were received by Mr. Mansbach for his interest in Tumbleweed at that time. In late 2002, Mr. Smith conveyed to Mr. Mansbach an indication of interest from a representative of an unrelated investor group in purchasing all outstanding shares at $0.80 per share. He indicated that he was not willing to sell his stock at that price. The representative expressing an interest in purchasing the shares at $0.80 indicated the possibility of paying up to a maximum of an additional $0.20 per share over a two to three year period following the purchase, if the Company met earnings targets to be specified. Mr. Mansbach did not believe that this proposal constituted a firm offer and indicated that he would not be interested in dealing with the investors on those terms. The investor group did not make any additional proposals or offers and discussions were terminated. Accordingly, a sale of his interest in Tumbleweed was not considered a valid alternative by Mr. Mansbach. See "Special Factors -- Background of the Transaction."

PURPOSE AND REASONS FOR THE TRANSACTION

In recent years, Tumbleweed believes the public marketplace has had less interest in public companies with a small market capitalization and a limited amount of securities available for trading in the public marketplace. The transaction participants, including the board of directors, believe it is highly speculative whether our common stock would ever achieve significant market value with an active and liquid market. The realization that our common stock might not in the foreseeable future achieve significant market value as a public company is one of the reasons that ultimately caused the board of directors and the other transaction participants to conclude that Tumbleweed no longer is benefitting from being a public company, and that it would be in the best interest of Tumbleweed and its stockholders for Tumbleweed to be privately held.

Because neither Mr. Mansbach nor Tumbleweed received any viable offers to purchase Mr. Mansbach's shares or all outstanding shares, Mr. Mansbach believed that a sale of his interest in Tumbleweed was not a reasonable alternative. See "Special Factors -- Overview" and "-- Background of the Transaction." In addition, in evaluating and determining to support the proposed transaction, Mr. Mansbach concluded that, unlike the tender offer proposed by him in 2002, this transaction would allow him to benefit as a remaining stockholder from the cost savings of becoming a private company without the necessity to invest substantial personal funds.

In addition, the board of directors noted that a relatively large number of record and beneficial stockholders who hold fewer than 5,000 shares own in the aggregate only 10% of Tumbleweed's outstanding shares. As a result, the board concluded that the costs associated with reducing the number of stockholders of record below 300 was reasonable in view of the anticipated benefits of being privately held.

The board's and the other transaction participants' purpose of the proposed transaction is to cash out the equity interests in Tumbleweed of the approximately 830 record holders of common stock that at the time of the transaction are expected to own fewer than 5,000 shares of common stock at a price determined to be fair by the entire board of directors and all transaction participants. The transaction will allow Tumbleweed to reduce the number of stockholders of record to fewer than 300 so as:

  o to permit cashed-out stockholders to receive cash for their shares without having to pay brokerage commissions at a price that represents a premium of 19% and 13% over the average 30 and 60 day closing prices, respectively, before the public announcement of the proposed transaction. If the transaction is implemented, the officers, directors and affiliates of Tumbleweed (and other holders of 5,000 or more shares) will benefit by an increase in their percentage ownership of Tumbleweed's common stock.
     Further, following the filing of a Form 15, the deregistration of Tumbleweed's common stock under the Exchange Act and its delisting from the Nasdaq Small Cap Market, there will be no public market for transactions in the Tumbleweed stock -- any trading in our common stock will only occur in the "pink sheets" (until conversion into a limited liability company) or in privately negotiated sales;

  o to relieve Tumbleweed of the administrative burden and increasing costs associated with filing reports and otherwise complying with the requirements of registration under the Exchange Act, by deregistering its common stock under the Exchange Act;

  o to relieve Tumbleweed of the additional cost and investment of management time associated with compliance with the Sarbanes-Oxley Act of 2002 and the related regulations, many of which become effective over the following 12 months;

  o to decrease the expense and burden of dealing with Tumbleweed's high number of stockholders holding small positions in Tumbleweed's stock; and

  o to increase management's flexibility to consider and initiate actions that may produce long- term benefits and growth without the pressure and expectation to produce quarterly earnings per share growth.

Tumbleweed incurs direct and indirect costs associated with compliance with the SEC's filing and reporting requirements imposed on public companies, costs which we expect will only increase in the near future. Tumbleweed also incurs substantial indirect costs as a result of, among other things, the executive time spent to prepare and review such filings. Since Tumbleweed has relatively few executive personnel, these indirect costs can be substantial.

Tumbleweed's direct and indirect costs related to being a public company are estimated to approximate $250,000, as compared to being a private company, specifically as follows:

       Audit vs. review                                         $  60,000
       Quarterly reviews by accountant                          $  24,000
       Legal SEC work                                           $  15,000
       Director fees                                            $  60,000
       Public relations costs - Annual Reports                  $  20,000
       Nasdaq fees                                              $  20,000
       Transfer agent costs                                     $  16,000
       Reduced officers and directors insurance costs           $  35,000
       Total                                                     $250,000*

* The Company believes that an additional $100,000 of savings would be realized under current law if, following the transaction, Tumbleweed becomes a limited liability company. Under the laws of a number of states where Tumbleweed conducts business, corporations are subject to certain licensing and franchise taxes to which limited liability companies are currently exempt. We have not given consideration to any elimination of taxes at the entity level and pass-through of taxes to equity holders assuming Tumbleweed becomes a limited liability company. See "Anticipated Conversion to Limited Liability Company."

The principal advantages to Tumbleweed of remaining a public company include the potential to raise capital through the sales of securities in a public offering in the future or to acquire other business entities using stock as the consideration for any such acquisition. As a practical matter, capital from the public market has not been, and is not expected to be, available to the Company, and the Company has no plans to acquire other businesses. Accordingly, the board and the other transaction participants believe that any advantages of remaining a public company are outweighed by the disadvantages. The transaction participants, all of whom are directors, officers or stockholders of Tumbleweed, concluded that the savings of being a private company will be beneficial to them as individuals and as stockholders.

RECOMMENDATION OF THE SPECIAL COMMITTEE

In evaluating the proposed transaction and the cash consideration, the special committee relied on its knowledge of the business, financial condition and prospects of the Company as well as the advice of its financial and legal advisors. In view of the wide variety of factors considered in connection with the evaluation of the transaction and the cash consideration, the special committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determinations.

The discussion herein of the information and factors considered and given weight by the special committee is not intended to be exhaustive, but is believed to include all material factors considered by the special committee. In determining that the special committee would recommend the transaction and the cash consideration to the board of directors, the special committee considered the following factors which, in the view of the special committee, supported such determination.

MARKET PRICE AND PREMIUM; HISTORICAL PRICES. The special committee considered both the historical market prices and recent trading activity and current market price of the Company's common stock. In particular, as a positive factor, the special committee noted the fact that the cash consideration of $1.10 per share represents a 15.8% premium over the $0.95 per share closing price on May 19, 2003, the last full trading day before the public announcement of the proposed transaction, and a 19% and a 13% premium over the average 30 and 60 day closing prices, respectively, before the public announcement of the proposed transaction.

The special committee noted as a negative factor that the cash consideration represented a 1.8% discount to the closing stock price one year prior to May 19, 2003, but the special committee considered that such historical price data for one year prior and earlier periods was of limited relevance in view of the previously proposed and withdrawn 2002 tender offer and the subsequent decline in stock price. The special committee also as a negative factor took note of the fact that the market price of the common stock had, as is customary when such a proposed transaction is announced, generally increased from the time of the announcement to the date that the special committee made its recommendation to a price approximately equal to, and at times exceeding, the transaction price, having traded as high as $1.22 per share on June 3, 2003. However, the special committee considered that the more recent higher-priced trading activity was more reflective of market speculation factors related to the likelihood of the transaction being consummated at a particular price than of the fair value of the stock.

GOING CONCERN VALUE. In determining the cash amount to be paid to cashed out stockholders in the transaction, the special committee considered the valuation of Tumbleweed and of Tumbleweed's shares as a going concern, without giving effect to any anticipated effects of the transaction. In considering going concern value, the special committee considered multiples of EBITDA and multiples of revenue of Tumbleweed as comparable to certain other small capitalization publicly traded restaurant companies and considered discounted cash flow valuations based upon five-year management projections which indicated a valuation range of $0.77 to $1.25 per share for Tumbleweed common stock. See "Special Factor -- Opinion of Financial Advisor" for a more detailed discussion of these considerations.

Although  the  special  committee  also  reviewed  transactions   involving  the
acquisition of entire entities, the special committee gave somewhat lesser weight to the amount per share that might be realized in a sale of 100% of the stock of Tumbleweed as an appropriate consideration in the context of the proposed reverse stock split transaction that would not result in a change of control of Tumbleweed, although the special committee did note that the premium to pre-announcement price at $1.10 per share fell within the range of premiums paid in change of control acquisitions considered by the special committee.

LIQUIDATION VALUE; NET BOOK VALUE. The special committee noted as a negative factor that the Company's net book value per share and net tangible book value per share as of March 23, 2003, were approximately $2.33 per share and $2.04 per share, respectively. However, the special committee believed that the optimal value of the Company was only achievable as a going concern. The special committee believed that book value was not a fair indicator of value under the circumstances in that the Company's historical prices in recent periods and the lack of any interest on the part of third party prospective acquirers in recent periods indicated that a price equivalent to book value per share was not reasonably obtainable in market transactions.
                                      -33-

Although no valuation of total assets was undertaken, the special committee believed that a liquidation or other transaction designed to monetize the Company's assets would likely result in recovery of a price for the Company's tangible assets of substantially less than tangible book value. In particular, although the Company had cash on hand of approximately $5.5 million at June 15, 2003 ($2.9 million of which represents the proceeds of additional long-term debt borrowed since December 29, 2002, to use primarily for remodeling and other capital improvements), the special committee believed its per share liquidation value would be substantially less than $1.10 per share due to the Company's indebtedness levels and the expense of satisfying lease and other contractual obligations in a liquidation.

The special committee also considered that the Company's non-cash assets consist primarily of accounts receivable, inventory, restaurant equipment, furniture and fixtures, buildings and leasehold improvements and land. Restaurant equipment generally has a limited market or is attached to the restaurant premises and ordinarily generates less than book value in liquidation and accounts receivable (other than credit card receivables), particularly franchisee receivables for a liquidating franchisor, and inventory would likely generate substantially less than book value in a liquidation context.

OPINION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR. The special committee considered the written opinion of FTN Financial Securities to the special committee that as of the date of the opinion and based upon and subject to the various assumptions and limitations described in the opinion, the cash consideration is fair, from a financial point of view, to the stockholders receiving the cash consideration, other than the affiliated stockholders.

PRESENTATION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR. The special committee considered the various financial information, valuation analyses and other factors set forth in the written presentation delivered to the special committee at the meeting of the special committee on June 13, 2003.

LIMITED LIQUIDITY FOR THE COMPANY'S STOCK. The special committee recognized the lack of an active trading market and the very limited liquidity of the Company's common stock. The special committee considered the effects of this factor on both the stockholders who own less than 5,000 shares of common stock and will receive the cash consideration and those stockholders who will remain after the transaction. With respect to the stockholders who will receive the cash consideration and cease to be stockholders, the special committee recognized that this transaction presents such stockholders an opportunity to liquidate their holdings at a price which represented a premium to the pre-announcement market value, without incurring brokerage costs. With respect to the stockholders who will remain after the transaction, the special committee noted that the effect of this transaction on the liquidity of such holders' stock is mitigated by the limited liquidity they currently experience.

FUTURE COST SAVINGS. The special committee considered that both affiliated and unaffiliated stockholders remaining after the transaction will benefit from the reduction of direct and indirect costs borne by the Company to maintain its public company status. Such a reduction will include, but not be limited to, the elimination of increased costs anticipated by the Company to comply with the additional requirements of public companies imposed by the Sarbanes-Oxley

Act of 2002 and related SEC regulations. In addition, the special committee recognized the Company's anticipated savings with respect to audit requirements, directors' fees and insurance costs associated with public companies.

INTERESTS OF THE UNAFFILIATED STOCKHOLDERS WHO WILL REMAIN. The special committee considered the fairness of the transaction to the unaffiliated stockholders who will remain stockholders of the Company after the transaction. The special committee reasoned that such stockholders would benefit from the cost savings associated with the elimination of expenses attributable to compliance with public company reporting requirements and to the time and attention currently required of management to fulfill such requirements.

In addition, the special committee considered its financial advisor's leveraged buyout analysis of the transaction, which indicates that an internal rate of return resulting from this transaction would be consistent with the return expectations of an individual buying or investing in leveraged private companies. The leveraged buyout analysis prepared by the financial advisor suggested that a leveraged buyout of the Company at the valuation considered could potentially yield a return in the low to mid 30% range, based on a number of assumptions, including (i) the Company's ability to achieve its projected results, (ii) the Company's ability to realize savings from the elimination of public company expenses and other savings each year, (iii) the sale of the Company at a comparable valuation after five years, and (iv) a hypothetical capital (debt and equity) structure based on the Company's current borrowing agreements. Such a low to mid 30% range level of return is consistent with the stated target internal rate of return requirements of many private equity groups and similar investors in leveraged transactions.

Finally, the special committee considered that if, as currently contemplated by Company's management, the Company converts to a limited liability company after the transaction, certain tax savings associated with such a conversion would further benefit the Company and its stockholders.

POSSIBLE DECLINE IN MARKET PRICE OF SHARES. The special committee considered the possibility that if such a transaction is not done and Tumbleweed remained a public company, the price that might be received by the unaffiliated stockholders in the open market or in a future transaction might be less than the cash consideration.

UNAFFILIATED REPRESENTATIVES; NON-EMPLOYEE SPECIAL COMMITTEE. No unaffiliated representative was retained to act solely on behalf of the unaffiliated stockholders in the transaction to negotiate the terms or prepare a report on behalf of the unaffiliated stockholders. The board determined that an unaffiliated representative was not necessary to ensure the procedural and substantive fairness of the transaction because it believed there was sufficient representation in the decision- making at the board and special committee levels to protect the interests of unaffiliated stockholders and the special committee concurred with this determination.

In addition, both the board and the special committee took note of the fact that the interests of unaffiliated stockholders inherently varied depending upon whether any particular unaffiliated stockholder held 5,000 shares or more or held fewer than 5,000 shares and believed that the expense of separate representatives and advisors for each such class would have been cost prohibitive.

The special committee consisted of two directors, Mr. Lloyd, who served as chairman, and Mr. Koch. While Messrs. Lloyd and Koch are directors and so are deemed transaction participants, neither of the special committee members is an employee of the Company. The special committee chose and retained its own financial advisor and legal counsel. Mr. Lloyd and Mr. Koch have indicated that they intend to resign as directors following the effectiveness of the transaction and the filing by the Company of a Form 15 to deregister the Company's common stock under federal securities laws. Mr. Lloyd is not expected to be a stockholder of the Company following the transaction and Mr. Koch will beneficially own 18,333 shares (approximately 0.34%) of the Company's common stock following the transaction. The special committee believes that it conducted a complete and thorough evaluation of the proposed transaction. Moreover, the special committee received an opinion from its financial advisor to the effect that the cash consideration to be paid in the transaction is fair, from a financial point of view, to unaffiliated stockholders who will receive cash in the transaction.

APPROVAL OF MAJORITY OF UNAFFILIATED HOLDERS IS NOT REQUIRED. The transaction is not structured so that approval of at least a majority of unaffiliated stockholders is required and although the special committee and its representatives had some discussions with the Company and its representatives concerning whether it would be advisable to structure the transaction approval process in this fashion, the special committee in the end did not determine to ask affiliated stockholders to waive their voting rights in this transaction.

Since the board has a fiduciary duty to the Company and its stockholders, the special committee determined that abrogation of the responsibility for approving or rejecting the transaction to a group holding only a 40% interest in the Company's outstanding shares would not be appropriate, particularly where no change of control results from the transaction (the affiliated stockholders having already 60% of the outstanding shares) and where the proportionate increase in equity percentage of any continuing stockholder following the transactions, whether affiliated or unaffiliated, is relatively modest.

Furthermore, based on information available to the Company, of the outstanding shares held by unaffiliated stockholders, approximately 75% are held by approximately 100 unaffiliated record and beneficial stockholders who hold 5,000 or more shares and who will not receive cash in the transaction. Approximately 25% of the shares held by nonaffiliates are held by approximately 1,400 nonaffiliates who hold fewer than 5,000 shares and who are expected to receive cash in the transaction. Accordingly, if only unaffiliated stockholders are allowed to vote with respect to the transaction, approximately 1,500 record and beneficial stockholders would be entitled to vote but the outcome would most likely be determined by the vote of the approximately 100 unaffiliated stockholders who will continue to be stockholders of the Company following the transaction. The special committee believes that conditioning the transaction on the approval of a majority of unaffiliated stockholders would inappropriately place the responsibility for approving or rejecting the transaction in the hands of a relatively smaller group of stockholders, who, unlike the board, have no fiduciary duty to other stockholders and are not representative of unaffiliated stockholders receiving cash consideration in the transaction.

POTENTIAL OPPORTUNITY BASED ON MARKET SALES TO POSITION ONESELF AS A CONTINUING OR AS A CASHED OUT STOCKHOLDER. The special committee realized that the approval of the transaction is assured based on the voting interest of the affiliated stockholders. However, the special committee took into account that unaffiliated stockholders will have some opportunity (subject to market conditions) to determine whether or not they desire to remain as stockholders of the Company by acquiring sufficient shares so that they hold at least 5,000 shares or disposing of shares so that they do not hold 5,000 shares immediately prior to the transaction. The special committee noted that the acquisition of additional shares would not require a substantial investment, in light of the recent market price for Tumbleweed common stock.

TRANSACTION   STRUCTURE.   The  special   committee   considered   the  proposed
arrangements for "tag along" rights, "drag along" rights and rights of first refusal proposed in the event the conversion to a limited liability company is accomplished as currently contemplated. See "Anticipated Conversion to Limited Liability Company -- Transfer of Shares or Units; Rights of First Refusal and Other Rights."

LEVEL OF PREVIOUS INVESTMENT IN PRIVATE COMPANY. The special committee also considered that approximately 80 of the estimated 100 unaffiliated stockholders holding 5,000 or more shares (80%) are, based upon advice of Tumbleweed management, persons who initially elected to invest in the Tumbleweed business before it was publicly traded, having invested in a predecessor of Tumbleweed in a private placement occurring before the Company went public.

Based on the foregoing analyses, the special committee believes that the transaction is procedurally and substantively fair to all stockholders, including the unaffiliated stockholders, regardless of whether a stockholder receives cash or continues to be a stockholder following the transaction, and believes the proposed cash amount to be fair consideration for those stockholders holding less than 5,000 shares. The transaction was unanimously approved by the special committee, all members of the special committee being non-employees of Tumbleweed.

RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE TRANSACTION PROPOSAL

The board of directors unanimously determined that the transaction is substantively fair to, and in the best interests of, Tumbleweed and its unaffiliated stockholders, including stockholders who will receive cash as well as those who will retain their shares of common stock after the transaction. The board of directors also believes that the transaction and the process by which the transaction is to be approved is procedurally fair to unaffiliated stockholders, including stockholders who will receive cash as well as those who will retain their shares of common stock after the transaction. The board of directors unanimously recommends that the stockholders vote for approval of the transaction. Each member of the board of directors and each executive officer of Tumbleweed has advised Tumbleweed that he or she intends to vote their shares in favor of the transaction. As of October 15, 2003, the directors and executive officers of Tumbleweed held a total of 1,175,909 shares of Tumbleweed common stock, or approximately 19.9% of the total shares entitled to vote at the annual meeting. Mr. Mansbach, who held approximately 40.5% of Tumbleweed's common stock at October 15, 2003, indicated that he intends to vote for approval of the transaction. Accordingly, the board expects to obtain stockholder approval of the transaction.

The board has the authority to reject (and not implement) the transaction (even after approval thereof by stockholders) if it determines subsequently that the transaction is not then in the best interests of Tumbleweed and its stockholders.

The board considered several alternatives to accomplish the transaction but ultimately approved the reverse/forward split structure. See the discussion under "Special Factors -- Background of the Transaction" for a description of these alternatives considered by the board.

The board considered numerous factors, discussed below, in reaching its conclusion as to the fairness of the transaction to our stockholders, including both the cashed-out and remaining unaffiliated stockholders. The following factors are all the material factors, both positive and negative, considered by the board. The board did not assign any specific weights to the factors listed below. Moreover, in their considerations, individual directors may have given differing weights to different factors.

  o MARKET PRICES OF TUMBLEWEED'S COMMON STOCK; HISTORICAL PRICES. Tumbleweed's common stock is quoted on the Nasdaq Small Cap Market. The common stock is thinly traded.

     The board reviewed high and low sales prices for the common stock from January 1, 2002 to May 19, 2003, which ranged from $.50 to $1.75 per share. See "Market for Common Stock and Related Stockholder Matters" for more information about our stock prices. While the board was aware that the common stock traded at higher prices prior to 2002, the board did not believe these prices were relevant to a determination of the current value of the common stock. The last sale price of Tumbleweed's common stock on May 19, 2003, prior to our announcement of the going-private transaction, was $0.95. The board considered recent trading activity of Tumbleweed's common stock, including the negative factor that the closing price of the common stock had reached a high of $1.25 per share during the first quarter of 2003. However, the cash consideration of $1.10 per share represents a 15.8% premium over the $0.95 per share closing price on May 19, 2003, the last full trading day before the public announcement of the proposed transaction, and a 10% and a 13% premium over the average 30 and 60 day closing prices, respectively, before the public announcement of the proposed transaction.

  o GOING CONCERN VALUE. In determining the cash amount to be paid to cashed out stockholders in the transaction, the board valued Tumbleweed's shares on the basis of a going concern, without giving effect to any anticipated effects of the transaction. In considering going concern value, the board considered multiples of EBITDA and discounted cash flow valuations. See "Special Factors -- Opinion of Financial Advisor" for a more detailed discussion. Although the board reviewed transactions involving the acquisition of entire entities, the board did not consider the amount per share that might be realized in a sale of 100% of the stock of Tumbleweed as an appropriate consideration in the context of a transaction that would not result in a change of control of Tumbleweed.

  o HISTORICAL AND PROJECTED FINANCIAL RESULTS. The board reviewed the results of operations of Tumbleweed for the previous three years and for the first quarter of 2003. For the three years ended December 31, 2000, December 31, 2001 and December 29, 2002, Tumbleweed reported net income in 2000 of $563,361, and net losses of $3,372,478, and $964,663 in 2001 and 2002, respectively. For the twelve weeks ended March 23, 2003, and the 24 weeks ended June 15, 2003, Tumbleweed reported net income of $148,356 and $402,634, respectively. The fact that the Company's earnings had improved may be considered a negative factor for effecting the transaction at this time. However, the board noted that increased operating earnings in 2002 did not result in any increase in the market price of the common stock. Moreover, the board considered that the cost of remaining public is significant in relation to current earnings. The increased earnings in 2003 were included in the projections reviewed by the board. For projected results for the five years ended December 2007, see Annex C.

  o OPINION OF THE FINANCIAL ADVISOR. The board considered the opinion of FTN Financial Securities, rendered to the special committee on June 13, 2003, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the cash consideration to be paid in the reverse stock split is fair, from a financial point of view, to Tumbleweed's unaffiliated stockholders who will receive cash in the transaction. See "Special Factors -- Opinion of the Financial Advisor" and a copy of the opinion of FTN Financial Securities attached as Annex B to this proxy statement.

  o OPPORTUNITY TO LIQUIDATE SHARES OF COMMON STOCK. The board considered the opportunity the transaction presents for stockholders owning fewer than 5,000 shares to liquidate their holdings without incurring brokerage costs, particularly given the relatively illiquid market for shares of Tumbleweed's common stock, at a price that represents a premium of 19% and 13% over the average 30 and 60 day closing prices, respectively, before the public announcement of the proposed transaction. The board believes brokerage costs are typically higher as a percentage of sales price in the case of stock with a low sales price.

  o LIQUIDATION VALUE; NET BOOK VALUE. The board believed that the book value and liquidation value were not fair indicators of the value of the Company in view of the Company's historical prices in recent periods and the lack of interest of third party acquirers in recent periods. The board noted, however, that the Company's book value per share at March 23, 2003, approximately $2.33, and net tangible book value per share at March 23, 2003, approximately $2.04, were substantially higher than the per share price to be paid in lieu of fractional shares. This difference between book value and the cash consideration may be considered a negative factor. However, the board did not believe that a price equivalent to book value per share is reasonably obtainable as it is a result of accounting methodologies and is not indicative of the results that could be realized in a liquidation.

     Although the Company had cash on hand of approximately $5.5 million at June 15, 2003 (which it expects to use primarily for remodeling and other capital improvements), due to the Company's indebtedness and lease obligations, the board believes its per share liquidation value would be substantially less than $1.10 per share. Accordingly, the board did not consider liquidation value to be relevant to its evaluation of the fairness of the transaction. The board also considered the fact that the Company will continue to be operated as a going concern and that its accounts payable, accrued liabilities and on-going operations also require a substantial part of the Company's cash resources.

     The board considered that the Company's non-cash assets consist primarily of accounts receivable, inventory, restaurant equipment, furniture and fixtures, buildings and leasehold improvements and land. Restaurant equipment generally has a limited market or is attached to the restaurant premises and accounts receivable (other than credit card receivables) and inventory would likely generate substantially less than book value in a liquidation context. In addition, the board considered the potential value for the Company on a per share basis in a liquidation, taking into consideration the potential realization of the Company's assets in a liquidation (with land and accounts receivable being the assets with the expectation of the highest realization), the tax bases of the Company's property and equipment, and the significant expense that would be incurred by the Company to cancel its existing operating leases, which would potentially offset any remaining proceeds available to shareholders following the payment of outstanding liabilities.

At the board's meeting on June 16, 2003, Mr. Lloyd, chairman of the special committee, reviewed FTN Financial Securities' fairness opinion with the board and presented a summary of the principal financial analyses supporting their fairness opinion. The board had an opportunity to ask questions and discuss the analysis. Although it is difficult to determine what the board as a whole or any individual board member concluded from any one particular analysis, certain facts were compelling and discussed at great length. The stock has significantly declined since the Company went public in January 1999. Given Tumbleweed's relatively small stockholder base and lack of liquidity, the board further concluded that this trend would be extremely difficult to reverse. Additionally, in determining the $1.10 per share price to be paid in the going private transaction, the board considered the premium it represented over the market price prior to the announcement of the transaction. While Tumbleweed common stock traded at both higher and lower levels in recent months, the board believes that the consideration being offered takes into account the risk borne by stockholders for potentially large upward and downward percentage movements in the Company's stock on a low volume of trading. After careful consideration of these factors, the board concluded that $1.10 was not only a fair price to unaffiliated stockholders being cashed out, but also to unaffiliated stockholders remaining after the going private transaction.

The board also considered the negative factor that, in addition to the deregistration of Tumbleweed's common stock under the Exchange Act as a result of the transaction, Tumbleweed stock would cease to be traded on the Nasdaq Small Cap Market. However, the board determined that the limited market for the shares of Tumbleweed common stock provides little benefit to Tumbleweed stockholders. See "Special Factors -- Purposes of and Reasons for the Transaction." The board also recognized that the consideration to be paid to the cashed out stockholders in the transaction reflected, at the time of consideration, a premium over recent trading prices for the Tumbleweed stock.

No firm offers have been made by an unaffiliated person during the preceding two years for (i) the merger or consolidation of Tumbleweed into or with such person, (ii) the sale or other transfer of all or any substantial part of the assets of Tumbleweed, or (iii) the purchase of a number of shares of common stock that would enable the holder thereof to exercise control of Tumbleweed. Tumbleweed did participate in discussions with, and received preliminary proposals from, potential purchasers from time to time during the past two years. See "Special Factors -- Background of the Transaction."

During the process of analyzing the fairness of the transaction and preparing or reviewing this proxy statement each director and Mr. Mansbach, the Company's largest stockholder, concluded that it was inappropriate to sell their shares at this time given their considerable investment of time and money in the Company. While recognizing that there is considerable uncertainty regarding the Company's future performance, they are hopeful that the performance of the Company will continue to improve if the transaction is implemented and thus over time result in increased stockholder value.

UNAFFILIATED REPRESENTATIVES; NON-EMPLOYEE SPECIAL COMMITTEE. No unaffiliated representative was retained to act solely on behalf of the unaffiliated stockholders in the transaction to negotiate the terms or prepare a report on behalf of the unaffiliated stockholders. The board determined that an unaffiliated representative was not necessary to ensure the procedural and substantive fairness of the transaction because it believed there was sufficient representation in the decision- making at the board and special committee levels to protect the interests of unaffiliated stockholders and the special committee concurred with this determination.

In addition, both the board and the special committee took note of the fact that the interests of unaffiliated stockholders inherently varied depending upon whether any particular unaffiliated stockholder held 5,000 shares or more or held fewer than 5,000 shares and believed that the expense of separate representatives and advisors for each such class would have been cost prohibitive.

The special committee consisted of two directors, Mr. Lloyd, who served as chairman, and Mr. Koch. While Messrs. Lloyd and Koch are directors and transaction  participants,  neither  of  the  special  committee  members  is an employee of the Company. The special committee chose and retained its own financial advisor and legal counsel. Mr. Lloyd and Mr. Koch have indicated that they intend to resign as directors following the effectiveness of the transaction and the filing by the Company of a Form 15 to deregister the Company's common stock under federal securities laws. Mr. Lloyd is not expected to be a stockholder of the Company following the transaction and Mr. Koch will beneficially own 18,333 shares (approximately 0.34%) of the Company's common stock following the transaction. The board believes that the special committee conducted a complete and thorough evaluation of the proposed transaction. Moreover, the special committee received an opinion from its financial advisor to the effect that the cash consideration to be paid in the transaction is fair, from a financial point of view, to unaffiliated stockholders who will receive cash in the transaction.

APPROVAL OF MAJORITY OF UNAFFILIATED HOLDERS IS NOT REQUIRED. The transaction is not structured so that approval of at least a majority of unaffiliated stockholders is required and although the special committee and its representatives had some discussions with the Company and its representatives concerning whether it would be advisable to structure the transaction approval process in this fashion, the special committee in the end did not determine to ask affiliated stockholders to waive their voting rights in this transaction.

Since the board has a fiduciary duty to the Company and its stockholders, the special committee determined that abrogation of the responsibility for approving or rejecting the transaction to a group holding only a 40% interest in the Company's outstanding shares would be improper. Based on information available to the Company, of the outstanding shares held by unaffiliated stockholders, approximately 75% are held by approximately 100 unaffiliated record and beneficial stockholders who hold 5,000 or more shares and who will not receive cash in the transaction. Approximately 25% of the shares held by nonaffiliates are held by approximately 1,400 nonaffiliates who hold fewer than 5,000 shares and who are expected to receive cash in the transaction. Accordingly, if only unaffiliated stockholders are allowed to vote with respect to the transaction, approximately 1,500 record and beneficial stockholders would be entitled to vote but the outcome would most likely be determined by the vote of the approximately 100 unaffiliated stockholders who will continue to be stockholders of the Company following the transaction. The board of directors determined that conditioning the transaction on the approval of a majority of unaffiliated stockholders would inappropriately place the responsibility for approving or rejecting the transaction in the hands of a relatively smaller group of stockholders, who, unlike the board, have no fiduciary duty to other stockholders and are not representative of unaffiliated stockholders receiving cash consideration in the transaction.

POTENTIAL OPPORTUNITY BASED ON MARKET SALES TO POSITION ONESELF AS A CONTINUING OR AS A CASHED OUT STOCKHOLDER. The board realized that the approval of the transaction is assured based on the voting interest of the affiliated stockholders. However, the board took into account that unaffiliated stockholders will have some opportunity (subject to market conditions) to determine whether or not they desire to remain as stockholders of the Company by acquiring sufficient shares so that they hold at least 5,000 shares or disposing of shares so that they do not hold 5,000 shares immediately prior to the transaction. The board noted that the acquisition of additional shares would not require a substantial investment, in light of the recent market price for Tumbleweed common stock.

UNAFFILIATED STOCKHOLDERS' ACCESS TO TUMBLEWEED FILES. Tumbleweed has not made any provision in connection with the transaction to grant unaffiliated stockholders access to Tumbleweed's corporate files or to obtain counsel or appraisal services at Tumbleweed's expense. With respect to unaffiliated stockholders' access to Tumbleweed's corporate files, the board determined that this proxy statement, together with Tumbleweed's other filings with the SEC, provide adequate information for unaffiliated stockholders to make an informed decision with respect to the transaction. The board also considered the fact that under Delaware corporate law, and subject to certain conditions set forth under Delaware law, stockholders have the right to review Tumbleweed's relevant books and records of account. The board did not consider these steps necessary to ensure the fairness of the transaction proposal. The board determined that such steps would be costly and would not provide any meaningful additional benefits. The board noted the fact that the financial advisor engaged by the special committee of the board considered and rendered its opinion as to the fairness of the cash consideration payable to our unaffiliated stockholders in the going private transaction, from a financial point of view.

Based on the foregoing analysis, the board believes that the transaction is procedurally and substantively fair to all stockholders, including the unaffiliated stockholders, regardless of whether a stockholder receives cash or continues to be a stockholder following the transaction.

Seven of the Company's eight directors are not employees of the Company. The transaction was unanimously approved by the board, including all non-employee directors. Accordingly, a majority of the directors approving the transaction are not employees of the Company.


POSITION OF TRANSACTION PARTICIPANTS

Each of the  transaction  participants  has concluded  that the  transaction  is substantively fair to, and in the best interests of, Tumbleweed and its unaffiliated stockholders, including stockholders who will receive cash as well as those who will retain their shares of common stock after the transaction. Each of the transaction participants has also concluded that the transaction and the process by which the transaction is to be approved is procedurally fair to unaffiliated stockholders, including stockholders who will receive cash as well as those who will retain their shares of common stock after the transaction. The transaction participants intend to vote in favor of the transaction and recommend that stockholders vote to approve the transaction. Notwithstanding the fact that the transaction is not structured so that approval of at least a majority of unaffiliated stockholders is required to approve the transaction, the transaction participants believe that the transaction is procedurally fair to the unaffiliated shareholders receiving cash in the transaction because they hold approximately 10% of the outstanding stock and would be unable to significantly influence the outcome of the vote, even if it required approval of a majority of the unaffiliated stockholders. The transaction participants also believe that the transaction is procedurally fair to the unaffiliated shareholders holding 5,000 or more shares because they will be treated the same as the affiliated shareholders in the transactions.

The conclusions regarding the procedural fairness, the substantive fairness, the purposes for, alternatives to, reasons for, and effects of, the transaction, and recommendation of the transaction participants are based upon the analyses, conclusions and recommendation of the board and the special committee which the transaction participants have specifically adopted and the delivery of the opinion of FTN Financial Securities to the special to the effect that the cash consideration of $1.10 was fair, from a financial point of view, to those stockholders receiving the cash consideration, other than affiliated stockholders. The transaction participants have determined that the analyses and conclusions of the board and the special committee regarding the procedural fairness, the substantive fairness, the purposes for, alternatives to, and reasons for, the transaction represent their own individual purposes for, alternatives to, and reasons for, the transaction, except that the fiduciary duty analysis was considered by transaction participants who are directors in their capacity as directors but not by transaction participants in their individual capacity. The effect of the transaction on all the transaction participants, except for Mr. Lloyd, is that they will retain beneficial ownership of Tumbleweed shares, but Tumbleweed will be a private company. The transaction participants did not retain a financial advisor. See "Special Factors -- Recommendation of the Special Committee" and "Special Factors -- Opinion of the Financial Advisor."

The transaction participants recognize that their interests in the transaction are not the same as the interest of an unaffiliated stockholder. See "The Parties" and "Special Factors -- Interests of Officers and Directors in the Transaction."

OPINION OF THE FINANCIAL ADVISOR

The special committee of the board of directors retained FTN Financial Securities to act as financial advisor in connection with the proposed reverse stock split. On June 13, 2003, FTN Financial Securities delivered an oral opinion to the special committee, followed by a written opinion as of the same date, that as of the date of such opinion, the cash consideration of $1.10 was fair, from a financial point of view, to those stockholders receiving the cash consideration, other than the affiliated stockholders.

The full text of the FTN Financial Securities opinion is attached to this document as Annex B. The full text of the FTN Financial Securities opinion sets forth the assumptions made by FTN Financial Securities in arriving at its opinion as well as certain qualifications to the opinion of FTN Financial Securities. Furthermore, the full text of the FTN Financial Securities opinion describes the information reviewed by FTN Financial Securities and briefly describes the qualifications of FTN Financial Securities to render an opinion as to the fairness, from a financial point of view, of the cash consideration to those stockholders receiving the cash consideration, other than the affiliated stockholders.

While FTN Financial Securities rendered its opinion and provided certain financial analyses to the special committee, the opinion was only one of the many factors taken into consideration by the special committee in making their recommendation to the board of directors. FTN Financial Securities did not recommend to the special committee the amount of consideration that should be paid in the proposed reverse stock split or other terms thereof. The board of directors determined the amount of consideration to be paid in connection with the reverse stock split. The decision to recommend and pursue the proposed reverse stock split was solely that of the special committee and the board of directors.

In preparing its opinion, FTN Financial Securities performed a variety of analyses, which are described below. In arriving at its opinion, FTN Financial Securities considered the results of all such analyses as a whole and did not attribute any particular weight to any specific analysis or factor. As such, consideration of only a portion of the analyses could create an incomplete view of the processes underlying FTN Financial Securities' opinion.

In performing its analyses, FTN Financial Securities made assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Tumbleweed. The analyses performed by FTN Financial Securities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of FTN Financial Securities' analysis of the fairness of the cash consideration to those stockholders receiving the cash consideration, other than the affiliated stockholders, from a financial point of view and were provided to the special committee in connection with the delivery of FTN Financial Securities' opinion. The analyses do not purport to be appraisals or to reflect the prices at which the Company might actually be sold. FTN Financial Securities used in its analyses various projections of results of operations prepared by the management of Tumbleweed. The projections are based on numerous variables and assumptions that are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

The following paragraphs summarize the quantitative analyses performed by FTN Financial Securities in arriving at the opinion delivered to the special committee.

ANALYSIS OF CERTAIN PUBLICLY-TRADED COMPANIES

Using publicly-available information, FTN Financial Securities reviewed the stock prices, market multiples and certain other characteristics for certain companies in the restaurant industry, focusing on those companies of comparable size (in terms of market capitalization, trading volume and the general size of the business). None of these companies are identical to Tumbleweed. The companies included in this analysis were Eateries, Inc., Fresh Choice, Inc., J. Alexander's Corporation, Max & Erma's Restaurants, Inc., Mexican Restaurants, Inc. and The Smith & Wollensky Restaurant Group, Inc. FTN Financial Securities noted that the value of Tumbleweed implied by the cash consideration was in line with the average and median multiples of revenue and earnings before interest, taxes, depreciation and amortization ("EBITDA") for the preceding twelve months for the other publicly-traded companies.

                                            Average       Median     Tumbleweed
Market Multiple of:

Trailing 12 months revenues .............     0.4x         0.4x         0.4x
Trailing 12 months EBITDA ...............     5.2x         5.3x         5.2x

ANALYSIS OF RECENT ACQUISITION TRANSACTIONS

Using  publicly-available  information,  FTN Financial  Securities  reviewed the purchase prices and multiples paid in selected merger and acquisition transactions involving companies in the restaurant industry. No company or transaction was identical to Tumbleweed or the proposed reverse stock split. In addition, FTN Financial Securities noted that most of the transactions involved a change of control, which is not entirely consistent with the proposed reverse stock split. FTN Financial Securities examined transactions, including several going private transactions as well as transactions of less than $50 million, since January 1, 2001 and reviewed the relationship between the aggregate transaction value of the acquired company and the acquired company's revenues and EBITDA for the twelve months preceding acquisition. FTN Financial Securities noted that the value of Tumbleweed implied by the cash consideration was within the range of multiples of revenues and EBITDA for the preceding twelve months in both going private transactions with a transaction value of less than $50 million as well as transactions of less than $50 million involving companies in the casual dining segment of the restaurant industry.

                                                Range               Tumbleweed
Aggregate Transaction Value to:

Going private transactions < $50 million

Trailing 12 months revenues ................    0.1x - 1.0x             0.4x
Trailing 12 months EBITDA ..................    3.9x - 8.3x             5.2x

Casual dining transactions < $50 million

Trailing 12 months revenues .................    0.1x - 1.0x            0.4x
Trailing 12 months EBITDA ...................   4.2x - 11.9x            5.2x

ANALYSIS OF PREMIUMS PAID

Using publicly-available information, FTN Financial Securities reviewed the premium or discount to the market price of the cash consideration with those observed in recent transactions deemed comparable to the proposed reverse stock split. FTN Financial Securities noted that many of the transactions involved companies with infrequently traded common stock and/or going concern issues. FTN Financial Securities noted that the premium or discount implied by the cash consideration to the one day, one week and one month stock prices were within the ranges observed and comparable to the median observed.

                                     One Day              One Week              One Month

Range of premium/(discount)      (9.4%) - 809.1%     (11.1%) - 809.1%       (28.6%) - 669.2%
Median premium                       26.4%                    35.6%                 20.0%
Tumbleweed                           15.8%                    17.0%                 22.2%

ANALYSIS OF DISCOUNTED CASH FLOWS

Using five-year projections, FTN Financial Securities reviewed the estimated cash flows for Tumbleweed for the purpose of calculating a present value of the common stock of Tumbleweed. Such estimates were prepared by the management of Tumbleweed without consideration for the proposed reverse stock split. The cash flows, as well as a terminal value, were discounted to the net present value utilizing a variety of discount rates and terminal value EBITDA multiples. In making these calculations, FTN Financial Securities utilized (i) discount rates ranging from 13.9% to 14.9% (which were derived from Tumbleweed's theoretical cost of capital and a review of those companies included in the analysis of certain publicly-traded companies) and (ii) terminal value EBITDA multiples ranging from 5.0x to 5.4x. This analysis indicated a valuation range for the common stock of Tumbleweed of $0.77 per share to $1.25 per share. FTN Financial Securities noted that the cash consideration was toward the higher end of the range observed.

FTN Financial Securities is a nationally recognized investment banking firm, which as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In connection with the proposed reverse stock split and a prior going private tender offer proposal, FTN Financial Securities has performed investment banking and financial advisory services for the special committee of the board of directors of Tumbleweed for which it has received compensation. Specifically, FTN Financial Securities received a $25,000 retainer fee upon the signing of the engagement letter between the special committee and FTN Financial Securities and a $125,000 fairness opinion fee following the rendering of the opinion to the special committee. Additionally, FTN Financial Securities also received fees of $20,000 in late 2001 for advisory services in connection with a review of strategic alternatives performed in 2000 and early 2001 on behalf of Tumbleweed unrelated to the reverse stock split. Pursuant to the engagement letter dated June 20, 2002, and the addendum to the engagement letter dated February 27, 2003, Tumbleweed has also agreed to reimburse FTN Financial Securities for the expenses reasonably incurred by it in connection with its engagement, including reasonable counsel fees, and to indemnify FTN Financial Securities and its officers, directors, employees, agents and controlling persons against certain expenses, losses, claims, damages or liabilities in connection with its services, including those arising under federal securities laws.

In the ordinary course of business, FTN Financial Securities or its affiliates may trade the equity securities of Tumbleweed for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

CERTAIN EFFECTS OF THE TRANSACTION

The transaction will have various effects on Tumbleweed, as described below.

REDUCTION IN THE NUMBER OF STOCKHOLDERS AND THE NUMBER OF OUTSTANDING SHARES. We believe that the transaction will reduce the number of record stockholders from approximately 900 to approximately 100. As noted earlier, in addition to the approximately 168,000 shares held by stockholders of record with fewer than 5,000 shares in their account, Tumbleweed assumes that beneficial owners of approximately 432,000 additional shares will receive cash for their shares in the transaction. Accordingly, the number of outstanding shares of common stock will decrease from 5,916,153 to approximately 5,316,153.


INCREASE IN BOOK VALUE PER SHARE. Because (i) the price to be paid to stockholders of fewer than 5,000 shares of common stock will be $1.10 per share,
(ii) the number of shares of common stock expected to be cashed out as a result of the transaction is estimated to be approximately 600,000, (iii) the total cost to Tumbleweed (including expenses) of effecting the transaction is expected to be approximately $1,000,000, and (iv) at September 7, 2003, aggregate stockholders' equity in Tumbleweed was approximately $14,170,921, or $2.40 per share, we expect that, as a result of the transaction:

  o aggregate stockholders' equity of Tumbleweed as of September 7, 2003, will be reduced from approximately $14,170,921 on a historical basis to approximately $13,170,921 on a pro forma basis;

  o the book value per share of common stock as of September 7, 2003, will be increased from $2.40 per share on a historical basis to approximately $2.48 per share on a pro forma basis;

TERMINATION OF EXCHANGE ACT REGISTRATION. Our common stock is currently registered under the Exchange Act. We plan to file a Form 15 following the transaction to terminate this registration if our common stock is no longer held by 300 or more stockholders of record. Termination of registration of our common stock under the Exchange Act would substantially reduce the information we are required to furnish to our stockholders and to the SEC. It would also make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, proxy statement disclosure in connection with stockholder meetings and the related requirement of an annual report to stockholders, no longer applicable to Tumbleweed. Accordingly, we estimate it will eliminate costs and expenses associated with continuance of the Exchange Act registration, estimated at approximately $250,000 a year. We intend to apply for such termination as soon as practicable following completion of the transaction.

In the event the registration of our common stock is terminated under the Exchange Act, executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including, without limitation, the reporting and short-swing profit provisions of Section 16.

EFFECT ON MARKET FOR SHARES. Our common stock is currently traded on the Nasdaq Small Cap Market. We expect that after the transaction our common stock will be delisted from the Nasdaq Small Cap Market. This delisting, together with the reduction in public information concerning Tumbleweed as a result of its no longer being required to file reports under the Exchange Act, will further reduce the liquidity of the common stock. Any trading in our common stock after the transaction will only occur in the "pink sheets" or in privately negotiated sales.

EFFECT ON DIVIDENDS. Tumbleweed has not paid any dividends to date. Tumbleweed expects to become a limited liability company after the transaction. Thereafter, the limited liability company expects to make distributions to members to cover their tax liability for their portion of the Company's profits.

FINANCIAL EFFECTS OF THE TRANSACTION; FINANCING OF THE TRANSACTION. We expect that we will use approximately $1,000,000 of cash on hand to complete the transaction, which includes approximately $340,000 in professional fees and other expenses and that the transaction will not have any material adverse effect on our liquidity, results of operations or cash flow. Because we do not currently know the actual number of shares which will be cashed out, we can only estimate the total amount of cash to be paid to stockholders in the transaction. We estimate that amount to be approximately $660,000. The Company has sufficient cash and short term cash equivalents to fund the transaction. See "Special Factors -- Fees and Expenses" for a description of the fees and expenses we expect to incur in connection with the transaction.

INCREASED SHARE OWNERSHIP OF OFFICERS AND DIRECTORS. As a result of the transaction, we expect that (a) the percentage of ownership of common stock of Tumbleweed held by current executive officers and directors of Tumbleweed as a group, including Mr. Mansbach who will become a director, upon completion of the transaction, will increase from 60% to approximately 67%, (b) the collective book value as of September 7, 2003, of the shares of Tumbleweed common stock held by Tumbleweed's current executive officers and directors, as a group, and Mr. Mansbach who will become a director, will increase from $8,577,386 on a historical basis to $8,863,299 on a pro forma basis, (c) the collective pro rata interest of such persons, as a group, in the net loss of Tumbleweed for the year ended December 29, 2002, will increase from $578,800 on a historical basis (based on the number of shares owned by such persons as of the record date) to $646,300 on a pro forma basis (based on the number of shares Tumbleweed anticipates such persons to own immediately after the transaction), and (d) the collective pro rata interest of such persons, as a group, in the net income of Tumbleweed for the thirty-six weeks ended September 7, 2003, will increase from $324,134 on a historical basis (based on the number of shares owned by such persons as of the record date) to $360,717 on a pro forma basis (based on the number of shares Tumbleweed anticipates such persons to own immediately after the transaction).

EFFECT OF THE TRANSACTION ON STOCKHOLDERS

GENERAL. If approved at the annual meeting, the transaction will affect Tumbleweed stockholders as set forth below.

If you want to continue to hold Tumbleweed stock after the transaction, you may do so by purchasing a sufficient number of shares of Tumbleweed common stock on the open market prior to the effective time of the transaction so that you hold at least 5,000 shares at the effective time of the transaction.

Tumbleweed intends for stockholders holding common stock in street name through a nominee (such as a bank or broker) to be treated in the transaction in the same manner as stockholders whose shares are registered in their names. However, nominees may have different procedures and stockholders holding common stock in street name should contact their nominees.

EFFECTS ON AFFILIATES AS STOCKHOLDERS. The transaction will have various effects on stockholders who are affiliates of Tumbleweed, as described below. As used in this proxy statement, the term "affiliated stockholder" means any stockholder who is a director or executive officer of Tumbleweed and Mr. Mansbach, Tumbleweed's largest stockholder, and the term "unaffiliated stockholder" means any stockholder other than an affiliated stockholder. The effects of the transaction to an affiliated stockholder will vary based on whether or not all or any portion of the affiliated stockholder's shares will be cashed out in the transaction. All transaction participants except Mr. Lloyd will retain beneficial ownership of shares of the Company following the transaction. The determination of whether or not any particular shares of Tumbleweed common stock will be cashed out in the transaction will be based on whether the holder of those shares holds either fewer than 5,000 shares or 5,000 or more shares. Since an affiliated stockholder may beneficially own shares held by more than one holder of shares, an affiliate may beneficially own both shares that will be cashed out in the transaction and shares that will remain outstanding in the transaction. We expect that our current executive officers and directors will hold a total of approximately 1,175,909 shares immediately after the transaction.

  o  CASHED-OUT AFFILIATED  STOCKHOLDERS.  Affiliated  stockholders owning fewer
     than  5,000  shares   immediately  prior  to  the  effective  time  of  the
     transaction will, upon consummation of the transaction:

     o   receive $1.10 in cash, without interest, per share;

     o no longer have any equity interest in Tumbleweed and, therefore, will not participate in its future potential earnings or growth, if any;

     o other than through employee benefit plans or programs, not be able to reacquire an equity interest in Tumbleweed unless they purchase shares from the remaining stockholders, although Tumbleweed does not anticipate that the remaining stockholders will transfer their shares to third parties; and

     o be required to pay Federal and, if applicable, state and local income taxes on the cash amount received in the transaction or recognize loss for tax purposes depending upon purchase price of their stock.

  o  REMAINING   AFFILIATED  STOCKHOLDERS.   Potential  effects  on   affiliated
     stockholders who remain as stockholders after the transaction include:

     o REDUCED REPORTING REQUIREMENTS FOR OFFICERS AND DIRECTORS. The directors and executive officers will no longer be subject to the reporting and short-swing profit provisions under the Exchange Act with respect to changes in their beneficial ownership of Tumbleweed common stock;

     o INCREASED BOOK VALUE PER SHARE. The book value per share of common stock as of September 7, 2003, will be increased from $2.40 per share on a historical basis to approximately $2.48 per share on a pro forma basis;

     o DECREASED LIQUIDITY. The liquidity of the shares of common stock held by stockholders may be further reduced by the transaction due to the expected termination of the registration of the common stock under the Exchange Act and the delisting of the common stock from the Nasdaq Small Cap Market. Any trading in our common stock after the transaction will only occur in the "pink sheets" or in privately negotiated sales. There can be no assurance of any market for Tumbleweed stock after the transaction. If the anticipated conversion to a limited liability company is completed after the transaction, transfers, other than to family members, will be subject to a right of first refusal and any trading in the "pink sheets" is expected to be terminated. See "Anticipated Conversion to Limited Liability Company."

EFFECTS ON UNAFFILIATED STOCKHOLDERS

The transaction will have various effects on stockholders who are not affiliates of Tumbleweed, as described below. The effects of the transaction to an unaffiliated stockholder will vary based on whether or not the unaffiliated stockholder's shares will be cashed out in the transaction.

  o CASHED-OUT UNAFFILIATED STOCKHOLDERS. Unaffiliated stockholders owning fewer than 5,000 shares immediately prior to the effective time of the transaction will:

     o   receive $1.10 in cash, without interest, per share;

     o no longer have any equity interest in Tumbleweed and, therefore, will not participate in its future potential earnings or growth, if any;

     o not be able to reacquire an equity interest in Tumbleweed unless they purchase shares from the remaining stockholders, although Tumbleweed does not anticipate that the remaining stockholders will transfer their shares to third parties; and

     o be required to pay Federal and, if applicable, state and local income taxes on the cash amount received in the transaction or recognize loss for tax purposes depending upon the purchase price of your stock.

  o REMAINING UNAFFILIATED STOCKHOLDERS. Potential effects on unaffiliated Tumbleweed stockholders who remain as stockholders after the transaction include:

     o DECREASED ACCESS TO INFORMATION. If the transaction is effected, we intend to terminate the registration of our common stock under the Exchange Act. As a result, Tumbleweed will no longer be subject to the periodic reporting requirements and the proxy rules of the Exchange Act. Similarly, executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including, without limitation, the reporting and short-swing profit provisions of Section 16. If the transaction is completed, Tumbleweed does not expect to engage independent auditors to audit Tumbleweed's financial statements. Tumbleweed expects to provide quarterly unaudited financial statements and annual reviewed financials;

     o DECREASED LIQUIDITY. The liquidity of the shares of common stock held by unaffiliated stockholders may be further reduced by the transaction due to the expected termination of the registration of the common stock under the Exchange Act and the delisting of the common stock from the Nasdaq Small Cap Market. Any trading in our common stock after the transaction will only occur in the "pink sheets" or in privately negotiated sales. If the anticipated conversion to a limited liability company is completed after the transaction, non-family transfers will be subject to right of first refusal and any trading in the "pink sheets" is expected to be terminated. See "Anticipated Conversion to Limited Liability Company";

     o INCREASED BOOK VALUE PER SHARE. The book value per share of common stock as of September 7, 2003, will be increased from $2.40 per share on a historical basis to approximately $2.48 per share on a pro forma basis;

     o INCREASED SHARE OWNERSHIP OF OFFICERS AND DIRECTORS. As a result of the transaction, we expect that (a) the percentage of common stock of Tumbleweed held by current executive officers and directors of
         Tumbleweed and Mr. Mansbach as a group will increase from 60% to approximately 67%, (b) the collective book value as of September 7, 2003, of the shares of Tumbleweed common stock held by Tumbleweed's current officers and directors, and Mr. Mansbach, as a group, will increase from $8,577,386 on a historical basis to approximately $8,863,299 on a pro forma basis,(c) the collective pro rata interest of Tumbleweed's current officers and directors, and Mr. Mansbach, as a group, in the net loss of Tumbleweed for the year ended December 29, 2002, will increase from $578,800 on a historical basis (based on the number of shares owned by such officers and directors as of the record date) to approximately $646,300 on a pro forma basis (based on the number of shares Tumbleweed anticipates such officers and directors to own immediately after the transaction), and (d) the collective pro rata interest of such persons, as a group, in the net income of Tumbleweed for the thirty-six weeks ended September 7, 2003, will increase from $324,134 on a historical basis (based on the number of shares owned by such persons as of the record date) to $360,717 on a pro forma basis (based on the number of shares Tumbleweed anticipates such persons to own immediately after the transaction).

EXAMPLES

In general, the transaction can be illustrated by the following examples:


Hypothetical Scenario            Result
---------------------            ------
Ms. Jones is a                   Instead of receiving a fractional share of common stock immediately
registered stockholder           after the reverse split, Ms. Jones will receive cash in the amount of
who holds 2,500 shares           $1.10 per share.  (Note: If Ms. Jones wants to continue her
of Tumbleweed stock              investment in Tumbleweed, she can buy at least 2,500 more shares
in her record account at         of Tumbleweed stock (preferably in her record account so as to
the effective time of            make it more readily apparent that she holds 5,000 or more shares).
the transaction.  Ms.            Ms. Jones would have to act far enough in advance of the effective
Jones holds no other             time of the transaction so that the purchase is complete and
shares.                          registered on the books of Tumbleweed before the effective time.)




Hypothetical Scenario            Result
---------------------            ------
Mr. Brown holds 3,000            Tumbleweed intends to treat stockholders holding common stock in
shares of Tumbleweed             street name through a nominee (such as a bank or broker) in the
stock in a brokerage             same manner as stockholders whose shares are registered in their
account at the effective         own names.  Nominees will be instructed to effect the transaction
time of the transaction.         for their beneficial holders.  However, nominees may have different
Mr. Brown holds no               procedures and stockholders holding common stock in street names
other shares.                    should contact their nominees.  Mr. Brown will receive cash in an amount equal to $1.10 per share.

Hypothetical Scenario            Result
---------------------            ------
Mr. Jackson holds                If either Tumbleweed or Mr. Jackson can establish to Tumbleweed's
4,000 shares of                  satisfaction that he in fact holds greater than 5,000 shares, Mr.
Tumbleweed stock in              Jackson's 8,000 shares will remain outstanding after the transaction.
registered form and              Otherwise, Tumbleweed will presume that all of the shares are held
4,000 shares in a                by a holder of fewer than 5,000 shares and Mr. Jackson would
brokerage account at             receive cash in an amount equal to $1.10 per share.  However, Mr.
the time of the                  Jackson would not be entitled to receive any cash for his shares in
transaction.  Mr.                the transaction, because he can not certify to Tumbleweed that he
Jackson holds no other           holds fewer than 5,000 shares.  Mr. Jackson will be able to rebut the
shares.                          presumption that his shares were cashed out in the transaction by certifying in the letter of transmittal sent to
                                 him after the transaction that he holds greater
                                 than 5,000 shares and providing Tumbleweed such
                                 other  information  as it may request to verify
                                 that fact.

INTERESTS OF OFFICERS AND DIRECTORS IN THE TRANSACTION

We refer you to the information under the heading "Security Ownership of Certain Beneficial Owners and Management" for information regarding our current officers and directors and their stock ownership in Tumbleweed. Mr. Mansbach will become a director of Tumbleweed following the transaction. As a result of the transaction, Tumbleweed expects that (a) the percentage of common stock of Tumbleweed held by current officers and directors of Tumbleweed as a group, including Mr. Mansbach, will increase from 60% to approximately 67%, (b) the collective book value as of September 7, 2003, of the Tumbleweed common stock held by Tumbleweed's current officers and directors, and Mr. Mansbach, as a group, will increase from $8,577,386 on a historical basis to approximately $8,863,299 on a pro forma basis, and (c) the collective pro rata interest of Tumbleweed's current officers and directors, and Mr. Mansbach, as a group, in the net loss of Tumbleweed for the year ended December 29, 2002, will increase from $578,800 on a historical basis (based on the number of shares owned by such officers and directors as of the record date) to $646,300 on a pro forma basis (based on the number of shares Tumbleweed anticipates such officers and directors will hold immediately after the transaction).

CONDUCT OF TUMBLEWEED'S BUSINESS AFTER THE TRANSACTION

Following the transaction, Tumbleweed will continue to conduct its existing restaurant operations in the same manner as now conducted. However, if approved by the stockholders remaining after the transaction, Tumbleweed will convert to a limited liability company. The executive officers immediately prior to the transaction will be the executive officers of Tumbleweed after the transaction and after the conversion. Upon consummation of the transaction, Messrs. Koch, Lloyd and Bass intend to resign as directors and Mr. Mansbach will become a director. The remaining directors will continue as directors of the Company.

Other than the anticipated conversion and as described in this proxy statement, neither Tumbleweed nor its management has any current plans or proposals to effect any other extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its board of directors or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business.

The shares of Tumbleweed common stock with respect to which the Company will pay $1.10 in cash, per share, will be cancelled after the transaction and will be included in Tumbleweed's authorized but unissued shares and would be available for issuance in the future. It is anticipated that, subject to approval of the board of directors, cash, Tumbleweed common stock, or a combination thereof, valued at a discount to the $400,000 maximum commission may be paid or issued to a company owned by Mr. Smith, the President and Chief Executive Officer, in connection with the proposed termination of a commission agreement relating to the sale of regional international licenses for the Tumbleweed concept. See "Certain Relationships and Related Transactions." Other than as disclosed in this proxy statement, Tumbleweed has no plans to issue additional shares of common stock other than shares which may be issued pursuant to the exercise of outstanding stock options prior to the conversion.

FEES AND EXPENSES

Tumbleweed estimates that transaction related fees and expenses, consisting primarily of financial advisory fees, SEC filing fees, fees and expenses of attorneys and accountants and other related charges, will total approximately $340,000, assuming the transaction is completed. This amount consists of the following estimated fees:


                   Description                        Amount
                   -----------                        ------
Advisory fees and expenses                               $140,000
Legal fees and expenses                                   175,000
Accounting fees and expenses                               10,000
Printing, solicitation and mailing costs                   10,000
Miscellaneous expenses                                      5,000
              TOTAL                                      $340,000

ANTICIPATED ACCOUNTING TREATMENT

Tumbleweed anticipates that it will account for the purchase of outstanding Tumbleweed common stock in the transaction from stockholders as retired stock.

U.S. FEDERAL INCOME TAX CONSEQUENCES

Summarized below are the material Federal income tax consequences to Tumbleweed and its stockholders resulting from the transaction. This summary is based on existing Federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of Federal income taxation which may be important to you in light of your individual circumstances. Many stockholders (such as financial institutions, insurance companies, broker- dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other stockholders may also be subject to special tax rules including, but not limited to, stockholders who received Tumbleweed common stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for Federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations.

This summary assumes that you are one of the following: (1) a citizen or resident of the United States; (2) a corporation or other entity taxable as a corporation created or organized under U.S. law (Federal or state); (3) an estate the income of which is subject to Federal income taxation regardless of its sources; (4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (5) any other person whose worldwide income and gain is otherwise subject to Federal income taxation on a net basis. This summary also assumes that you have held and will continue to hold your shares as capital assets.

THE TRANSACTION

We believe that the transaction will be treated as a tax-free "recapitalization" for Federal income tax purposes. This will result in no material Federal income tax consequences to Tumbleweed.

STOCKHOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES, IN LIGHT OF THEIR SPECIFIC CIRCUMSTANCES.

FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS, INCLUDING AFFILIATES, WHO ARE NOT CASHED OUT IN THE TRANSACTION. If you (1) continue to hold Tumbleweed common stock immediately after the transaction, and (2) you receive no cash as a result of the transaction, you will not recognize any gain or loss in the transaction and you will have the same adjusted tax basis and holding period in your Tumbleweed common stock as you had in such stock immediately prior to the transaction.

FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS, INCLUDING AFFILIATES, WHO BOTH RECEIVE CASH AND OWN, OR ARE CONSIDERED TO OWN, TUMBLEWEED COMMON STOCK AFTER THE TRANSACTION FOR FEDERAL INCOME TAX PURPOSES. In some instances you may be entitled to receive cash in the transaction for shares you hold in one capacity, but continue to hold shares in another capacity. For example, you may own less than 5,000 shares in your own name (for which you will receive cash) and own more than 5,000 shares jointly with another person. Alternatively, for Federal income tax purposes you may be deemed to own shares held by others. For instance, if you own less than 5,000 shares in your own name (for which you will receive cash) and your spouse owns more than 5,000 shares (which will continue to be held following the completion of the transaction), the shares owned by your spouse will be attributed to you. As a result, in some instances the shares you hold in one capacity might be cashed out in the transaction, while shares you own in another capacity, or which are attributed to you, may remain outstanding. In determining whether you are deemed to continue to hold stock immediately after the transaction, you will be treated as owning shares actually or constructively owned by certain family members and entities in which you have an interest (such as trusts and estates of which you are a beneficiary and corporations and partnerships of which you are an owner, and shares you have an option to acquire).

If you both receive cash as a result of the transaction and actually continue to hold Tumbleweed common stock in another capacity immediately after the transaction, you generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the excess of the sum of aggregate fair market value of your shares of Tumbleweed common stock deemed received in the transaction plus the cash received over your adjusted tax basis for the Tumbleweed stock disposed of in the transaction or (2) the amount of cash received in the transaction.

Any such gain recognized in the transaction will be treated, for Federal income tax purposes, as capital gain if your receipt of cash either (1) is not essentially equivalent to a dividend with respect to you as determined under section 302(b)(1) of the Internal Revenue Code of 1986, as amended ("Code"),  or
(2) is a substantially disproportionate redemption of stock with respect to you as determined under section 302(b)(2) of the Code. In such circumstances, your aggregate adjusted tax basis in your shares of Tumbleweed common stock held immediately after the transaction will be equal to your aggregate adjusted tax basis in your shares of Tumbleweed common stock held immediately prior to the transaction, increased by any gain recognized in the transaction, and decreased by the amount of cash received in the transaction.

If you do not meet the not essentially equivalent to a dividend or substantially disproportionate tests, the gain will be treated as ordinary dividend income to you to the extent of your ratable share of Tumbleweed's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining amount will be treated as a capital gain.

If you do not actually own shares of Tumbleweed stock after the transaction, but are considered to own such stock for Federal income tax purposes under the attribution rules referred to above, if you meet the complete termination of interest test (which would be possible if the only shares attributed to you were from a family member and you properly waive family attribution), substantially disproportionate test or not essentially equivalent to a dividend test, then the gain recognized by you (the excess of the cash received over the basis for the Tumbleweed shares cashed out) will be treated as capital gain. If you do not meet either of those tests, then the cash received (without reduction by your basis for the Tumbleweed shares cashed out) will be treated as ordinary dividend income to you to the extent of your ratable share of Tumbleweed's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining amount will be treated as a capital gain.

If you, or a person or entity whose ownership of Tumbleweed shares would be attributed to you, will continue to hold Tumbleweed common stock immediately after the transaction, you are urged to consult your tax advisor as to the particular Federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.

FEDERAL INCOME TAX CONSEQUENCES TO CASHED OUT STOCKHOLDERS, INCLUDING AFFILIATES, WHO DO NOT OWN, AND ARE NOT DEEMED TO OWN, TUMBLEWEED COMMON STOCK AFTER THE TRANSACTION. If you receive cash as a result of the transaction and do not own, and are not deemed to own, Tumbleweed common stock immediately after the transaction, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed out stock and your aggregate adjusted tax basis in such stock.

CAPITAL GAIN AND LOSS. For individuals, capital gain recognized upon the sale of capital assets that have been held for more than 12 months (to the extent they exceed capital losses) generally will be subject to tax at a Federal income tax rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. In general, the capital losses of individuals may only be deducted to the extent of the individual's capital gains plus $3,000 each year. Any capital loss of an individual which is not deductible by reason of the foregoing limitation may be carried forward to subsequent years. In the case of corporations, capital losses may only be deducted to the extent of capital gains. Any capital loss of a corporation which is not deductible by reason of the foregoing limitation may be carried back three years and carried forward five years.

DIVIDENDS. For individuals, if any portion of the cash received is treated as a dividend under the rules described above, the dividend will be subject to tax at a Federal income tax rate not to exceed 15%.

BACKUP WITHHOLDING. Stockholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the transaction to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each stockholder to deliver such information when the common stock certificates are surrendered following the effective time of the transaction. Failure to provide such information may result in backup withholding.

As explained above, the amounts paid to you as a result of the transaction may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances.

REGULATORY APPROVALS

The Company is not aware of any material governmental or regulatory approval required for completion of the transaction, other than compliance with the relevant federal and state securities laws and the corporate laws of Delaware.

DISSENTERS' RIGHTS

Stockholders  do  not  have  appraisal   rights  under  Delaware  law  or  under
Tumbleweed's certificate of incorporation or bylaws in connection with the transaction.


               ANTICIPATED CONVERSION TO LIMITED LIABILITY COMPANY

GENERAL

If the transaction is completed, it is expected that prior to the end of 2003, the remaining stockholders will be asked to approve a conversion of Tumbleweed from a Delaware corporation to a Delaware limited liability company. However, the conversion may not occur. The conversion would be accomplished through the transfer of Tumbleweed's assets and liabilities to a newly-formed Delaware limited liability company and liquidation of the existing Delaware corporation, Tumbleweed, Inc.

If the conversion is effected, units would be distributed by Tumbleweed to its stockholders in proportion to their respective stock holdings. No additional equity contributions to Tumbleweed or the limited liability company would be required.

Tumbleweed's certificate of incorporation provides that the authorized capital stock consists of 16,500,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. As of September 7, 2003, 5,916,153 shares of common stock were outstanding and no preferred stock was outstanding. The limited liability company would be authorized to issue 10,000,000 units.

The principal offices of Tumbleweed are, and the principal offices of the limited liability company will be, located at 2301 River Road, Suite 200, Louisville, Kentucky 40206.

Following the transaction, the current executive officers of Tumbleweed will continue to serve as executive officers. The executive officers serving immediately prior to the transaction would continue to serve in such capacities following the conversion.

Tumbleweed's certificate of incorporation and bylaws provide that the board shall consist of not less than five nor more than 11 directors and authorizes the exact number to be fixed from time to time by resolution of the board. Currently, the number of directors has been fixed at eight and there is one vacancy on the board. Tumbleweed's by-laws provide that the board has the right to divide the board into staggered, three-year terms of office. Tumbleweed's board divided its membership into three classes in 2000.

The limited liability company board is expected to consist of five directors. The initial directors will be Messrs. Mansbach, Roth, Keller, Smith and Ms. Auerbach. Four of the directors will be elected annually by the members. The fifth director will be the chief executive officer of the limited liability company.

RIGHTS AND OBLIGATIONS OF A STOCKHOLDER COMPARED TO A MEMBER OF THE LIMITED LIABILITY COMPANY

The rights and obligations of a stockholder of Tumbleweed are governed by its certificate of incorporation, by-laws and applicable provisions of Delaware law. The rights and obligations of a member of the limited liability company will be governed by the limited liability agreement and applicable provisions of Delaware law.

The terms of the limited liability agreement have not been finalized and are subject to change. The following description of the respective rights and obligations of a stockholder is qualified by reference to the certificate of incorporation and bylaws of Tumbleweed and to the final terms and conditions of the limited liability agreement.

FORM OF INTEREST

  o Stockholders' interests in Tumbleweed are held in the form of shares of common stock.

  o Members' interests in the limited liability company would be held in the form of units.

VOTING

  o A holder of common stock is entitled to one vote, in person or by proxy, for each share of common stock held by such holder.

  o Each unit holder would likewise be entitled to one vote per unit held by such holder.

PREEMPTIVE RIGHTS

  o Stockholders of Tumbleweed have no preemptive right to purchase additional shares issued by Tumbleweed.

  o If additional units are proposed to be sold by the limited liability company, the members will have a right to purchase their proportionate share of such new units.

CERTAIN CORPORATE GOVERNANCE MATTERS

  o Tumbleweed's certificate of incorporation and bylaws contain certain provisions that may discourage or make more difficult the acquisition of control of Tumbleweed by means of a tender offer, open market purchase, proxy contest or otherwise. Such provisions of the certificate of incorporation and bylaws may not be amended by stockholders without the affirmative vote of the holders of at least 85% of Tumbleweed's voting stock.

  o The limited liability company agreement will provide that certain actions are not permitted without the consent of the owners of at least 60% of the units. Such actions include (a) the sale or other disposition of all, or substantially all, of the operating assets; (b) liquidation or dissolution;
     (c) issuance of additional units or the adoption of option plans under which units may be issued; (d) merger or consolidation (other than between the limited liability company and a subsidiary of the limited liability company where there are no changes to the units owned by the members); (e) any arrangements which establish compensation to be paid to directors for services as such; (f) any transaction between the limited liability company and a director or officer; and (g) any amendment to the limited liability company's certificate of formation or limited liability company agreement.

DIVIDENDS AND DISTRIBUTIONS

  o Holders of common stock are entitled to receive dividends if, as and when declared by the board out of funds legally available therefor. Tumbleweed has paid no dividends to stockholders.

  o Generally, the making of a distribution by the limited liability company would be in the discretion of the board. However, the limited liability company intends to distribute an amount which the board determines is necessary for the members to pay their income taxes on their distributive share of the limited liability company's income. All distributions (other than liquidating distributions) will be made to members in proportion to the units owned by each member.

LIQUIDATION, DISSOLUTION OR WINDING UP

  o In the event of a liquidation, dissolution or winding up of Tumbleweed, holders of common stock are entitled to share equally and ratably in the assets of Tumbleweed, if any, remaining after the payment of all liabilities of Tumbleweed and, if any preferred stock is outstanding, after the payment of the liquidation preference of the preferred stock. Tumbleweed currently has no outstanding preferred stock. If the conversion is approved, Tumbleweed would transfer all of its assets and liabilities to the limited liability company prior to liquidation.

  o Upon liquidation of the limited liability company, all debts and obligations of the limited liability company would be paid and the balance of its assets, if any, would be distributed to the members in accordance with their capital accounts. It is contemplated that this distribution will result in all members receiving the same amount per unit.

TRANSFER OF SHARES OR UNITS; RIGHTS OF FIRST REFUSAL AND OTHER RIGHTS

  o The shares of Tumbleweed are currently traded on the Nasdaq Small Cap Market. Outstanding shares were issued in transactions registered under the Securities Act of 1933; accordingly, outstanding shares are not "restricted securities" under securities laws.

  o The units will not be registered under the Securities Act of 1933. Each member will make a variety of representations to the limited liability company, including that (a) the member is holding the units for investment and not with a view to resale, distribution or other disposition; and (b) that no disposition of the units will be made unless the units are subsequently registered or there is an applicable exemption available under securities laws.

  o If a member receives a bona fide offer to purchase their units for cash and/or a note (other than from family members and other permitted transferees such as family trusts, family- controlled entities and certain private foundations), the member must first offer to sell the units covered by the offer to the limited liability company on the same terms and conditions as set forth in the offer. If the limited liability company does not exercise its option, then the member may sell the units covered by the offer to the party making the offer on the exact terms set forth in the offer.

  o If a member's units are sought to be transferred by involuntary means other than death, adjudication of incompetency or insanity or in a divorce or marital property settlement, the limited liability company will have the right to purchase the units for an amount equal to the greater of (a) the capital account of the member attributable to the units; or (b) the price designated by the board from time to time as the price to be paid in the case of involuntary transfers.

  o If a member and certain others whose ownership is attributed to the member acquire more than 50% of the units ("purchasing party"), the purchasing party must advise the other members of the fact and each of the other members will have the right to require the purchasing party to purchase their units for the highest price paid by the purchasing party to acquire units;

  o If a member and certain others whose ownership is attributed to the member acquires more than 60% of the units ("majority party"), the majority party has the right to require that all of the other members sell their units to the majority party. If the 60% is acquired in a single transaction or series of related transactions, the purchase price will be the highest price paid by the majority party to acquire units. If the units were not acquired in a single transaction or series or related transactions, then the purchase price is an amount equal to the greater of (a) the highest price paid by the majority party to acquire units; or (b) a pro rata portion of the appraised value of the limited liability company.

TAX CONSEQUENCES OF CONVERSION TO A LIMITED LIABILITY COMPANY

For federal income tax purposes, the distribution of units of the Limited Liability Company to the stockholders in exchange for their common stock of Tumbleweed will be treated as a liquidation. You will recognize a capital gain or capital loss upon the liquidation measured by the difference between the fair market value of the units received and your basis for your Tumbleweed stock. Tumbleweed believes, based upon the decline in the price of the common stock over the years, that if the conversion to the limited liability company occurs as expected, many stockholders who are not cashed out in the reverse stock split will be entitled to claim a capital loss upon receipt of the units of the limited liability company in liquidation of Tumbleweed.

Tumbleweed will recognize a gain, but not a loss, from the distribution of the units to its stockholders in liquidation in an amount equal to the excess of the fair market value of the assets contributed to the limited liability company over Tumbleweed's basis for such assets.

For Federal income tax purposes, the limited liability company is expected to be taxed as a partnership, with income and losses being "passed through" to members. Subject to legal requirements, the limited liability company intends to distribute an amount which the board believes is necessary for the members to pay their income taxes on their distributive share of the limited liability company's income.


                                   THE PARTIES

THE COMPANY

The Company is a Delaware corporation. Its principal office is located at 2301 River Road, Suite 200, Louisville, Kentucky 40206.

THE TRANSACTION PARTICIPANTS

The following persons, who are all the directors and executive officers of the Company, and Mr. Mansbach, who holds 40.5% of the Company's outstanding shares, are considered to be transaction participants:


Individual                   Relationship with Tumbleweed
----------                   ----------------------------
Gerald J. Mansbach           Currently holds 40.5% of outstanding shares; will become a director following the transaction

Terrance A. Smith            Director, President and CEO of the Company; will serve in same capacities following the transaction; beneficially owns 8.3% of outstanding shares

George R. Keller             Director; will serve as a director following the transaction; beneficially owns 10.7%
                             of outstanding shares

David M. Roth                Director; will serve as a director following the transaction; beneficially owns 3.3% of outstanding shares




Individual                   Relationship with Tumbleweed
----------                   ----------------------------
Minx Auerbach                Director, will serve as a director following the transaction; beneficially owns 2.9% of outstanding shares

Lewis Bass                   Director; will not continue to serve following the transaction; beneficially owns 2.7%
                             of outstanding shares

James F. Koch                Director and member of special committee; will not continue to serve following the transaction;  beneficially  owns  less  than  1% of outstanding shares

David G.  Lloyd              Director and chairman of special committee; will not continue to serve following the transaction;  beneficially  owns  less  than  1% of outstanding shares

Gary T. Snyder               Vice President of Company Operations; will continue to serve in that capacity following the transaction;  beneficially owns less than 1% of outstanding shares

Glennon F.  Mattingly        Vice President and Chief Financial Officer; will continue to serve in that capacity following the transaction;  beneficially  owns less than 1% of outstanding shares

Lynda J. Wilbourn            Vice President and Controller;  will continue to serve in that capacity following the transaction;  beneficially owns less than 1% of outstanding shares

 For further information concerning the transaction participants, see "Election of Directors" and "Executive Officers." For information concerning the transaction participants' position with respect to the transaction, see "Special Factors -- Position of Transaction Participants."


                             THE PROPOSED AMENDMENT

The following is a description of the material terms and effects of the transaction. A copy of the proposed amendments effecting both the reverse split and the forward split following immediately thereafter are attached as Annex A to this proxy statement and are collectively referred to herein as the "proposed amendment." This discussion does not include all of the information that may be important to you. You should read the proposed amendment and this proxy statement and related annexes before deciding how to vote at the annual meeting.

STRUCTURE OF THE TRANSACTION

The transaction includes both a reverse stock split and a forward stock split of the common stock. If the transaction is approved by stockholders and implemented by the board, the reverse split is expected to occur at 11:58 p.m., Eastern Time, on November 24, 2003 (the "effective time") and the forward split is expected to occur at 11:59 p.m., Eastern Time, on the same date. Upon consummation of the reverse split, each registered stockholder at the effective time will receive one (1) share of common stock for each 5,000 shares of common stock held by his or her account at that time. If a registered stockholder holds 5,000 or more shares of common stock in his or her account, any fractional shares in such account will not be cashed out after the reverse split and the forward stock split and the total number of shares held by such holder will not change as a result of the transaction. Any registered stockholder who holds fewer than 5,000 shares of common stock in his or her account at the effective time will receive a cash payment instead of fractional shares. This cash payment will be determined and paid as described under "The Proposed Amendment -- Conversion of Shares in the Transaction." Immediately following the reverse split, all stockholders who are not cashed out will receive 5,000 shares of common stock for every one share of common stock they held following the reverse split. We intend to treat stockholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the transaction for their beneficial holders. However, nominees may have different procedures, and stockholders holding shares in street name should contact their nominees.

CONVERSION OF SHARES IN THE TRANSACTION

At the effective time of the transaction:

  o stockholders holding fewer than 5,000 shares of Tumbleweed stock immediately prior to the effective time, whether record shares (as defined below) or street shares (as defined below), will receive cash equal to $1.10 per share, without interest, and such shares will be cancelled;

  o all outstanding shares of Tumbleweed common stock other than those described above will remain outstanding with all rights, privileges, and powers existing immediately before the transaction;

  o no holder holding immediately prior to the effective time 5,000 or more shares (including any combination of record shares or street shares) in the aggregate shall be entitled to receive any cash consideration with respect to the shares so held; and

  o it is a condition precedent to the right of any holder to receive the cash consideration, if any, payable with respect to the shares held by such holder, that such holder certify to Tumbleweed in the letter of transmittal delivered by Tumbleweed as described below that such holder held immediately prior to the transaction, fewer than 5,000 shares (including any combination of record shares and street shares) in the aggregate.

As used above:

  o the term "record shares" means shares of Tumbleweed stock, other than street shares, and any record share shall be deemed to be held by the registered holder thereof as reflected on the books of Tumbleweed;

  o the term "street shares" means shares of Tumbleweed stock held of record in street name, and any street share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof;

  o  the term "holder" means:

     (a) any record holder who would be deemed, under Rule 12g5-1 under the Exchange Act as described below, to be a single "person" for purposes of determining the number of record stockholders of Tumbleweed, and

     (b) any other person or persons who would be deemed to be a "holder" under the above clause if the shares it holds beneficially in street name were held of record by such person or persons.

Tumbleweed (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to:

  o make such inquiries, whether of any stockholder(s) or otherwise, as it may deem appropriate for purposes of effecting the transaction; and

  o resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such provisions, including, without limitation, any questions as to the number of shares held by any holder immediately prior to the effective time. All such determinations by Tumbleweed shall be final and binding on all parties, and no person or entity shall have any recourse against Tumbleweed or any other person or entity with respect thereto.

For   purposes  of  effecting  the  transaction,  Tumbleweed  may, in  its  sole discretion, but shall not have any obligation to do so,

  o presume that any shares of Tumbleweed common stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and

  o aggregate the shares held (whether of record or beneficially) by any person or persons that Tumbleweed determines to constitute a single holder for purposes of determining the number of shares held by such holder.

Rule 12g5-1 under the Exchange Act provides that, for the purpose of determining whether an issuer is subject to the registration provisions of the Exchange Act, securities shall be deemed to be "held of record" by each person who is identified as the owner of such securities on the records of security holders maintained by or on behalf of the issues, subject to the following:

  o In any case where the records of security holders have not been maintained in accordance with accepted practice, any additional person who would be identified as such an owner on such records if they had been maintained in accordance with accepted practice shall be included as a holder of record.

  o Securities identified as held of record by a corporation, a partnership, a trust (whether or not the trustees are named), or other organization shall be included as so held by one person.

  o Securities identified as held of record by one or more persons as trustees, executors, guardians, custodians or in other fiduciary capacities with respect to a single trust, estate or account shall be included as held of record by one person.

  o Securities held by two or more persons as co-owners shall be included as held by one person.

  o Securities registered in substantially similar names where the issuer has reason to believe because of the address or other indications that such names represent the same person, may be included as held of record by one person.

EXCHANGE OF CERTIFICATES

Promptly after the transaction, Tumbleweed will mail to each holder who appears to have owned fewer than 5,000 shares immediately prior to the effective time of the transaction, based on information available to Tumbleweed, a letter of transmittal (which shall contain a certification as to the number of shares held and such other matters as Tumbleweed may determine and shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to Tumbleweed) and instructions to effect the surrender of the certificates in exchange for a cash payment, if any, payable with respect to such certificates. Upon surrender of a certificate for cancellation to Tumbleweed, together with such letter of transmittal, duly completed and executed and containing the certification that the holder of the certificate holds fewer than 5,000 shares, and such other customary documents as may be required pursuant to such instructions, the holder of such certificate will receive a cash payment payable with respect to the shares formerly represented by such certificate and the certificate so surrendered shall be canceled. In the event of a transfer of ownership of shares which is not registered in the share transfer records of Tumbleweed, the cash payment, if any, payable in respect of such shares may be paid or issued to the transferee if the certificate representing such shares is presented to Tumbleweed, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM TUMBLEWEED. LETTERS OF TRANSMITTAL WILL BE MAILED SOON AFTER THE TRANSACTION IS COMPLETED.

TIMING OF CLOSING

If the transaction is approved by the Tumbleweed stockholders, the transaction will take place on November 24, 2003 or as soon as practicable thereafter. Following the meeting, each of the certificates of amendment will be filed with the Secretary of State of Delaware. Each of the reverse split and the forward split will become effective on the date and at the time specified in the respective certificates of amendment.

CONDITIONS TO THE COMPLETION OF THE TRANSACTION

The  completion  of the  transaction  depends  upon the approval of the proposed
amendments  to  our  certificate  of  incorporation   that  will  implement  the
transaction by the holders of at least a majority of our outstanding shares.

RESERVATION OF RIGHTS

We reserve the right to abandon the transaction without further action by our stockholders at any time before the filing of the necessary certificates of amendment to Tumbleweed's certificate of incorporation with the Secretary of State of Delaware, even if the transaction has been authorized by our stockholders at the annual meeting, and by voting in favor of the transaction you are expressly also authorizing us to determine not to proceed with the transaction if we should so decide. We also reserve the right to delay the transaction if there is litigation pending regarding the transaction.


                              ELECTION OF DIRECTORS

The Company's certificate of incorporation and its bylaws provide that the board of directors shall consist of not less than five nor more than 11 directors and authorize the exact number to be fixed from time to time by resolution of a majority of the board of directors. The board of directors has fixed the number of directors at eight. There is one vacant position on the board.

The Company's bylaws provide that the board of directors has the right to divide the board of directors into three classes of directors with staggered, three-year terms of office, and provide that upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a term of three years to serve until the election and qualification of their successors or until their earlier resignation, death or removal from office. At its February 16, 2000 meeting, the board of directors divided its membership into three classes. Upon expiration of the term of each class, the nominees for that class will thereafter be elected for a term of three years.

Accordingly, the board has nominated David M. Roth and David G. Lloyd to serve as Class I directors for a term of three years, until the election and qualification of their successors or until their earlier resignation, death or removal from office. Both nominees are currently serving as directors of Tumbleweed. Ms. Minx Auerbach and Messrs. James F. Koch and Lewis Bass serve in Class III and their term expires in 2004. Messrs. George R. Keller and Terrance
A. Smith serve in Class II and their term expires in 2005. If the transaction is completed and the Company files a Form 15 to deregister its common stock under federal securities laws, Messrs. Lloyd, Koch and Bass expect to resign from the board and Mr. Gerald J. Mansbach will become a director.

It is intended that the persons named in the accompanying form will vote for the nominees listed below unless authority to so vote is withheld. Although the board of directors does not expect that any of the nominees identified herein will be unavailable for election, in the event a vacancy in the slate of nominees occurs, the shares represented by proxies in the accompanying form may be voted for the election of a substitute nominee selected by the persons named in the proxy.

                    DIRECTOR AND DIRECTOR NOMINEE INFORMATION

CLASS I - TERM EXPIRING 2003 (Nominees)

David M. Roth
Director since 1997            Age: 52

David M. Roth has served as a director since it was formed in 1997. Mr. Roth was also a founding member of Tumbleweed, LLC from its inception in 1994 to its merger with the Company in January 1999. Mr. Roth is currently the sole principal of the Louisville, Kentucky law firm of David M. Roth, P.S.C., and Of Counsel to the Louisville, Kentucky law firm of Goldberg & Simpson, P.S.C. From December 1993 to August 1999, Mr. Roth was a principal of Roth, Foley, Bryant and Cooper, and Roth and Cooper, P.S.C., Louisville, Kentucky law firms.

David G. Lloyd
Director since 2002            Age: 40

David G. Lloyd has served as a director since 2002. Mr. Lloyd is currently an Executive Vice President, Chief Financial Officer and member of the board of directors of Taco Bueno Restaurants. From October 1994 to February 2001, Mr. Lloyd was Senior Vice President, Chief Financial Officer, Secretary and Treasurer of Taco Cabana, Inc.

CLASS II - TERM EXPIRING 2005

George R. Keller
Director since 1997            Age: 53

         George R. Keller is the founder of the Tumbleweed concept and has been a director since it was formed in 1997. Mr. Keller also served as a member of the board of advisors of Tumbleweed, LLC from January 1995 to its merger with the Company in January 1999. From 1975 to January 1995, Mr. Keller served as Chief Executive Officer of Tumbleweed Mexican Food, Inc. and Tumbleweed Concepts, Inc.

Terrance A. Smith
Director since 1997            Age: 57

Terrance A. Smith was elected as a director in September 1997. Mr. Smith has served as the President and Chief Executive Officer of the Company since August 2000. Since 1997, Mr. Smith has also served as the President of Tumbleweed International, LLC. From 1987 to 1997, Mr. Smith was the President and CEO of Chi-Chi's International Operations, Inc.

CLASS III - TERM EXPIRING 2004

Minx Auerbach
Director since 1997            Age:  80

Minx Auerbach has served as a director since it was formed in 1997. Ms. Auerbach also served as a member of the board of advisors of Tumbleweed, LLC from January 1995 to its merger with the Company in January 1999. From 1975 to 1979, Ms. Auerbach was the Director of Consumer Affairs for the City of Louisville, Kentucky. From 1979 to 1984, she served as the Executive Assistant to the County Judge Executive of Jefferson County, Kentucky. Ms. Auerbach is currently retired. Ms. Auerbach is the sister of Mr. Mansbach.

James F. Koch
Director since 2000            Age:  59

James F. Koch has served as a director since 2000. Mr. Koch is currently a partner and director in the Louisville, Kentucky public accounting firm of Carpenter, Mountjoy & Bressler, PSC. From March 1994 to June 1996, Mr. Koch was the Chief Financial Officer of Seed Restaurant Group, Inc.

Lewis Bass
Director since 1997            Age: 81

Lewis Bass has served as a director since it was formed in 1997. Mr. Bass also served as a member of the board of advisors of Tumbleweed, LLC from January 1995 to its merger with the Company in January 1999. Mr. Bass is currently retired.

Gerald Mansbach
Director Designee              Age: 73

Gerald Mansbach will become a Class I director following effectiveness of the transaction and the filing by the Company of a Form 15 to deregister its common stock under federal securities laws. He has been a private investor for more than the past five years. Mr. Mansbach is the brother of Ms. Auerbach.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE CLASS I DIRECTORS NAMED ABOVE.

                               EXECUTIVE OFFICERS

The following table lists the executive officers of the Company, who serve at the pleasure of the board of directors. There are no family relationships among any current officers or directors of the Company.


      Name             Age                     Position
      ----             ---                     --------
Terrance A. Smith       57    President, Chief Executive Officer, and Director
Glennon F. Mattingly    51    Vice President and Chief Financial Officer
Gary T. Snyder          48    Vice President of Company Operations
Lynda J. Wilbourn       40    Vice President and Controller

Terrance A. Smith has served as President and Chief Executive Officer since August 2000, and is a director. Mr. Smith was elected as a director of the Company in September 1997. From 1997 to 2002, Mr. Smith also served as the President of Tumbleweed International, LLC. From 1987 to 1997, Mr. Smith was the President and CEO of Chi-Chi's International Operations, Inc.

Glennon F. Mattingly joined Tumbleweed, LLC, the Company's predecessor, as Controller in March 1995 and was named Vice President-Controller in April 1998 and Chief Financial Officer in August 2001. Mr. Mattingly continues to serve the Company in that capacity. Before coming to Tumbleweed, Mr. Mattingly held various positions with Chi-Chi's, Inc. including six years as Director of Budgeting and Financial Analysis.

Gary T. Snyder joined Tumbleweed, LLC, the Company's predecessor, as Director of Training and Human Resources in June 1996 and was appointed Vice President of Company Operations in April 1998. Mr. Snyder continues to serve the Company in that capacity. He previously served for 17 years with Bob Evans Farms, Inc.

Lynda J. Wilbourn joined Tumbleweed in March 1999 as Director of Accounting and was named Vice President and Controller in November 2001. Ms. Wilbourn continues to serve the Company in that capacity. From 1987 to 1999, Ms. Wilbourn held various positions with NTS Corporation, a regional real estate development firm headquartered in Louisville, Kentucky, including five years as Vice President of Accounting.


                             EXECUTIVE COMPENSATION

This item discloses compensation for services rendered to the Company during each of the three fiscal years in the period ended December 29, 2002, which compensation was awarded to, paid to, or earned by the Company's Chief Executive Officer and two other executive officers of the Company whose salary and bonus exceeded $100,000 in 2002. Collectively, these persons are sometimes referred to as the "named executives."

SUMMARY COMPENSATION TABLE


                                                                                            Long-Term            All Other
                                                      Annual Compensation                  Compensation        Compensation
                                                      -------------------                  ------------        ------------
                                                                          Other Annual       Stock Options
Name and Principal Position      Year       Salary         Bonus          Compensation             #
---------------------------      ----       ------         -----          ------------
Terrance A. Smith (1)            2002         $231,726    $       -- (2)        $6,500             0            $         0
President and Chief Executive    2001          215,994         37,000            6,000        50,000 (3)                  0
Officer                          2000           86,429              0            2,500       367,236 (4)             42,987 (5)

Gary T. Snyder                   2002           96,154         19,063            6,500             0                      0
Vice President of Company        2001           95,054          7,500            4,500             0                      0
Operations                       2000           89,996         17,169            3,600        15,000 (6)                  0

Glennon F. Mattingly             2002           96,154         16,562            6,000             0                      0
Vice President and Chief         2001           90,436          5,000            4,200             0                      0
Financial Officer (7)


(1) Mr. Smith was named President and Chief Executive Officer in August 2000.

(2) Mr. Smith was paid a bonus in 2003 in the amount of $108,448 with respect to 2002.

(3) 50,000 options were granted to Mr. Smith on August 2, 2001 under the Tumbleweed, Inc. 1998 Stock Option and Incentive Compensation Plan.

(4) Mr. Smith received three separate grants during 2000. He received 42,000 options on August 2, 2000, 125,000 options on August 3, 2000 and 200,236 options on August 11, 2000, all under the Tumbleweed, Inc. 1998 Stock Option and Incentive Compensation Plan.

(5) Represents relocation expenses.

(6) 15,000 options were granted to Mr. Snyder on August 11, 2000 under the Tumbleweed, Inc. 1998 Stock Option and Incentive Compensation Plan.

(7) Mr. Mattingly was appointed as Chief Financial Officer in August 2001.


OPTION GRANTS IN FISCAL 2002

The following table presents information regarding options to purchase shares of common stock granted during 2002 to the named executives. The Company granted no option or SARs during 2002.




                                                                                               Potential realizable
                                                                                            value (2) at assumed annual
                                                                                               rates of stock price
                                    Individual Grants                                      appreciation for option term
------------------------------------------------------------------------------------------ -----------------------------
                           Number of Percent of total
                              securities          Options        Exercise
                              underlying        granted to       or base
                                Options        employees in       price       Expiration
           Name             granted (#) (1)     fiscal year     ($/Share)        Date         5% ($)         10% ($)
           ----             ---------------     -----------     --------         ----         ------         -------
Terrance A. Smith                  0               0.0%            N/A            N/A           N/A            N/A

Gary T. Snyder                     0               0.0%            N/A            N/A           N/A            N/A

Glennon F. Mattingly               0               0.0%            N/A            N/A           N/A            N/A


     (1) Options generally vest and become exercisable at a rate of 1/3 of the total number of shares specified in the option grant during each 12-month period following one year from the date of grant. To the extent any optionee does not exercise an option as to all shares for which the option was exercisable during any 12-month period, the balance of the unexercised options shall accumulate and the option, with respect to those shares, will be exercisable at any later time before expiration. Options expire 10 years from the date of grant.

     (2) The Potential Realizable Values illustrate values that might be realized upon exercise immediately prior to the expiration of the term of these options using 5% and 10% appreciation rates, as required by the Securities and Exchange Commission, compounded annually. These values do not, and are not intended to, forecast possible future appreciation, if any, of the Company's stock price. Additionally, these values do not take into consideration the provisions of the options providing for vesting over a period of years or termination of options following termination of employment.


AGGREGATED OPTION EXERCISES IN FISCAL 2002 AND FISCAL YEAR END VALUES

No options to purchase shares of common stock were exercised during 2002 by the named executives. There were no SARs outstanding during 2002. The following table sets forth the number and value of unexercised options held by the named executives at year end.


                                                             Number of Securities               Value of Unexercised
                                                            Underlying Unexercised                  In-The-Money
                                                              Options at FY-End                Options at FY-End (1)
                                                              -----------------                ---------------------
                            # Shares
                          Acquired on       Value
                            Exercise      Realized      Exercisable     Unexercisable      Exercisable      Unexercisable
                            --------      --------      -----------     -------------      -----------      -------------
Terrance A. Smith (2)          $0            $0              $273,491           $155,745       $0                $0

Gary T. Snyder                 0              0                37,500              5,000        0                 0

Glennon F. Mattingly           0              0                29,167              3,333        0                 0


     (1) The last trade of the Company's common stock, as reported by Nasdaq on December 29, 2002, was $0.56. That price was used in calculating the value of exercisable and unexercisable options.

     (2) The options for Mr. Smith includes 12,000 options granted in 1999, prior to his being named President and Chief Executive Officer.

                             AUDIT COMMITTEE REPORT

The audit committee of the board of directors of the Company has been established to implement and to support the board's oversight function with respect to the Company's financial reporting, accounting policies, internal controls and independent outside auditors, Ernst & Young LLP. All members of the audit committee are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards.

In connection with the Company's preparation of its December 29, 2002 financial statements, the audit committee reviewed and discussed the audited financial statements with management; discussed with the auditors the matters required by Statement on Auditing Standards No. 61; and received and discussed with the auditors the matters required by Independent Standards Board Statement No. 1 and considered the compatibility of non-audit services with the auditor's independence.

Based on these reviews and discussions, the audit committee recommended to the board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 29, 2002.

AUDIT FEES

The Company paid Ernst & Young LLP approximately $136,875 for the fiscal year 2002 audit and the review of the Company's quarterly reports on Form 10-Q.

ALL OTHER FEES

Aggregate fees for all other services (consisting of tax compliance, research and consulting) rendered by Ernst & Young LLP for the fiscal year 2002 were approximately $31,700.

The foregoing report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Act of 1934, except to the extent the Company specifically incorporates such report by reference therein.

     AUDIT COMMITTEE
     James F. Koch (Chairman)
     George R. Keller
     David G. Lloyd

                          COMPENSATION COMMITTEE REPORT

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY, WHICH IS COMPOSED SOLELY OF NON-EMPLOYEE DIRECTORS OF THE COMPANY, HAS FURNISHED THE FOLLOWING REPORT ON EXECUTIVE COMPENSATION.

OVERALL COMPENSATION PHILOSOPHY

The Company's compensation policies for the executive officers and other senior management personnel of the Company are administered by the compensation committee of the board of directors, composed of Ms. Auerbach and Messrs. Roth and Keller. The primary components of executive compensation are base salary, bonus and longer-term incentives such as stock options. During the fiscal year ended December 29, 2002, no options were granted by the Company to an officer. During the past fiscal year, the Company has continued to place an emphasis on the performance-based elements of executive compensation.

In general,  the Company  controls  base  salaries and  compensates  outstanding performance through bonus compensation and stock options as a longer-term incentive. As a result, the following principles apply to executive compensation:

  o  Base salaries are competitive with similar restaurant companies; and

  o A significant portion of executive compensation is tied to the Company's success in meeting predetermined stated net income goals and other annual and long-term performance goals.

The overall objectives of this strategy are to attract and retain the best possible executive talent and to motivate the Company's executives to achieve the goals inherent in the Company's business strategy.

BASE SALARIES

In approving the base salary for Mr. Smith, the Company's President and Chief Executive Officer, the compensation committee has reviewed the salary of Mr. Smith in relation to average salaries within the industry for comparable areas of responsibility as presented in a report prepared for the Company by an independent compensation consultant. This reflects the previously mentioned objective of controlling base salary costs and emphasizing incentive compensation. Future adjustments to base salaries and salary ranges will reflect average movement in the competitive markets as well as individual performance.

EXECUTIVE EMPLOYMENT AGREEMENTS

The Company entered into an employment agreement with Terrance A. Smith on August 2, 2000, which entitled Mr. Smith to receive a 2000 annual base salary of $208,900 subject to cost of living increases based upon increases in the Consumer Price Index. Mr. Smith will also receive bonus compensation based upon the incentive compensation plan discussed below. The agreement has an initial term of five years and extends automatically each year for one additional year unless both parties agree to termination prior to the end of any term. If the Company terminates the employment agreement without cause, the executive would be entitled to receive continued salary and benefits for a twelve month period. If the employment agreement is terminated by the Company for cause, the executive is not entitled to any compensation following the date of such termination other than the pro rata amount of his then current base salary and bonuses earned through such date. Upon any termination of employment, the terminated executive is prohibited from competing with the Company for two years. Under the terms of the employment agreement, Mr. Smith reports directly to the board of directors.

Negotiations between the Company and Terrance Smith, the Chief Executive Officer of the Company, have been ongoing with regard to a new employment agreement and compensation package. The anticipated new employment agreement, which is subject to approval by the board, will include increased compensation, either in the form of additional salary or incentive payments or in rights to acquire additional interests in the Company. The employment agreement will also include certain non-competition and confidentiality obligations on the part of the Chief Executive Officer.

Salaries for other executive officers and senior management personnel are determined by the Company based upon similar industry standards.

INCENTIVE COMPENSATION

To ensure that an important portion of compensation is based on performance, the annual bonus payable to the executive officers of the Company is based upon the attainment of targeted performance measurements by the Company. All other salaried employees of the Company other than store-level managers participate in the same bonus plan. Each executive earns incentive compensation if the Company achieves a stated quarterly net income goal. At the beginning of each fiscal year, the compensation committee establishes a bonus amount expressed as a percentage of salary for each participant, and after the end of each fiscal year, the compensation committee reviews the bonus attained by the executive officers of the Company participating in the plan. The compensation committee also establishes a net income goal for each quarter. The amount of the bonus earned by a participating executive is based upon the extent to which the Company attains or exceeds attainment of a specified percentage of the net income goal. The Company reserves the right to change or modify the program at any time.

For executive officers other than Mr. Smith, payments are determined and made to participants on a quarterly basis. Mr. Smith's bonus compensation is calculated and accrued on a quarterly basis in a similar manner. However, the incentive compensation payment to Mr. Smith will not be made for the year until after the fourth quarter is determined. The compensation committee has the option of approving discretionary payments under the plan to Mr. Smith and other participants in the plan, in consideration of special circumstances which may interfere with the attainment of the annual net income goal. For 2002, the compensation committee approved a $108,448 bonus payment to Mr. Smith.

STOCK OPTIONS

The Tumbleweed, Inc. 1998 Stock Option and Incentive Compensation Plan (the "Plan") provides for the granting of any of the following awards to eligible employees or directors of the Company and its subsidiaries: (i) employee stock options, including both "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code ("ISOs") and options that do not qualify as ISOs ("Non-Qualified Options"); (ii) automatic grants of options to non-employee directors; (iii) stock appreciation rights; and (iv) restricted stock and performance stock awards. The Plan is intended to provide incentives and rewards for employees and directors to support the implementation of the Company's business plan and to align the interests of employees and directors with those of the Company's stockholders.

The Plan is administered by the compensation committee. The committee is authorized, among other things, to determine employees to whom grants of awards will be made and take such action as it deems necessary or advisable for the administration of the Plan. The Company currently has approximately 160 salaried employees. The committee may also construe, interpret and correct defects, omissions and inconsistencies in the Plan. The committee has no discretion with respect to the terms and conditions of the options granted automatically to non-employee directors under the Plan.

The exercise price of grants is equal to the market price as of the date of such grant. Stock options granted under the Plan are exercisable for a term of not more than ten years, as determined by the committee. Generally options are exercisable for 33% of the number of shares subject to the option on each of the first, second and third anniversaries of the date of grant. No options were granted to Mr. Smith or the other executive officers during 2002.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the amount of individual compensation for certain executives that may be deducted by the employer for federal tax purposes in any one fiscal year to $1 million unless such compensation is "performance-based." The determination of whether compensation is performance-based depends upon a number of factors, including stockholder approval of the plan under which the compensation is paid, the exercise price at which options or similar awards are granted, the disclosure to and approval by the stockholders of applicable performance standards, the composition of the compensation committee, and certification by the compensation committee that performance standards were satisfied. The policy of the Company is generally to design its compensation plans and programs to ensure full deductibility. The compensation committee attempts to balance this policy with compensation programs designed to motivate management to maximize stockholder wealth. If the compensation committee determines that the interests of the stockholders are best served by the implementation of compensation policies that are affected by Section 162(m) of the Code, Company policies do not restrict the committee from exercising discretion in approving compensation packages even though that flexibility may result in certain non-deductible compensation expenses.

     COMPENSATION COMMITTEE
     David M. Roth, Chair
     George R. Keller
     Minx Auerbach


                          COMPLIANCE WITH SECTION 16(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires Tumbleweed's executive officers, directors and greater than 10% stockholders ("reporting persons") to file certain reports with respect to beneficial ownership of Tumbleweed's equity securities. Based solely on its review of the reports filed by its reporting persons under Section 16(a) and furnished to Tumbleweed, and where applicable any written representation by any of them that no Form 5 was required, all Section 16(a) filing requirements applicable to the reporting persons during and with respect to 2002 have been complied with on a timely basis with the exception of one Form 4 for Mr. Smith reporting one transaction which was filed late due to inadvertence.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the compensation committee during 2002, Ms. Auerbach, and Messrs. Keller and Roth, has served as an officer or employee of the Company or any of its subsidiaries. Further, the members of the compensation committee have not engaged in any other transactions with the Company during 2002 outside of their capacity as directors except as disclosed under the section of this proxy statement entitled "Certain Relationships and Related Transactions."


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


The following table sets forth certain information as of October 15, 2003 (except as otherwise noted) regarding the amount of common stock beneficially owned by all persons known to the Company who beneficially own more than five percent of the outstanding common stock, each director and each named executive (as defined under "Executive Compensation" above), and all directors and executive officers of the Company as a group. An asterisk indicates beneficial ownership of less than one percent of the outstanding common stock. A person beneficially owns shares if the person has or shares voting or investment power with respect to the shares or has the right to acquire such power within 60 days. Except as otherwise noted, each person named in the table has sole voting and investment power with respect to the listed number of shares. The table also shows the anticipated beneficial ownership by such persons after the transaction.




                                                               Amount and Nature of Beneficial Ownership
                        Name and Address of
                          Beneficial Owner        Number of Shares       Percentage of Class     Percentage of Class**
                          ----------------        ----------------       -------------------     ---------------------
                                                                                                      (pro forma)
Non-Directors        Gerald J. Mansbach (1)                 2,398,002           40.5%                    45.1%
                     Mansbach Metal Co.
                     1900 Front Street
                     Ashland, KY 41101

                     John A. Butorac, Jr.                 516,439 (8)           8.7%                     9.7%
                     560 Sunset Road
                     Louisville, KY 40206

Directors and        Terrance A. Smith                    492,493 (2)           8.3%                     9.3%
Executive            2301 River Road
Officers             Louisville, KY 40206

                     George Keller                    633,885 (3) (4)           10.7%                    11.9%
                     4201 Paoli Pike
                     Floyd Knobs, IN 47119

                     David M. Roth                    195,928 (4) (5)           3.3%                     3.7%

                     Minx M. Auerbach (1)             170,920 (4) (6)           2.9%                     3.2%

                     Lewis Bass                       157,552 (4) (7)           2.7%                     3.0%

                     James F. Koch                         18,333 (9)            (*)                      (*)

                     David G. Lloyd                         3,333 (9)            (*)                      (*)

                     Gary T. Snyder                       42,600 (10)            (*)                      (*)

                     Glennon F. Mattingly            33,100 (11) (12)            (*)                      (*)

                     All current directors        1,764,144 (13) (14)           29.8%                    33.2%
                     and executive officers
                     as a group (10 persons)

     (*) Indicates less than 1%.

     (**)The pro forma percentages reflect the percentages of the class that each such person is expected to hold after giving effect to the transaction assuming that approximately 600,000 shares are cashed out in the transaction.

     (1) Mr. Mansbach is the brother of Ms. Auerbach, who is a director.

     (2) Includes 412,569 shares which represent options granted to Mr. Smith which he had the right to acquire as of October 15, 2003 or the right to acquire within 60 days from October 15, 2003. Excludes shares which may be issued to a company owned by Mr. Smith in connection with the proposed termination of a commission agreement regarding the sale of regional international licenses of the Tumbleweed concept. See "Certain Relationships and Related Transactions -- Related Party Transactions."

     (3) Includes 3,000 shares held by Mr. Keller's wife as trustee under trusts for Mr. Keller and his children, 2,352 shares held by Mr. Keller's children and 1,000 shares held by Mr. Keller as trustee for a personal trust.

     (4) Includes 19,500 shares which represent options granted to the named director which he/she had the right to acquire as of October 15, 2003 or the right to acquire within 60 days from October 15, 2003.

     (5) Mr. Roth's wife holds 75,441 of the listed shares. Mr. Roth's shares also include 95,736 shares held or beneficially owned by entities controlled by members of his family.

     (6) Ms. Auerbach holds 151,419 of these shares as trustee for a family trust.

     (7) Mr. Bass' shares include 53,417 shares held in a family trust and 38,051 shares held or beneficially owned by members of his family.

     (8) Mr. Butorac and his wife held 115,843 shares jointly. Mr. Butorac's wife also holds 400,595 of the listed shares as trustee for their children.

     (9) Includes 3,333 shares which represent options granted to the named director which he had the right to acquire as of October 15, 2003 or the right to acquire within 60 days from October 15, 2003.

     (10)Includes 42,500 shares which represent options granted to Mr. Snyder which he had the right to acquire as of October 15, 2003 or the right to acquire within 60 days from October 15, 2003.

     (11)Mr. Mattingly's wife holds 400 of the listed shares in an IRA.

     (12)Includes 32,500 shares which represent options granted to Mr. Mattingly which he had the right to acquire as of October 15, 2003 or the right to acquire within 60 days from October 15, 2003.

     (13)Includes 91,000 shares which represent options granted to executive officers which they had the right to acquire as of October 15, 2003 or the right to acquire within 60 days from October 15, 2003.

     (14)Includes 497,235 shares which represent options granted to the named directors which they had the right to acquire as of October 15, 2003 or the right to acquire within 60 days from October 15, 2003.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Prior to the completion of the initial public offering of common stock by the Company, the Company's board of directors adopted a policy that all future transactions between the Company and its officers, directors, principal stockholders and affiliates must be approved by the Audit Committee and by a majority of the independent members of the Board of Directors who do not have an interest in the transaction, and generally must be on terms no less favorable to the Company than those obtainable from unrelated third parties. Some of the following transactions occurred prior to the adoption of this policy, and, although these transactions necessarily involve conflicts of interest, management believes that all of those transactions were entered into on terms comparable to those obtainable from unrelated third parties, based on a comparison of terms and conditions available from third parties.

LEASES WITH RELATED PARTIES

The Company leases the facilities and related real property for its Bardstown Road and Valley Station restaurants from TW-DixieBash, LLC, a limited liability company in which David M. Roth, John A. Butorac, Jr. and James M. Mulrooney, current and former directors of the Company, own substantial interests. The Bardstown Road and Valley Station restaurants in Louisville, Kentucky opened in November 1997 and January 1998, respectively. The Bardstown Road sublease provides for the assumption of all rent under the ground lease agreement with Bashford Manor Mall, Joint Venture. The sublease also provides for rent in the amount of $7,000 per month plus 30% of the restaurant's positive net cash flow. The lease is for a twenty-year term with no option to renew. The Company paid rent totaling $180,434 during 2002. The Valley Station sublease provides for the assumption of all rent under the Holiday Station Associates Limited Lease. The sublease also provides for rent in the amount of $5,000 per month thereafter, plus 30% of the restaurant's positive net cash flow. The sublease is for a twenty-year term with options to renew for three additional five-year terms. The Company paid rent totaling $148,834 during 2002 under the Valley Station sublease.

The method to calculate and pay cash flow rent called for under the subleases was the subject of disagreement which arose on January 15, 2003, the date the cash flow rent payment for 2002 was due. The controversy has been resolved pursuant to a settlement agreement which replaces the concept of cash flow rent (determined by calculating the positive cash flow of the stores) with a percentage rent concept driven by the amount of sales at each location. The determination of sales is more clear and less subject to interpretation than is cash flow. In connection with the settlement, the disputed portion of the 2002 cash flow rent ($47,014) was paid to the sublessor and the sublessor agreed to allow the assignment of the subleases to the contemplated limited liability company.

RELATED PARTY TRANSACTIONS

In August 1997, Tumbleweed, LLC entered into the International Agreement with Tumbleweed International, LLC ("International"), a restaurant developer based in Hanau, Germany. The International Agreement granted certain licensing and franchising rights to International for the development of Tumbleweed restaurants outside of the Western Hemisphere. International was a limited liability company owned by three corporations which are controlled by Terrance
A. Smith, David M. Roth, George R. Keller and Minx Auerbach, current directors and stockholders of the Company.

On January 1, 2002, the Company purchased the ownership interest in International for $1.5 million from TW-International Investors, Inc. and Chi-Chi's International Operations, Inc. ("CCIO"). CCIO owned 40% of International. Terrance Smith, the President and Chief Executive Officer of the Company is the sole shareholder of CCIO. Members of TW-International Investors, Inc. include Mr. Smith and two other current directors of the Company, Mr. Keller and Ms. Auerbach. The audit committee obtained the opinion of an independent appraiser regarding the $1.5 million value of International. The acquisition gives the Company direct control and benefit of the international licensing of the Tumbleweed concept. In connection with the acquisition, the Company assumed an existing $1.4 million bank loan of

TW-International Investors, Inc. and issued 76,923 shares of its common stock to CCIO (at $1.30 per share). The Company has entered into a commission agreement with CCIO in connection with the sale of international regional licenses by International. The commission agreement provides that if the aggregate sales prices of regional international licenses sold by Tumbleweed between March 1, 2002, and December 31, 2007, generates net proceeds of more than $1,400,000, Tumbleweed will pay 20% of the sales price, up to a maximum of $400,000, as commission to CCIO. Negotiations between the Company and CCIO have been ongoing and it is anticipated that, subject to approval by the board of the Company, the commission agreement will be terminated in exchange for cash, Tumbleweed common stock, or a combination thereof, valued at a discount to the $400,000 maximum commission. Thereafter, the sale of regional international licenses will be handled solely and directly by the Company.

The transaction was accounted for as a purchase and the purchase price was allocated to the intangible assets acquired - the Tumbleweed international licensing rights and existing franchise contracts.

The allocation of the purchase price is summarized as follows:


Note payable                                        $               1,425,968
Common stock                                                              769
Paid-in capital                                                        99,229
                                                 ----------------------------
                                                    $               1,525,966
                                                 ============================
Intangible assets:
   Tumbleweed licensing rights                      $               1,455,966
   Contracts in place                                                  70,000
                                                 ----------------------------
                                                     $              1,525,966
                                                 ============================

The Company guaranteed certain equipment leases with a bank for TW-Tennessee, LLC, a former franchisee (TW-Tennessee) of the Company in which the Company and David M. Roth, a director of the Company, were formerly members. The Company has agreed to assume and pay one of the equipment leases totaling approximately $125,000 and remains contingently liable on two other equipment leases that currently have a remaining balance of approximately $36,000 which the Company believes will be assumed and paid by other guarantors. In the fourth quarter of 2001, the Company reserved $125,000 to cover its portion of the equipment lease it assumed. As of December 29, 2002, the reserve balance is approximately $74,000 which management believes is sufficient to satisfy the remaining lease obligation. The Company's management believes it will not incur significant additional losses in connection with this matter.

Two common stockholders, one of which is David M. Roth, a current director of the Company, are members in TW-Indiana, LLC, which in April 1998 acquired the franchise rights to five full-service Tumbleweed restaurants in Indiana and Kentucky from a third party. As of December 29, 2002, TW-Indiana, LLC operated eight full-service Tumbleweed restaurants. Franchise fees recorded by the Company in relation to this entity were approximately $477,000 in 2002. As of December 29, 2002, the Company had an interest free note receivable of $45,000 from TW-Indiana, LLC with a maturity date of December 31, 2002. Subsequent to December 29, 2002, the note receivable was repaid.

TW-Indiana, LLC and David M. Roth, a current director of the Company, are also members of TW-Seymour, LLC, a franchisee of the Company which opened a full-service Tumbleweed restaurant in Indiana during 1999. Franchise fees recorded by the Company in relation to the entity were approximately $50,000 in 2002.

David M. Roth, a current director of the Company, and Terrance A. Smith, President, Chief Executive Officer and a current director of the Company, are members of TW-Rivertown, LLC, which constructed a full-service Tumbleweed restaurant in Grandville, Michigan. Tumbleweed, Inc. performed certain accounting services for this restaurant under an agreement which provided for the reimbursement of costs incurred. During 2002, this location ceased operations. The Company did not record any royalties, management or accounting fees from this franchisee in 2002.

During the year ended December 31, 2000, the Company made a $200,000 investment in TW-Springhurst, LLC ("TW-Springhurst"), the owner and operator of a Tumbleweed restaurant in Louisville, Kentucky. Through December 31, 2001, the Company had a 50% interest with the remaining 50% held by TW-Springhurst Investors, LLC. David M. Roth, a current director of the Company, and a former director of the Company owned TW-Springhurst Investors, LLC. On January 1, 2002, the Company acquired the remaining 50% interest held by TW-Springhurst Investors for $267,000. The acquisition was funded from cash reserves ($150,000) and a note payable to TW-Springhurst Investors ($117,000). The Company also assumed TW-Springhurst, LLC's note payable to a bank which had a balance of approximately $161,000 on the date of purchase price. An independent business valuation appraisal was used to assist Company management in determining the purchase price.

The purchase price has been allocated as follows:


Assets and liabilities acquired:
   Inventory                                           $               55,674
   Property and equipment                                             317,601
   Deposits                                                             1,200
   Other                                                                5,677
   Note payable                                                     (161,394)
                                                 ----------------------------
                                                                      218,758
Investment in TW-Springhurst                                        (126,415)
Goodwill                                                              174,657
                                                 ----------------------------
                                                       $              267,000
                                                 ============================

                STOCK PURCHASES BY TUMBLEWEED AND ITS AFFILIATES

Tumbleweed has not purchased any shares of its common stock within the past two years. Except as described below, no affiliates of Tumbleweed have purchased shares of Tumbleweed common stock within the past two years.

The Company issued 76,923 shares of its common stock to CCIO, wholly owned by Mr. Smith, president and CEO of Tumbleweed in 2002, at a price of $1.30 per share, in connection with the Company's acquisition of International. See "Certain Relationships and Related Transactions -- Related Party Transactions."

In addition, in 2001, a court approved the transfer to Mr. Mansbach of 2,300,000 shares of Tumbleweed's common stock pursuant to an agreed order upon default of a loan as described in "Special Factors -- Background."


                             COMMITTEES OF THE BOARD

The Board of Directors is responsible for the overall affairs of the Company. to assist the Board of directors in carrying out this responsibility, the Board delegated certain authority to two committees. Information concerning these committees follows:

AUDIT COMMITTEE

The audit committee is comprised solely of non-management directors. The audit committee maintains communications with the Company's independent auditors as to the nature of the auditors' services, fees and such other matters as the auditors, the members of the audit committee and/or the board of directors believe may require attention. The audit committee reviews the Company's internal control procedures, quarterly and year-end financial statements and public filings and makes recommendations to the board with respect thereto. The audit committee met five times during 2002. The current members of the audit committee are James F. Koch (Chairman), George R. Keller and David G. Lloyd.

A copy of the audit committee charter, adopted on May 10, 2000, was included as an exhibit to the Company's proxy statement for the annual meeting of stockholders held on May 24, 2001.

COMPENSATION COMMITTEE

The compensation committee is comprised solely of non-management directors. The compensation committee makes recommendations to the board of directors with respect to compensation of officers and with respect to the granting of stock options. The compensation committee of the Company's board met once during 2002. The current members of the compensation committee are David M. Roth (Chairman), George R. Keller and Minx Auerbach.

The board has not established a nominating committee.

                     DIRECTORS' COMPENSATION AND ATTENDANCE

The board of directors met five times during 2002. All members of the board of directors attended each of these meetings, and each director attended all of the meetings of any committee of which he or she was a member which were held during 2002.

The non-employee directors receive a fee of $2,000 for each meeting of the board, and a fee of $500 for each committee meeting attended. Committee chairmen will receive an additional $1,500 for each committee meeting. During 2002, James
F. Koch, a director of the Company and the audit committee chair, received approximately $4,485 in addition to director and committee chairmen fees. These additional payments were made to Mr. Koch as a result of his involvement in special issues which the Company dealt with in 2002. In addition, non-employee directors may receive annual grants of options to purchase shares of common stock under the Company Stock Option and Incentive Compensation Plan. No such grant was made during 2002. Each new non-employee director will be granted options to purchase 10,000 shares of common stock on the date of his or her first election. Mr. Lloyd was granted an option as a new director in 2002 for 10,000 shares of Tumbleweed common stock at an option price of $.85 per share. All options granted to directors will become exercisable in three equal annual installments, beginning on the first anniversary of the date of grant.

It is expected that following the transaction and filing of a Form 15 for deregistration of Tumbleweed common stock, Messrs. Bass, Lloyd and Koch will resign as directors of Tumbleweed. The outstanding options held by them will terminate 90 days following their date of resignation.

[GRAPHIC OMITTED]

COMPARISON OF 4 YEAR CUMULATIVE TOTAL RETURN
AMONG TUMBLEWEED, INC., THE RUSSELL 2000 INDEX
AND THE S&P SMALLCAP 600 RESTAURANTS INDEX


                                                                      Cumulative Total Return
                                    ----------------------------------------------------------------------------------------------
                                     1/1/99   3/99    6/99    9/99   12/99   3/00    6/00    9/00   12/00   3/01    6/01    9/01
TUMBLEWEED, INC.                     100.00  92.50   92.50   74.06   70.00  62.50   26.25   30.63   20.00  23.75   22.60   13.30

RUSSELL 2000                         100.00  94.58  109.28  102.37  121.26 129.85  124.94  126.32  117.59 109.94  125.76   99.53

S & P SMALLCAP 600 RESTAURANTS       100.00 105.27  117.55  110.64  101.28  99.80  109.26  107.17  127.27 144.17  157.68  144.69



                                     12/01   3/02    6/02    9/02   12/02

TUMBLEWEED, INC.                     10.41  13.80   15.90   13.20    6.30

RUSSELL 2000                         20.52 125.32  114.85   90.27   95.83

S & P SMALLCAP 600 RESTAURANTS       73.91 198.96  197.73  166.28  166.02

                                  OTHER MATTERS

Management of Tumbleweed knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, unless otherwise instructed, it is intended that the persons named in the proxy will vote shares according to their best judgment.

A list of stockholders entitled to be present and vote at the annual meeting will be available for inspection by stockholders at the Company's corporate office located at 2301 River Road, Louisville, Kentucky 40206 for at least ten days prior to the date of, and will be available at, the annual meeting.

The  Annual  Report  of the  Company  for 2002  (which  is not part of the proxy
soliciting   material)  is  being  mailed  with  this  proxy  statement  to  all stockholders of record as of the record date for the annual meeting.


                       WHERE YOU CAN FIND MORE INFORMATION

Tumbleweed files reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy, at the prescribed rates, this information at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Tumbleweed, who file electronically with the SEC. The address of that site is http://www.sec.gov.

Tumbleweed has filed with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 in respect of the transaction. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The
Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above or is available electronically at the SEC's website.


                              STOCKHOLDER PROPOSALS

If the transaction is not approved, Tumbleweed plans to hold its 2004 annual meeting of stockholders in May 2004. Any stockholder who wishes to present a proposal for inclusion in the proxy materials for Tumbleweed's 2004 annual meeting of stockholders must submit the proposal to Tumbleweed by no later than December 15, 2003. Stockholder proposals which do not appear in the proxy statement may be considered at the 2004 annual meeting of stockholders only if written notice of the proposal is received by Tumbleweed by not later than February 27, 2004, assuming Tumbleweed remains subject to the reporting requirements of the 1934 Act. Any stockholder proposals are subject to the requirements of the proxy rules adopted under the 1934 Act.

                              INDEPENDENT AUDITORS

The firm of Ernst & Young LLP served as Tumbleweed's independent auditors for 2002. Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and will have an opportunity to make a statement if they so desire.

Stockholders are not being asked to approve auditors for the year ending December 27, 2003. Assuming the transaction is completed prior to December 27, 2003, Tumbleweed will not obtain audited financial statements for the year ending December 27, 2003.


                       DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows Tumbleweed to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference herein.

This document incorporates by reference the documents listed below that Tumbleweed has filed previously with the SEC. They contain important information about Tumbleweed and its financial condition.

  o Tumbleweed's Annual Report on Form 10-K for the year ended December 29, 2002, as amended.

  o Tumbleweed's Quarterly Reports on Form 10-Q for the quarterly periods ended March 23, 2003, June 15, 2003, and September 7, 2003.

We will amend this proxy statement and our Schedule 13E-3 to include or incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document to the extent required to fulfill our disclosure obligations under the Exchange Act.

We will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request,  a copy  of any and all  information  that  has  been  incorporated  by reference, without exhibits unless such exhibits are also incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by writing to Glennon "Buddy" Mattingly, Chief Financial Officer, at the following address: Tumbleweed, Inc., 2301 River Road, Louisville, Kentucky 40206.

These documents are also included in our SEC filings, which you can access electronically at the SEC's website at http://www.sec.gov.

                           ---------------------------

We have not authorized anyone to give any information or make any representation about the transaction or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

                              By Order of the Board of Directors,

                              /s/: Terrance A. Smith

                              Terrance A. Smith
                              President, Chief Executive Officer and Director

                                                                     ANNEX A

                  PROPOSED FORM OF CERTIFICATE OF AMENDMENT TO
                          CERTIFICATE OF INCORPORATION
                          TO EFFECT REVERSE STOCK SPLIT

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                                TUMBLEWEED, INC.

     Tumbleweed, Inc., a Delaware corporation (the "Corporation"), does hereby certify that:

     FIRST:   This  Certificate  of  Amendment  amends  the  provisions  of  the
Corporation's Certificate of Incorporation (the "Certificate of Incorporation").

     SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall become effective at 11:58 p.m., eastern time, on November 24, 2003.

     THIRD: Article 4 of the Certificate of Incorporation is hereby amended by deleting Section 4.1 in its entirety and replacing it with the following:

         SECTION 4.1. Without regard to any other provision of this Certificate of Incorporation, each one (1) share of Common Stock (as defined below), either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one-five thousandth (1/5,000th) of a fully-paid and nonassessable share of Common Stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any holder of fewer than 5,000 shares of Common Stock immediately prior to the time this amendment becomes effective, and that instead of issuing such fractional shares, the Corporation shall make a cash payment equal to $1.10 cash, without interest, per share of Common Stock held by each holder of fewer than 5,000 shares of Common Stock immediately prior to the time this amendment becomes effective.

         The Corporation shall be authorized to issue 17,500,000 shares of capital stock of which 16,500,000 shares shall be shares of common stock, $.01 par value per share ("Common Stock"), and 1,000,000 shares shall be shares of preferred stock, $.01 par value per share ("Preferred Stock").

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this ____ day of ______________, ____.


                           By: _____________________________________
                               Name:
                               Title:

                  PROPOSED FORM OF CERTIFICATE OF AMENDMENT TO
                          CERTIFICATE OF INCORPORATION
                          TO EFFECT REVERSE STOCK SPLIT

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                                TUMBLEWEED, INC.

     Tumbleweed, Inc., a Delaware corporation (the "Corporation"), does hereby certify that:

     FIRST:   This  Certificate  of  Amendment  amends  the  provisions  of  the
Corporation's Certificate of Incorporation (the "Certificate of Incorporation").

     SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall become effective at 11:59 p.m., eastern time, on November 24, 2003.

     THIRD: Article 4 of the Certificate of Incorporation is hereby amended by deleting Section 4.1 in its entirety and replacing it with the following:

         SECTION 4.1. Without regard to any other provision of this Certificate of Incorporation, each one (1) share of Common Stock (as defined below), either issued and outstanding or held by the Corporation as treasury stock (and including each fractional share in excess of one
         (1) share, immediately prior to the time this amendment becomes effective shall be and are hereby automatically reclassified and changed (without any further act) into 5,000 fully-paid and nonassessable shares of Common Stock (or, with respect to such fractional shares and interests, such lesser number of shares and fractional shares or interests as may be applicable based upon such 5,000 to 1 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued.

         The Corporation shall be authorized to issue 17,500,000 shares of capital stock of which 16,500,000 shares shall be shares of common stock, $.01 par value per share ("Common Stock"), and 1,000,000 shares shall be shares of preferred stock, $.01 par value per share ("Preferred Stock").



     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this ____ day of ______________, ____.


                           By: _____________________________________
                               Name:
                               Title:

                                                                  ANNEX B



June 13, 2003


Special Committee of the Board of Directors
Tumbleweed, Inc.
2301 River Road, Suite 200
Louisville, KY 40206

Members of the Special Committee:

We understand that Tumbleweed, Inc. (the "Company") intends to effect a reverse (to be followed immediately by a forward) split of its common stock in conjunction with a going private transaction (the "Transaction"). More specifically, the Transaction calls for a 1 for 5,000 reverse stock split, with any shareholders owning fractional shares as a result of the reverse split to be paid $1.10 in cash (the "Transaction Consideration") for such fractional shares on a pre-split basis. In connection with the Transaction, we understand that the Company intends to file a certificate with the United States Securities and Exchange Commission (the "SEC") to terminate its public company reporting obligations under the Securities Exchange Act of 1934. The Company also intends to delist its common stock and terminate public market trading therein. The terms of the Transaction are more fully set forth in the draft proxy statement and related documents that will be filed with the SEC in connection with the Transaction.

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, of the Transaction Consideration to those shareholders receiving the Transaction Consideration, other than officers, directors and 10% shareholders (such officers, directors and 10% shareholders being referred to herein as the "Affiliated Shareholders"). Our opinion does not address, specifically or otherwise, the Company's underlying business decision to engage in or effect the Transaction.

FTN Financial Securities Corp ("FTN Financial Securities"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In consideration for rendering the opinion set forth in this letter, FTN Financial Securities will receive a fee and reimbursement of its expenses. No portion of our advisory fee is contingent upon consummation of the Transaction nor is it contingent upon any recommendation of the Special Committee. In addition, the Company has agreed to indemnify FTN Financial Securities for certain liabilities arising out of its engagement, including the rendering of this opinion. In the ordinary course of business, we may trade the equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

In connection with our opinion, we reviewed and considered, among other things:

(i)  the draft proxy statement and related documents outlining the Transaction;

(ii) certain publicly available information that we believe to be relevant to our analysis, including the Company's annual report on Form 10-K for the year ended December 29, 2002, as amended, the Company's quarterly report on Form 10-Q for the quarter ended March 23, 2003, and certain reports on material events filed on Form 8-K;

(iii)  certain  other   financial   information,   reports  and  other  internal
information that was provided to us by or on behalf of the Company;

(iv)   the strategic and financial objectives for the Transaction;

(v)    the historical trading price and volume of the Company's common stock;

(vi) the trading multiples of other public companies deemed comparable to the Company; and

(vii) a comparison of the premium or discount of the Transaction Consideration with the premium or discount to the market price of recent change of control transactions as well as certain other transactions deemed comparable to the Transaction.

In addition to the above, we held discussions with certain members of the management team of the Company concerning the historical and current operations of the Company as well as its financial condition and prospects. Furthermore, we conducted such other financial studies, analyses and investigations and reviewed such other information and factors as we deemed appropriate for purposes of this opinion.

In rendering this opinion, we have relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information reviewed by us that was publicly available or furnished to us by or on behalf of the Company, and have further relied upon the assurances of management and representatives of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. We have assumed with your consent that the financial information that we examined and relied upon for the purpose of our analysis were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company. We express no opinion with respect to such financial information or the assumptions on which they were based. We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor were we furnished with any such evaluations or appraisals. In addition, neither the Company nor its Special Committee of the Board of Directors has authorized us to solicit, nor have we solicited, any indications of interest from any third parties regarding a potential investment in or transaction involving the Company.

Our opinion is based upon economic, market and other conditions as they exist and can be evaluated on the date hereof and does not address the fairness of the Transaction Consideration as of any other date. Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction. The financial markets in general, and the markets for the securities of the Company in particular, are subject to volatility, and this opinion does not purport to address potential developments in the financial markets or the markets for the securities of the Company after the date hereof.

It is understood that this letter is for the benefit and use of the Special Committee of the Board of Directors of the Company in connection with its
consideration   of  the   Transaction.   This  opinion  does  not  constitute  a
recommendation as to any action the Board of Directors of the Company or any shareholder of the Company should take in connection with the Transaction or any aspect thereof. This opinion may not be reproduced, disseminated, quoted or referred to at any time without our prior written consent.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Transaction Consideration is fair, from a financial point of view, to those shareholders receiving the Transaction Consideration, other than the Affiliated Shareholders.

                                      Very truly yours,

                                      /S/ FTN Financial Securities Corp

                                      FTN Financial Securities Corp

                                                                   ANNEX C

            PROJECTED STATEMENT OF INCOME AND CONDENSED NET CASH FLOW
                                   (Unaudited)

The projections and the assumptions supporting the projections are based on future events and circumstances that may or may not arise and are referred to as forward-looking information. Such forward-looking information is based on assumptions of the company's historical operations and changes in operating costs, capital spending, financial sources and the effects of competition, customer satisfaction, and inflationary and general economic conditions. Such forward-looking information is subject to changes and variations which are not reasonably predictable and which could significantly affect future results. Accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company due to various factors. These factors include changes in economic conditions, both nationally and in our primary market area, development and construction activities, if any, acceptance of the Tumbleweed concept, increased competition in the restaurant industry, weather conditions, the quality of the company's restaurant operations, the adequacy of operating and management controls, dependence on discretionary consumer spending, dependence on existing management, inflation and general economic conditions, and changes in federal or state laws or regulations. There will usually be differences between projected and actual results because events and circumstances frequently do not occur as expected and those differences may be material. The projections were prepared by management and reviewed by the special committee and the board for purposes of their consideration of the transaction.

Tumbleweed, Inc.
Consolidated Statement of Income (Unaudited)
Projection for 2003-2007

                                2003                 2004                 2005                 2006                 2007
                               Total       %        Total       %        Total       %        Total        %       Total        %
 Revenues
   Store sales                $56,721,688  93.7%  $62,393,122   94.0%  $68,736,984   93.9%  $75,103,724   93.6%  $81,493,799   93.3%
   Commissary Sales             2,172,838   3.6%    2,124,528    3.2%    2,340,540    3.2%    2,557,332    3.2%    2,774,918    3.2%
   Franchise fees and royalties 1,353,483   2.2%    1,518,483    2.3%    1,818,483    2.5%    2,218,483    2.8%    2,718,483    3.1%
   Other                          315,817   0.5%      311,397    0.5%      335,263    0.5%      359,212    0.4%      383,246    0.4%
                           --------------        ------------         ------------         ------------         ------------

       Total revenues          60,563,826 100.0%   66,347,530  100.0%   73,231,270  100.0%   80,238,751  100.0%   87,370,446  100.0%

 Cost of sales                 16,474,283  29.0%   18,100,443   29.0%   19,978,583   29.1%   21,863,405   29.1%   23,755,037   29.1%
 Commissary Cost of Sales       1,933,668  89.0%    1,900,055   89.4%    2,102,783   89.8%    2,306,242   90.2%    2,510,447   90.5%
                           --------------        ------------         ------------         ------------         ------------

 Gross profit                  42,155,875  69.6%   46,347,032   69.9%   51,149,904   69.8%   56,069,104   69.9%   61,104,962   69.9%

 Operating expenses            30,930,499  54.5%   34,049,582   54.6%   37,364,783   54.4%   40,587,885   54.0%   43,726,327   53.7%
 Selling, general and admin     6,161,013  10.2%    6,760,324   10.2%    7,207,803    9.8%    7,792,662    9.7%    8,271,750    9.5%
    expense
 Preopening Costs                 157,000   0.3%      320,000    0.5%      320,000    0.4%      329,600    0.4%      339,488    0.4%
 Depreciation and amortization  2,020,368   3.3%    2,153,368    3.2%    2,305,368    3.1%    2,457,368    3.1%    2,609,368    3.0%
                           --------------        ------------         ------------         ------------         ------------


 Income from operations         2,886,995   4.8%    3,063,758    4.6%    3,951,950    5.4%    4,901,589    6.1%    6,158,029    7.0%
                           --------------        ------------         ------------         ------------         ------------

 Other income (expense)
   Interest income                 25,000   0.0%       15,000    0.0%       15,000    0.0%       15,000    0.0%       15,000    0.0%
   Interest expense            (1,386,870) -2.3%   (1,561,594)  -2.4%   (1,747,726)  -2.4%   (1,918,548)  -2.4%   (2,072,602)  -2.4%
                           --------------        ------------         ------------         ------------         ------------

   Total other income
    (expense)                  (1,361,870) -2.2%   (1,546,594)  -2.3%   (1,732,726)  -2.4%   (1,903,548)  -2.4%   (2,057,602)  -2.4%
                           --------------        ------------         ------------         ------------         ------------

Pre-tax Profit                  1,525,125   2.5%    1,517,164    2.3%    2,219,224    3.0%    2,998,041    3.7%    4,100,427    4.7%

    Income taxes                  671,055   1.1%      667,552    1.0%      976,459    1.3%    1,319,138    1.6%    1,804,188    2.1%
                           --------------        ------------         ------------         ------------         ------------

Net Income                       $854,070   1.4%     $849,612    1.3%   $1,242,765    1.7%   $1,678,903    2.1%   $2,296,239    2.6%
                           ==============        ============         ============         ============         ============

EBITDA                         $4,907,363          $5,217,126           $6,257,318           $7,358,957           $8,767,397
                           ==============        ============         ============         ============         ============



Tumbleweed Inc.
Condensed net cash flow statement (Unaudited)
Projection 2003-2007

                                                    2003         2004         2005         2006         2007
Description                                        Total        Total        Total        Total        Total
-----------                                        -----        -----        -----        -----        -----
Pre-tax profit                                    $1,525,125   $1,517,164   $2,219,224   $2,998,041   $4,100,427

Add back
  Depreciation and amortization                    2,020,368    2,153,368    2,305,368    2,457,368    2,609,368
Cashflow from operations                           3,545,493    3,670,532    4,524,592    5,455,409    6,709,795
Financing proceeds                                18,000,000            0            0            0            0
Proceeds for New store construction                        0    3,150,000    3,150,000    3,150,000    3,150,000
Proceeds from sales of closed properties             682,000            0            0            0            0
Proceeds from sale of international                        0    1,500,000            0            0            0
Subtract
  Fixed assets/Capital additions (1.5% of sales)     850,825      935,897    1,031,055    1,126,556    1,222,407
  Principal debt payments                            863,128    1,016,536    1,202,635    1,404,045    1,622,072
  Income taxes (44% rate)                            671,055      667,552      976,459    1,319,138    1,804,188
  Payoff existing debt                            14,600,000            0            0            0            0
  Closing Costs                                      600,000            0            0            0            0
  Remodel Program                                    900,000      800,000            0            0            0
  New store development                            2,100,000    4,200,000    4,200,000    4,200,000    4,200,000
                                                ------------ ------------ ------------ ------------ ------------
Net Cash Flow                                     $1,642,485     $700,547     $264,443     $555,670   $1,011,128
                                                ============ ============ ============ ============ ============

Accumulative Cash Flow                            $1,642,485   $2,343,032   $2,607,474   $3,163,144   $4,174,272
                                                ============ ============ ============ ============ ============



Development Schedule
   Owned properties                                        1            2            2            2            2
   Leased properties                                       0            0            0            0            0
                                                ------------ ------------ ------------ ------------ ------------
   Total Number of new stores                              1            2            2            2            2
                                                ============ ============ ============ ============ ============

Cost of owned Building                            $2,100,000   $4,200,000   $4,200,000   $4,200,000   $4,200,000
Cost of Leased building (Equipment etc..)                  0            0            0            0            0
Building improvements 1.5% of sales                  850,825      935,897    1,031,055    1,126,556    1,222,407
                                                ------------ ------------ ------------ ------------ ------------
Total capital additions per year                  $2,950,825   $5,135,897   $5,231,055   $5,326,556   $5,422,407
                                                ============ ============ ============ ============ ============



                                TUMBLEWEED, INC.
                              Louisville, Kentucky

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned, revoking all prior proxies, hereby appoints Terrance A. Smith and Glennon F. Mattingly, as attorneys-in-fact and proxies, and each of them with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Tumbleweed, Inc. held of record by the undersigned on September 25, 2003 at the Annual Meeting of Stockholders to be held at the Ramada Inn, 1041 Zorn Avenue,
Louisville, Kentucky at 10:00 a.m. on November 21, 2003, or any adjournment thereof, on each of the following matters:

     1. To approve amendments to the certificate of incorporation of Tumbleweed, Inc. to authorize a 1- for-5,000 reverse split followed immediately by a forward 5,000-for-1 stock split of Tumbleweed's common stock, as described in the proxy statement of Tumbleweed dated October 31, 2003.

      FOR  o               AGAINST  o                     ABSTAIN  o
                                                          (has the same effect
                                                          as a vote Against)

     2.  To elect two Class I directors for a term of three years:

                  David M. Roth
                  David G. Lloyd

            FOR BOTH NOMINEES  o          WITHHOLD AUTHORITY  o
                                          (to  withhold  authority  for any
                                          individual nominee, mark the "FOR" box
                                          above, but line through the nominee's
                                          name in the list of nominees above the
                                          boxes)

     3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL NUMBERS 1 AND 2. ALL JOINT OWNERS MUST SIGN. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

     Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                              Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

                              Dated: _____________________, 2003


                              -----------------------------------------
                              Number of Shares


                              -----------------------------------------
                              Signature


                              -----------------------------------------
                              Signature (if jointly owned)

                   PLEASE MARK, SIGN, DATE & RETURN THIS PROXY
                          PROMPTLY IN ENCLOSED ENVELOPE